   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 2000.

                                                            REGISTRATION NO.   -
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                 ANCHOR GAMING
             (Exact name of registrant as specified in its charter)

           NEVADA                          7993                        88-0304253
(State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
     of incorporation or        Classification Code Number)        Identification No.)
        organization)

                            ------------------------

                            815 PILOT ROAD, SUITE G
                            LAS VEGAS, NEVADA 89119
                                 (702) 896-7568
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                            ------------------------

                            T.J. MATTHEWS, CHAIRMAN
                                 ANCHOR GAMING
                            815 PILOT ROAD, SUITE G
                            LAS VEGAS, NEVADA 89119
                                 (702) 896-7568
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                WITH A COPY TO:

                               GLEN J. HETTINGER
                             HUGHES & LUCE, L.L.P.
                          1717 MAIN STREET, SUITE 2800
                              DALLAS, TEXAS 75201
                                 (214) 939-5500
                            ------------------------

                  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

1. If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. / /

2. If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

3. If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        TABLE OF ADDITIONAL REGISTRANTS

    Each of the following subsidiaries of Anchor Gaming, and each other subsidiary that is or becomes a guarantor of the securities registered hereby, is hereby deemed to be a registrant.

                                                                     PRIMARY STANDARD
                                                    STATE OF            INDUSTRIAL         I.R.S. EMPLOYER
                                                  INCORPORATION       CLASSIFICATION       IDENTIFICATION
                    NAME                          OR FORMATION            NUMBER               NUMBER
Anchor Coin..................................        Nevada                7993              88-0239706
Anchor Native American Gaming Corporation....        Nevada                7993              88-0438613
Anchor Pala Development LLC..................       Delaware               7993              88-0438612
Anchor Pala Management LLC...................       Delaware               7993              88-0438615
Automated Wagering International, Inc........       Delaware               7999              13-3666192
C.G. Investments, Inc........................        Nevada                7993              88-0272080
DD Stud, Inc.................................        Nevada                7993              88-0265702
Dynatote of Pennsylvania, Inc................     Pennsylvania             7999              52-1170589
Green Mountain Entertainment, Inc............        Nevada               dormant            88-0329095
Nuevo Sol Turf Club, Inc.....................      New Mexico              7948              85-0349163
Powerhouse Technologies, Inc.................       Delaware               7993              81-0470853
Raven's D&R Music Systems, Inc...............        Montana               7993              81-0454914
United Tote Company..........................        Montana               7999              81-0365105
United Wagering Systems, Inc.................       Delaware               7999              81-0473080
VLC, Inc.....................................        Montana               3999              81-0434694
VLC of Nevada, Inc...........................        Nevada                3999              88-0323640

                        CALCULATION OF REGISTRATION FEE

                                                                                 PROPOSED MAXIMUM         AMOUNT OF
                                         AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING      REGISTRATION
TITLE OF SECURITIES BEING REGISTERED      REGISTERED           PER UNIT(1)           PRICE(1)              FEE(2)
9 7/8% Senior Subordinated Exchange
  Notes..........................        $250,000,000             100%             $250,000,000            $66,000

1. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the General Rules and Regulations under the Securities Act of 1933.

2. Calculated pursuant to Rule 457(f)(2) based on the book value on November 10, 2000 of the exchange notes to be issued by the Registrant in the exchange described herein.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), determines.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2000

PROSPECTUS

                                 ANCHOR GAMING

[LOGO]
                               OFFER TO EXCHANGE
                         ALL OUTSTANDING 9 7/8% SENIOR
                          SUBORDINATED NOTES DUE 2008
                         FOR 9 7/8% SENIOR SUBORDINATED
                            EXCHANGE NOTES DUE 2008

                               ------------------

                                 GUARANTEED BY:

                                  ANCHOR COIN
                   ANCHOR NATIVE AMERICAN GAMING CORPORATION
                          ANCHOR PALA DEVELOPMENT LLC
                           ANCHOR PALA MANAGEMENT LLC
                     AUTOMATED WAGERING INTERNATIONAL, INC.
                             C.G. INVESTMENTS, INC.
                                 DD STUD, INC.
                         DYNATOTE OF PENNSYLVANIA, INC.
                       GREEN MOUNTAIN ENTERTAINMENT, INC.
                           NUEVO SOL TURF CLUB, INC.
                         POWERHOUSE TECHNOLOGIES, INC.
                        RAVEN'S D&R MUSIC SYSTEMS, INC.
                              UNITED TOTE COMPANY
                         UNITED WAGERING SYSTEMS, INC.
                                   VLC, INC.
                              VLC OF NEVADA, INC.

                               ------------------

    We are offering to exchange all validly tendered and not validly withdrawn 9 7/8% Senior Subordinated Notes due 2008 (old notes) for an equal amount of 9 7/8% Senior Subordinated Exchange Notes due 2008 (exchange notes) registered under the Securities Act of 1933, as amended.

    The terms of the exchange notes we will issue in exchange for the old notes are substantially identical to those of the old notes, except that some of the transfer restrictions and registration rights relating to the old notes will not apply to the exchange notes.

    The exchange offer will expire at 5:00 p.m., New York City time, on   -  ,
2000, unless extended.

    You may withdraw old notes tendered for exchange at any time prior to the expiration of the exchange offer.

    We will not receive any proceeds from the exchange offer.

    Before participating in the exchange offer, please refer to the section "Risk Factors" beginning on page 15 for a discussion of some of the factors that you should consider.

    Neither the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Mississippi Gaming Commission, nor any other gaming regulatory authority has passed upon the adequacy or accuracy of this prospectus or the investment merits of the exchange notes. Any representation to the contrary is unlawful.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is   -  , 2000.

    You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with any information or represent anything not contained in this prospectus, and if given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to sell these notes in any jurisdiction where an offer or sale is not permitted.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Forward-Looking Statements..................................      3

Prospectus Summary..........................................      4

Risk Factors................................................     15

The Exchange Offer..........................................     24

Use of Proceeds.............................................     32

Capitalization..............................................     33

Unaudited Pro Forma Condensed Consolidated Financial
  Statements................................................     34

Selected Historical Consolidated Financial Data.............     39

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     41

Business....................................................     52

Government Regulation.......................................     63

Management..................................................     73

Principal Stockholders......................................     76

Certain Relationships and Related Transactions..............     78

Description of Certain Indebtedness.........................     79

Description of the Exchange Notes...........................     81

Certain Federal Tax Considerations..........................    126

Plan of Distribution........................................    129

Legal Matters...............................................    129

Experts.....................................................    129

Available Information and Incorporation by Reference........    130

Index to Consolidated Financial Statements..................    F-1

Independent Auditors' Report................................    F-2

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws, including any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operation; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect" or "anticipate" and other similar words. Such forward-looking statements may be contained in the sections "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," among other places.

    Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this prospectus. We do not intend, and undertake no obligation, to update any forward-looking statement. Presently-known risk factors include, but are not limited to, the following factors:

    - We have a significant amount of debt, which could restrict our future operating and strategic flexibility and expose us to the risks of financial leverage.

    - Our ability to meet our debt service obligations on the exchange notes and our other debt will depend on our future performance, which will be subject to many factors that are beyond our control.

    - The popularity of our games may decline relative to the popularity of our competitors' games, and we may be unable to develop new games that achieve commercial success.

    - Revenues of our casinos in Colorado could be negatively affected by the presence of several new large competitors in the Colorado market.

    - We derive a large portion of our revenues and profits from the Anchor-IGT joint venture. Because our revenues and profits from the Anchor-IGT joint venture are integral to the continued success of our business, it is important that we maintain a strong relationship with IGT.

    We urge you to review carefully the section "Risk Factors" in this prospectus for a more complete discussion of the risks of participating in the exchange offer.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. UNLESS THE CONTEXT INDICATES OTHERWISE, ALL REFERENCES TO "ANCHOR," "WE," "OUR," "OURS" AND "US" REFER TO ANCHOR GAMING AND ITS CONSOLIDATED SUBSIDIARIES.

                                  THE COMPANY

    OVERVIEW. We are a diversified, global gaming company. We operate principally in three business segments: gaming machines, gaming operations and gaming systems. We have equipment and systems operating in the United States, Canada, Asia, Australia, Europe, South America, South Africa and the West Indies.

GAMING MACHINES

    OVERVIEW. Our gaming machines segment focuses on the development and distribution of proprietary games. We develop or acquire the rights to proprietary gaming machines and place them with casino customers free of any initial charge, allowing the casino to avoid up-front purchase costs, through a variety of arrangements that provide us with recurring revenue streams. We design our proprietary games to increase the level of play by providing more entertainment than competing machines. We believe our games earn a higher win per machine than the typical casino house average, while at the same time generating a recurring cash flow stream for us through our revenue-sharing arrangements with our casino customers.

    - PROPRIETARY GAMES. We have an installed machine base of approximately 17,100 units within our established customer base of over 300 casinos, which represents most casinos in most domestic gaming jurisdictions.

    - GAME DEVELOPMENT. Through the approximately 100 employees we have dedicated to game development, we are continually engaged in the development of new proprietary games and the improvement of existing proprietary games.

    - INTELLECTUAL PROPERTY. We have secured important exclusive intellectual property rights in our games. These include patents for bonusing features related to our market-leading "game within a game" concept, introduced in our Wheel of Gold-TM- game in 1995, which incorporates into a slot machine the opportunity to activate a three-dimensional wheel with significant additional potential winnings, thus providing a secondary game event and additional excitement to casino patrons.

    In September 1996, we entered into a strategic alliance in the form of a joint venture with International Game Technology, the largest manufacturer of computerized casino gaming products in the world. Through the Anchor-IGT joint venture, we primarily develop and install wide area progressive, or WAP, gaming machines based on both our existing proprietary games and new game designs. The first WAP machine, the spinning reel version of Wheel of Fortune-TM-, incorporated our "game within a game" concept and was introduced by the Anchor-IGT joint venture in December 1996. The machine's mass-market appeal and success with customers led to the introduction of video Wheel of Fortune-TM- in September 1999, and together they are two of the top games in the industry. The Anchor-IGT joint venture agreement extends through December 15, 2015.

    STRATEGY. Our strategy for the gaming machines segment is to capitalize on recurring revenue opportunities and increase our installed base of machines. We will continue to effect this strategy through new product development, continued rollout of popular existing games and software conversion upgrades for existing games.

    - NEW PRODUCTS. With committed orders of approximately 1,200 units, the Anchor-IGT joint venture introduced its newest game, I Dream of Jeannie-TM-, to the market in October 2000.

    - CONTINUED ROLLOUT OF EXISTING GAMES. We have placed over 4,600 units of our video Wheel of Fortune-TM- game in casinos since its introduction, and we have a current production backlog of over 1,000 units.

    - CONVERSION GAMES. We developed the conversion kit concept for modifying existing gaming machines, which includes both software and hardware upgrades, with the introduction of our Double Down Stud-TM- game and, through the Anchor-IGT joint venture, expect to upgrade a substantial number of the more than 200,000 spinning reel machines installed in North America into multi-line, multi-coin games.

    In addition to these efforts, we seek to capitalize on our established distribution infrastructure, base of existing casino customers and licenses in most domestic gaming jurisdictions to further expand and develop the market for proprietary games distributed under revenue-sharing arrangements. Through our VLC Casino business unit, we also sell gaming machines directly to casinos.

GAMING OPERATIONS

    OVERVIEW. Our gaming operations segment consists of two casinos in Colorado, route operations in Nevada and Montana and our development and management agreements for a casino in California with the Pala Band of Mission Indians.

    - COLORADO CASINOS. We operate the Colorado Central Station Casino in Black Hawk, Colorado and the Colorado Grande Casino in Cripple Creek, Colorado. We believe that the Colorado Central Station Casino is a market leader and experiences a higher daily win per machine than its significant competitors.

    - ROUTE OPERATIONS. We are one of the largest route operators in the State of Nevada with 885 machines in 66 locations. We believe that our Nevada route operation experiences a higher daily win per machine than any of our significant route competitors. In Montana, we operate 1,250 video gaming machines and 750 amusement machines.

    - CALIFORNIA NATIVE AMERICAN AGREEMENTS. We have a 50% interest in development and management agreements with the Pala Band of Mission Indians for the design, construction, financing, operation and management of PALA, a casino and entertainment facility in northern San Diego County, California. Construction on the facility began in June 2000, and we expect it to open in the early spring of 2001. We will earn a management fee for operating PALA's gaming operations over a seven-year period.

    STRATEGY. Our strategy for the gaming operations segment is to focus on operating businesses within niche markets that have an emphasis on the operation of gaming machines. We believe that our expertise in the development and distribution of proprietary gaming machines provides us with a unique understanding of player preferences and tendencies that is particularly useful in the operation of our casinos and routes.

GAMING SYSTEMS

    OVERVIEW. Our gaming systems segment consists of on-line lottery systems and operations, video lottery central systems and terminals and pari-mutuel wagering systems and products.

    - ON-LINE LOTTERY. We develop, manufacture, sell, install and operate or license computer-based on-line lottery systems through our Automated Wagering International, Inc., or AWI, subsidiary. We operate the second largest on-line lottery business in the United States, with lottery systems in 8 of 38 domestic jurisdictions: Delaware, Florida, Indiana, Maryland, Minnesota, Pennsylvania,

      South Dakota and West Virginia. We have international lottery customers in Canada, Chile, China, Norway, Switzerland, Vietnam and the West Indies.

    - VIDEO LOTTERY. Through our VLC Government business unit, we are a leader in developing, manufacturing and marketing video lottery central systems and terminals primarily to government customers who seek to enhance revenues for states and other lottery jurisdictions. We have designed and installed our Advanced Gaming System software for video lottery central control systems in Delaware, New Mexico, South Dakota, Australia, Canada and Iceland.

    - PARI-MUTUEL. We develop, manufacture, sell, install and operate or license computerized pari-mutuel wagering systems and products, through our United Tote subsidiary, to over 120 horse and greyhound racetracks, off-track betting facilities and jai alai frontons in North America, South America, the Philippines, Spain and the West Indies. Our pari-mutuel gaming business is the second largest in the United States.

    STRATEGY. Our strategy for the gaming systems segment is to selectively pursue new opportunities for our on-line lottery, video lottery and pari-mutuel businesses domestically and internationally. We believe that we have won our existing contracts on the merits of technology and execution, and that potentially significant international opportunities exist in each of our gaming systems businesses.

                          ADDRESS AND TELEPHONE NUMBER

    Our principal executive offices are located at 815 Pilot Road, Suite G, Las Vegas, Nevada 89119, and our telephone number is (702) 896-7568.

                              RECENT DEVELOPMENTS

STOCK PURCHASE AND RACETRACK ASSET SALE TRANSACTIONS WITH MEMBERS OF THE FULTON
  FAMILY, AND RELATED FINANCING TRANSACTIONS

    On October 17, 2000, we completed the acquisition of approximately
4.6 million shares of our common stock from our then Chairman, Stanley Fulton, and members of his family and their affiliates, for a purchase price of $66.612 per share. Effective upon completion of this stock purchase transaction, Stanley Fulton, his son, Michael Fulton, and his daughter, Elizabeth Jones resigned from their positions on our board of directors. After the closing of this stock purchase transaction, the Fulton family members and their affiliates retained ownership of approximately 539,600 shares. The purchase consideration for the shares comprised $240.2 million in cash and $66.0 million aggregate principal amount of promissory notes that Stanley Fulton received for a portion of his shares.

    In conjunction with the stock purchase transaction with the Fulton family, we entered into an agreement with Stanley Fulton to sell him substantially all of the assets relating to our Sunland Park Racetrack & Casino, located in New Mexico, and our 25% interest in a Massachusetts horse racing facility. Stanley Fulton has agreed to pay $66.0 million for these assets by canceling our obligations under the promissory notes. We expect to complete the sale of these racetrack assets to Mr. Fulton by the end of March 2001, subject to regulatory approvals and the satisfaction of other conditions. After the sale of these assets, we will retain the right to manage gaming operations at the Massachusetts racetrack if casino gaming is legalized in Massachusetts.

    In order to complete the stock purchase transaction, we obtained an amendment to our existing senior credit facility. We financed the stock purchase transaction through the net proceeds from the offering of the old notes and borrowings under our senior credit facility.

STOCK SPLIT

    On September 25, 2000, we announced that our board of directors had authorized a 2-for-1 stock split. As a result of the stock split, stockholders of record as of October 31, 2000 will receive one additional share of our common stock for every share then owned. The new shares will be issued on November 15, 2000. As of October 31, 2000, we had approximately 7.1 million shares outstanding, exclusive of treasury shares and without giving effect to the stock split described herein. Information provided in this prospectus has not been adjusted to reflect the stock split.

FISCAL 2001 FIRST QUARTER RESULTS

    On October 25, 2000, we reported operating results for the quarter ended September 30, 2000. For the first quarter of the fiscal year, revenues increased 9% to $138.8 million, net income increased 17% to $18.5 million and diluted earnings per share increased 20% to $1.56 per share, compared to the quarter ended September 30, 1999.

POWERHOUSE ACQUISITION

    On June 29, 1999, we completed the acquisition of 100% of the outstanding common stock of Powerhouse Technologies, Inc. for approximately $220 million plus Powerhouse net debt of $68 million pursuant to a merger agreement. Our gaming systems segment consists primarily of assets acquired in the Powerhouse acquisition. The Powerhouse acquisition was funded through a combination of cash and borrowings under our senior credit facility. The closing of the Powerhouse acquisition occurred virtually concurrently with the end of our fiscal year ended June 30, 1999 and, as a result, our financial statements for the years ended June 30, 1999 and earlier do not include any results of operations for Powerhouse with the exception of the acquired in-process research and development charge recorded for the year ended June 30, 1999.

                         SUMMARY OF THE EXCHANGE OFFER

    The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the section "The Exchange Offer." The term "old notes" refers to the outstanding 9 7/8% Senior Subordinated Notes due 2008, and the term "exchange notes" refers to the 9 7/8% Senior Subordinated Exchange Notes due 2008. The term "indenture" refers to the indenture that governs both the old notes and the exchange notes.

The Exchange Offer................  We are offering to exchange $1,000 principal amount of our exchange notes, which have been registered under the Securities Act of 1933, for each $1,000 principal amount of our unregistered old notes. We issued the old notes on October 17, 2000 in a private offering.

                                    In order to exchange your old notes, you must properly tender them before the expiration of the exchange offer. All old notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes on or promptly after the expiration of the exchange offer.

                                    You may tender your old notes for exchange in whole or in part in integral multiples of $1,000 principal amount.

Registration Rights Agreement.....  We sold the old notes on October 17, 2000 to a group of initial purchasers, which included Banc of America Securities LLC, Lehman
                                    Brothers Inc., Wasserstein Perella Securities, Inc., Bear, Stearns
                                    & Co., Inc., CIBC World Markets Corp., Deutsche Bank Securities
                                    Inc., Scotia Capital Markets (USA) Inc. and Wells Fargo Brokerage
                                    Services, LLC. Simultaneously with that sale, we signed a
                                    registration rights agreement relating to the old notes with these initial purchasers, which requires us to conduct this exchange offer.

                                    You have the right under the registration rights agreement to exchange your old notes for exchange notes with substantially identical terms. This exchange offer is intended to satisfy those rights. After this exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

                                    For a description of the procedures for tendering old notes, see the section "The Exchange Offer" under the heading "Procedures for
                                    Tendering Old Notes."

Consequences of Failure to
  Exchange Your Old Notes.........  If you do not exchange your old notes for exchange notes in the exchange offer, you will still have the restrictions on transfer provided in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered or exempt from registration under the Securities Act of 1933, or in a transaction not subject to the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities
                                    Act.

Expiration Date...................  The exchange offer will expire at 5:00 p.m., New York City time, on
                                      -  , 2000, unless we extend it. If we do extend the exchange offer, the expiration date will be the latest date and time to which we extend the exchange offer. See the section "The Exchange
                                    Offer" under the heading "Expiration Date; Extensions; Amendments."

Conditions to the Exchange
  Offer...........................  The exchange offer is subject to conditions that we may waive at our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange.
                                    See the section "The Exchange Offer" under the heading "Conditions to the Exchange Offer."

                                    We reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

                                        - to delay the acceptance of the old notes;

                                        - to terminate the exchange offer if specified conditions have not been satisfied;

                                        - to extend the expiration date of the exchange offer and
                                          retain all tendered old notes subject, however, to the right of tendering holders to withdraw their tender of old notes;
                                          and

                                        - to waive any condition or otherwise amend the terms of the exchange offer in any respect.

                                    See the section "The Exchange Offer" under the heading "Expiration
                                    Date; Extensions; Amendments."

Procedures for Tendering Old
  Notes...........................  If you wish to tender your old notes for exchange, you must:

                                        - complete a sign a letter of transmittal according to the instructions contained in the letter of transmittal; and

                                        - forward the letter of transmittal by mail, facsimile
                                          transmission or hand delivery, together with any other
                                          required documents, to the exchange agent, either with the old notes to be tendered or in compliance with the specified procedures for guaranteed delivery of such old notes.

                                    Specified brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

                                    Please do not send your letter of transmittal or certificates representing your old notes to us. Those documents should only be sent to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent.
                                    See the section "The Exchange Offer" under the heading "Exchange
                                    Agent."

Special Procedures for Beneficial
  Owners..........................  If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact such person promptly if you wish to tender your old notes.
                                    See the section "The Exchange Offer" under the heading "Procedures for Tendering Old Notes."

Withdrawal Rights.................  You may withdraw the tender of your old notes at any time before the expiration date. To do this, you should deliver a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described in the section "The Exchange Offer"
                                    under the heading "Withdrawal Rights."

Resales of Exchange Notes.........  We believe that you will be able to offer for resale, resell or otherwise transfer the exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

                                        - you are acquiring the exchange notes in the ordinary course of your business;

                                        - you are not participating, and have no arrangement or
                                          understanding with any person to participate, in the
                                          distribution of the exchange notes; and

                                        - you are not an affiliate of Anchor Gaming.

                                    Our belief is based on interpretations by the staff of the
                                    Securities and Exchange Commission, as shown in no-action letters issued to third parties unrelated to us. The staff of the
                                    Securities and Exchange Commission has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the Securities and Exchange Commission would make a similar determination with respect to this exchange offer.
                                    If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the
                                    Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability. Each broker-
                                    dealer that receives exchange notes for its own account in exchange for old notes that such broker-dealer acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the
                                    Securities Act in connection with any resale of such exchange notes. A broker-dealer may use this prospectus for an offer to sell, resale or other transfer of exchange notes. See the section
                                    "Plan of Distribution."

Exchange Agent....................  The exchange agent for the exchange offer is U.S. Trust Company,
                                    National Association. The address, telephone number and facsimile number of the exchange agent are provided in the section "The
                                    Exchange Offer" under the heading "Exchange Agent," as well as in the letter of transmittal.

Use of Proceeds...................  We will not receive any cash proceeds from the issuance of the exchange notes. See the section "Use of Proceeds."

Certain Federal Income Tax
  Consequences....................  Your acceptance of an exchange offer and the related exchange of your old notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. You should not recognize any taxable gain or loss or any interest income as a result of the exchange.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

    The following is a summary of the principal terms of the exchange notes. A more detailed description is contained in the section "Description of the Exchange Notes."

Issuer............................  Anchor Gaming, a Nevada corporation.

Securities........................  $250.0 million in principal amount of 9 7/8% senior subordinated exchange notes due 2008.

Maturity..........................  October 15, 2008.

Interest..........................  Annual rate: 9 7/8%.
                                    Payment frequency: every six months on April 15 and October 15.
                                    First payment: April 15, 2001.

Sinking Fund......................  None.

Guarantees........................  All of our wholly-owned subsidiaries with domestic operations will be guarantors of the exchange notes on a senior subordinated basis.

Ranking...........................  The exchange notes and the guarantees will be general unsecured senior subordinated obligations of Anchor Gaming and each
                                    guarantor, respectively, and will rank junior to all existing and future senior debt and equal to or senior to all other existing or future debt of Anchor Gaming and each guarantor, respectively.

                                    Assuming we had consummated the stock purchase and racetrack asset sale transactions and related financing transactions on June 30,
                                    2000, and applied the net proceeds as intended, the exchange notes and guarantees would have been subordinated to $228.1 million of senior debt.

Optional Redemption...............  On or after October 15, 2004, we may redeem some or all of the exchange notes at any time at the redemption prices described in the section "Description of the Exchange Notes" under the heading
                                    "Optional Redemption."

                                    Prior to October 15, 2003, we may redeem up to 35% of the exchange notes with the net cash proceeds from specified equity offerings at the redemption price listed in the section "Description of the
                                    Exchange Notes" under the heading "Optional Redemption." We may, however, only make such redemptions if at least $150 million of the aggregate principal amount of exchange notes remains outstanding after such redemptions.

Regulatory Redemption.............  The exchange notes are subject to redemption requirements imposed by gaming laws and regulations of the state of Nevada and other jurisdictions as more fully described in the section "Description of the Exchange Notes" under the heading "Mandatory Disposition
                                    Pursuant to Gaming Laws."

Mandatory Offer To Repurchase.....  If we experience specific kinds of changes in control, we must offer to purchase the exchange notes and, under some circumstances, if we sell assets, we must offer to repurchase some of the exchange notes, in both cases at the prices listed in the section
                                    "Description of the Exchange Notes" under the heading "Repurchase at the Option of Holders."

Certain Covenants.................  The indenture governing the exchange notes restricts our ability and the ability of our restricted subsidiaries to:

                                        - borrow money;

                                        - pay dividends or redeem or repurchase our stock;

                                        - make investments;

                                        - create liens;

                                        - engage in transactions with affiliates; and

                                        - sell assets or merge with companies.

                                    See the section "Description of the Exchange Notes" under the heading "Certain Covenants."

    YOU SHOULD REFER TO THE SECTION "RISK FACTORS" FOR AN EXPLANATION OF SOME RISKS THAT YOU SHOULD CONSIDER BEFORE EXCHANGING ANY OLD NOTES FOR EXCHANGE NOTES.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    The summary historical consolidated financial data presented below as of June 30, 1999 and 2000 and for the three years in the period ended June 30, 2000 have been derived from our audited consolidated financial statements contained elsewhere in this prospectus. The summary historical consolidated financial data presented below as of June 30, 1998 have been derived from our audited consolidated financial statements not contained in this prospectus. The closing of the Powerhouse acquisition occurred virtually concurrently with the end of our fiscal year ended June 30, 1999 and, as a result, our financial statements for the years ended June 30, 1999 and earlier do not include any Powerhouse results of operations in the accompanying table with the exception of the acquired in-process research and development charge recorded for the year ended June 30, 1999.

    The accompanying summary pro forma financial data as of and for the year ended June 30, 2000 give effect to the stock purchase and racetrack asset sale transactions and the related financing transactions as described in this section under the heading "Recent Developments." The accompanying summary pro forma financial data for the year ended June 30, 1999 give effect to such transactions and the Powerhouse acquisition as described in this section under the heading "Recent Developments," and exclude non-recurring charges for acquired in-process research and development and the cumulative effect of a change in accounting principle. The pro forma balance sheet data as of June 30, 2000 are presented on the assumption that the stock purchase and racetrack asset sale transactions and the related financing transactions occurred on June 30, 2000. The pro forma income statement data for the year ended June 30, 2000 are presented on the assumption that the stock purchase and racetrack asset sale transactions and the related financing transactions occurred on July 1, 1999. The pro forma income statement data for the year ended June 30, 1999 are presented on the assumption that the stock purchase and racetrack asset sale transactions, the related financing transactions and the Powerhouse acquisition occurred on July 1, 1998.

                                                                           FISCAL YEAR ENDED JUNE 30,
                                                              ----------------------------------------------------
                                                                          ACTUAL                    PRO FORMA
                                                              ------------------------------   -------------------
                                                                1998       1999       2000       1999       2000
                                                              --------   --------   --------   --------   --------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues:
  Gaming machines...........................................  $113,677   $123,698   $154,680   $150,729   $154,680
  Gaming operations.........................................   118,255    125,233    189,938    142,371    144,399
  Gaming systems............................................        --         --    180,585    155,564    180,585
                                                              --------   --------   --------   --------   --------
    Total revenues..........................................   231,932    248,931    525,203    448,664    479,664
                                                              --------   --------   --------   --------   --------
Costs of revenues:
  Gaming machines...........................................    25,054     34,401     35,892     53,318     35,892
  Gaming operations.........................................    62,721     70,419    124,529     82,460     93,569
  Gaming systems............................................        --         --    105,083     90,972    105,083
                                                              --------   --------   --------   --------   --------
    Total costs of revenues.................................    87,775    104,820    265,504    226,750    234,544
                                                              --------   --------   --------   --------   --------
Gross margin................................................   144,157    144,111    259,699    221,914    245,120
                                                              --------   --------   --------   --------   --------
Other costs:
  Selling, general and administrative.......................    23,343     24,243     69,343     62,834     64,952
  Research and development..................................     1,922      1,173     16,528     11,038     16,528
  Acquired in-process research and development(1)...........        --     17,500         --         --         --
  Impairment and restructuring charges(2)...................        --         --      2,641         --      2,641
  Depreciation and amortization.............................    12,661     17,380     50,951     40,536     47,891
                                                              --------   --------   --------   --------   --------
    Total other costs.......................................    37,926     60,296    139,463    114,408    132,012
                                                              --------   --------   --------   --------   --------
Income from operations......................................   106,231     83,815    120,236    107,506    113,108
Interest income.............................................     2,989      3,850      1,998      2,216      1,939
Interest expense............................................      (226)      (113)   (16,475)   (46,074)   (46,074)
Other income (expense)(3)...................................       446       (623)     1,611       (585)     1,547
                                                              --------   --------   --------   --------   --------
Income before provision for income taxes....................   109,440     86,929    107,370     63,063     70,520
Provision for income taxes..................................    41,040     39,422     42,411     24,428     27,671
                                                              --------   --------   --------   --------   --------
Net income..................................................  $ 68,400   $ 47,507   $ 64,959   $ 38,635   $ 42,849
                                                              ========   ========   ========   ========   ========
Diluted shares outstanding..................................    13,161     12,428     12,011      7,832      7,415
Diluted earnings per share..................................  $   5.20   $   3.82   $   5.41   $   4.93   $   5.78
                                                              ========   ========   ========   ========   ========

                                                                           FISCAL YEAR ENDED JUNE 30,
                                                              ----------------------------------------------------
                                                                          ACTUAL                    PRO FORMA
                                                              ------------------------------   -------------------
                                                                1998       1999       2000       1999       2000
                                                              --------   --------   --------   --------   --------
                                                                         (IN THOUSANDS, EXCEPT RATIOS)
OTHER DATA:
Gaming machines EBITDA(4)...................................  $ 90,201   $ 91,900   $113,970   $ 94,595   $113,970
Gaming operations EBITDA(4).................................    39,969     39,997     43,706     40,253     33,518
Gaming systems EBITDA(4)....................................        --         --     42,143     32,526     42,143
Corporate EBITDA(4).........................................    (5,967)    (4,393)   (14,650)   (10,523)   (14,650)
                                                              --------   --------   --------   --------   --------
Consolidated EBITDA(4)......................................  $124,203   $127,504   $185,169   $156,851   $174,981
                                                              ========   ========   ========   ========   ========
Gaming machines capital expenditures........................  $ 20,649   $  8,753   $  9,369
Gaming operations capital expenditures......................     3,659      5,063      6,490
Gaming systems capital expenditures.........................        --         --     63,354
Corporate capital expenditures..............................       113        141      3,373
                                                              --------   --------   --------
Consolidated capital expenditures...........................  $ 24,421   $ 13,957   $ 82,586
                                                              ========   ========   ========
Ratio of total debt to consolidated EBITDA.............................................................       2.7x
Ratio of consolidated EBITDA to interest expense.......................................................       3.8x

                                                                            AS OF JUNE 30,
                                                              -------------------------------------------
                                                                          ACTUAL               PRO FORMA
                                                              ------------------------------   ----------
                                                                1998       1999       2000        2000
                                                              --------   --------   --------   ----------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 73,187   $ 32,835   $ 25,883    $ 24,907
Total assets................................................   245,134    507,169    548,719     499,338
Total debt..................................................        --    216,856    224,294     476,456
Stockholders' equity (deficiency)...........................   210,482    220,353    270,520     (44,860)

--------------------------

(1) We recorded a charge of $17.5 million for acquired in-process research and development in fiscal 1999 related to the value of research and development projects that were in various stages of completion at the date of the Powerhouse acquisition.

(2) We incurred impairment and restructuring charges of $2.6 million in fiscal 2000 in connection with the restructuring of our VLC subsidiary.

(3) Other income (expense) consists of minority interest in earnings of consolidated subsidiary and other income (expense).

(4) Segment EBITDA amounts are calculated before corporate allocation. Corporate EBITDA includes corporate activity and corporate eliminations. EBITDA consists of operating income plus depreciation and amortization (including our share of joint venture depreciation of $5.3 million, $8.8 million, and $11.3 million for the years ended June 30, 1998, 1999, and 2000, respectively), impairment charges of $2.6 million for the year ended
    June 30, 2000 and an in-process research and development charge of $17.5 million for the year ended June 30, 1999. You should not construe EBITDA as a substitute for operating income or a better indicator of liquidity than cash flow from operating, investing and financing activities, which are determined in accordance with accounting principles generally accepted in the United States of America. We have included EBITDA to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. Although EBITDA is not necessarily a measure our ability to fund our cash needs, we believe that EBITDA is a useful tool for measuring our ability to service our debt. Our definition of EBITDA may not be the same as that of similarly captioned measures used by other companies.

                                  RISK FACTORS

    BEFORE YOU PARTICIPATE IN THE EXCHANGE OFFER, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                      RISKS RELATED TO THE EXCHANGE NOTES

THERE ARE CONSEQUENCES ASSOCIATED WITH FAILING TO EXCHANGE THE OLD NOTES FOR THE EXCHANGE NOTES.

    If you do not exchange your old notes for exchange notes in the exchange offer, you will still have the restrictions on transfer provided in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered or exempt from registration under the Securities Act of 1933, as amended, or in a transaction not subject to the Securities Act of 1933 and applicable state securities laws. We do not plan to register the old notes under the Securities Act of 1933.

LEVERAGE MAY IMPAIR OUR FINANCIAL CONDITION AND WE MAY INCUR SIGNIFICANT ADDITIONAL DEBT.

    After the issuance of the old notes, we have a significant amount of debt. As of June 30, 2000, after giving effect to the offering of the old notes, the borrowings under our senior credit facility, the issuance of notes to Stanley Fulton in connection with the stock purchase transaction and the application of the proceeds of the old notes and such borrowings, our total consolidated debt would have been $542.4 million. See the section "Capitalization."

    Our significant debt could have important consequences for the holders of the exchange notes, including:

    - increasing our vulnerability to general adverse economic and industry conditions;

    - limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

    - requiring a substantial portion of our cash flow from operations for the payment of interest on our debt and reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements;

    - limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

    - placing us at a competitive disadvantage to other less leveraged competitors.

    In addition, we may incur significant additional debt. Subject to specified limitations, the indenture permits us and our subsidiaries to incur substantial additional debt and our senior credit facility will permit additional borrowings.

SERVICING OUR DEBT WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH, AND OUR ABILITY TO GENERATE SUFFICIENT CASH DEPENDS ON MANY FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL.

    Our ability to make payments on and refinance our debt and to fund planned capital expenditures depends on our ability to generate cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. In addition, the ability to borrow funds under our senior credit facility in the future will depend on our meeting the financial covenants in the agreements, including a minimum interest coverage test and a maximum leverage ratio test. We cannot assure you that our business will generate cash flow from operations or that future borrowings will be available to us under our senior credit facility in an amount sufficient to enable us to pay our debt or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt on or before maturity. Our senior credit facility matures in June 2004. We cannot assure you that we will be able to refinance any of our debt on favorable terms, or at all. Any inability to generate sufficient cash flow or refinance our debt on favorable terms could have a material adverse effect on our financial condition.

    In conjunction with the stock purchase transaction, we have agreed to sell two racetrack assets to Stanley Fulton. As consideration for the two racetrack assets, Mr. Fulton will cancel two one-year promissory notes in the aggregate amount of $66.0 million, which we have issued to him as partial consideration for his shares of our common stock. If the sale of these racetrack assets does not receive regulatory approval, or if any other condition to the sale is not satisfied, we will be obligated to pay Stanley Fulton $66.0 million plus interest in cash. If we are required to pay this amount in cash, our cash available for other purposes would be reduced.

COVENANT RESTRICTIONS UNDER OUR SENIOR CREDIT FACILITY AND THE INDENTURE MAY LIMIT OUR ABILITY TO OPERATE OUR BUSINESS.

    Our senior credit facility, the indenture and certain of our other agreements regarding debt contain, among other things, covenants that may restrict our and the subsidiary guarantors' ability to finance future operations or capital needs or to engage in other business activities. Our senior credit facility and the indenture restrict, among other things, our and the guarantors' ability to: borrow money; pay dividends or distributions; purchase or redeem stock; make investments and extend credit; engage in transactions with affiliates; engage in sale-leaseback transactions; consummate certain asset sales; effect a consolidation or merger or sell, transfer, lease, or otherwise dispose of all or substantially all of our assets; and create liens on our assets.

    In addition, our senior credit facility requires us to maintain specified financial ratios and satisfy certain financial condition tests that may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that the lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under our senior credit facility and the indenture. If an event of default under our senior credit facility occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. See the sections "Description of Certain Indebtedness" and "Description of the Exchange Notes."

YOUR RIGHT TO RECEIVE PAYMENT ON THE EXCHANGE NOTES AND THE GUARANTEES IS JUNIOR TO ALL OF OUR AND THE GUARANTORS' SENIOR DEBT.

    The exchange notes will be general unsecured obligations, junior in right of payment to all existing and future senior debt of Anchor Gaming and each guarantor, respectively, including obligations under our senior credit facility. The exchange notes will not be secured by any of our or the guarantors' assets, and as such will be effectively subordinated to any secured debt that we or the guarantors may have now or may incur in the future to the extent of the value of the assets securing that debt.

    In the event that Anchor Gaming or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any debt that ranks ahead of the exchange notes and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, before any payment may be made with respect to the exchange notes or the affected guarantees. In any of the foregoing events, we cannot assure you that we would have sufficient assets to pay amounts due on the exchange notes. As a result, holders of the exchange notes may receive less, proportionally, than the holders of debt senior to the exchange notes and the guarantees. The subordination provisions of the indenture also provide that we can make no payment to you during the continuance of payment defaults on our senior debt, and payments to you may be suspended for a period of up to 180 days if a nonpayment default exists under our senior debt. See the section "Description of the Exchange Notes" under the heading "Subordination."

    In addition, the exchange notes will be structurally subordinated to all of the liabilities of any of our subsidiaries that do not guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their debt and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to Anchor Gaming. The non-guarantor subsidiaries generated less than 3% of our revenues for the fiscal year ended June 30, 2000.

    At June 30, 2000, assuming the offering of the old notes and the exchange offer, and the stock purchase and racetrack asset sale transactions and related financing transactions, had been completed at that time, the exchange notes and the guarantees would have ranked junior to $228.1 million of senior debt of Anchor Gaming and its subsidiaries. In addition, our senior credit facility and the indenture permit, subject to specified limitations, the incurrence of additional debt, some or all of which may be senior debt. See the section "Description of the Exchange Notes" under the heading "Certain Covenants" and the section "Description of Certain Indebtedness."

THE ANCHOR-IGT JOINT VENTURE WILL NOT BE A GUARANTOR OF THE EXCHANGE NOTES, AND YOUR RIGHTS UNDER THE EXCHANGE NOTES WOULD BE SUBORDINATE TO CREDITORS OF THE ANCHOR-IGT JOINT VENTURE.

    For the year ended June 30, 2000, the Anchor-IGT joint venture accounted for 57% of our EBITDA. Because we own only a 50% interest in the Anchor-IGT joint venture, it is not a subsidiary of ours for the purposes of the indenture and therefore will not be a guarantor of the exchange notes. In the event of a bankruptcy, liquidation or reorganization of the Anchor-IGT joint venture, holders of its debt and its trade creditors will generally be entitled to payment of their claims from the assets of the Anchor-IGT joint venture before any assets of the Anchor-IGT joint venture would be available to us to discharge the exchange notes. As of the date of this prospectus, the Anchor-IGT joint venture has no outstanding debt.

THE EXCHANGE NOTES AND GUARANTEES MAY NOT BE ENFORCEABLE BECAUSE OF FRAUDULENT CONVEYANCE LAWS.

    Our incurrence of debt, such as the old notes and the exchange notes, as well as our subsidiaries' guarantees, may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of our or the guarantors' unpaid creditors. Under these laws, if in such a case or lawsuit a court were to find that, at the time we or a guarantor incurred debt (including debt represented by the old notes and the exchange notes or the guarantee of such guarantor):

    - we, or a guarantor, incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

    - we, or a guarantor, received less than reasonably equivalent value or fair consideration for incurring this debt and we or a guarantor, as the case may be:

       - were insolvent or were rendered insolvent by reason of the stock purchase or racetrack asset sale transactions, or the related financing transactions;

       - were engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

       - intended to incur, or believed that it would incur, debts beyond its ability to pay as these debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

then such court could avoid the old notes or the exchange notes or such guarantee or subordinate the amounts owing under the old notes or the exchange notes or such guarantee to our or such guarantor's presently existing or future debt or take other actions detrimental to you.

    It may be asserted that we received less than reasonable equivalent value or fair consideration for the obligations under the old notes because the proceeds of the old notes were distributed to some of our stockholders rather than being utilized in our business. In addition, the guarantors may be subject to the allegation that since they incurred their guarantees for the benefit of Anchor Gaming, they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

    The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either:

    - the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation, or

    - the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

    We believe that, at the time we and the guarantors initially incurred the debt represented by the old notes and the guarantees and consummated the stock purchase transaction, we and the guarantors were not insolvent or rendered insolvent by the incurrence, were not lacking sufficient capital to run our businesses effectively, and were not unable to pay obligations on the old notes and the guarantees as they matured or became due.

    In reaching the foregoing conclusions, we have relied upon our analyses of internal cash flow projections and estimated values of assets and liabilities of us and the guarantors. We cannot assure you, however, that a court passing on the same questions would reach the same conclusions.

    If an exchange note or guarantee is avoided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be a creditor of Anchor Gaming or any guarantor whose obligation was not set aside or found to be unenforceable.

    We will not receive any proceeds from the offering of the exchange notes, and the proceeds from the offering of the old notes were used to purchase shares of our common stock from some of our major stockholders. Accordingly, no funds will be available either from this exchange offer or from the issuance of the old notes to discharge our obligations under the exchange notes.

YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE EXCHANGE NOTES.

    There is no established trading market for the exchange notes and we cannot assure you that a market for the exchange notes will develop in the future. If such a market were to develop, the exchange notes could trade at prices that are higher or lower than the initial offering prices depending on many factors, including the number of holders of the exchange notes, the overall market for similar securities, our financial performance and prospects and prospects for companies in our industry generally. The initial purchasers of the old notes have informed us that they currently intend to make a market in the exchange notes. However, the initial purchasers have no obligation to do so and may discontinue making a market at any time without notice. Therefore, we cannot assure you as to the liquidity of any trading market for the exchange notes. We do not intend to apply (and are not obligated to apply) for listing of the exchange notes on any securities exchange or any automated quotation system.

YOU MUST COMPLY WITH THE PROCEDURES FOR THE EXCHANGE OFFER IN ORDER TO RECEIVE THE EXCHANGE NOTES.

    You are responsible for complying with all exchange offer procedures. You will only receive exchange notes in exchange for your old notes if, prior to the expiration date, you deliver the following to the exchange agent:

    - certificate for the old notes or a book-entry confirmation of a book-entry transfer of the old notes into the exchange agent's account at the Depository Trust Company ("DTC");

    - the letter of transmittal (or a facsimile thereof), properly completed and duly executed by you, together with any required signature guarantees; and

    - any other documents required by the letter of transmittal.

    You should allow sufficient time to ensure that the exchange agent receives all required documents before the expiration date. Neither we nor the exchange agent has any duty to inform you of defects or irregularities with respect to the tender of your old notes for exchange. See the section "The Exchange Offer."

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

    Upon a change of control, we are required to offer to repurchase all outstanding old notes and exchange notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

    The source of funds for any such purchase of old notes and exchange notes will be our available cash or cash generated from our subsidiaries' operations or other sources, including borrowing, sales of assets, sales of equity or funds provided by a new controlling person. We can give you no assurance that sufficient funds will be available at the time of any change of control to make any required repurchases of notes tendered. In addition, the terms of our senior credit facility limit our ability to purchase the notes in those circumstances. Any of our future debt agreements may contain similar restrictions and provisions. If the holders of the old notes and the exchange notes exercise their right to require us to repurchase all of such notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change in control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of old notes and exchange notes or that restrictions in our senior credit facility will not allow such repurchases. See the section "Description of the Exchange Notes" under the heading "Change of Control" and the section "Description of Certain Indebtedness."

WE MAY REQUIRE YOU TO DISPOSE OF YOUR EXCHANGE NOTES OR REDEEM YOUR EXCHANGE NOTES IF REQUIRED BY APPLICABLE GAMING REGULATIONS.

    Gaming authorities in any jurisdiction in which we or any of our subsidiaries are or may become subject have the power to investigate any of our debt security holders. These gaming authorities may, in their discretion, require a holder of any of our debt securities to file applications, be investigated and be found suitable to own our debt securities. Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by such gaming authorities may be found unsuitable. Under certain circumstances, we have the right, at our option, to cause a holder to dispose of its exchange notes or to redeem its exchange notes in order to comply with gaming laws to which we are subject. See the section "Government Regulation" and the section "Description of the Exchange Notes" under the heading "Mandatory Disposition Pursuant to Gaming Laws."

GAMING AUTHORITY APPROVAL IS REQUIRED FOR FILING AN EXCHANGE OFFER OR SHELF REGISTRATION STATEMENT WITH RESPECT TO THE EXCHANGE NOTES.

    The filing of an exchange offer registration statement or shelf registration statement with respect to the exchange notes constitutes a public offering of securities of Anchor Gaming that requires the prior approval of the Nevada Commission and the Mississippi Gaming Commission. See the section "Government Regulation." In June 1999 and March 2000, the Nevada Commission and the Mississippi Gaming Commission, respectively, granted us shelf approvals to make public offerings of securities for a period of two years, subject to some conditions. Each such shelf approval may be rescinded for good cause without prior notice upon the issuance of any interlocutory stop order by the chairman of the Nevada Control Board or the Executive Director of the Mississippi Gaming Commission, as applicable. Our shelf approval in Nevada expires on June 30, 2001, and our shelf approval in Mississippi expires on March 16, 2002. If either of these shelf approvals is rescinded, then the exchange offer or shelf registration will require the separate prior approval of the Nevada Commission or the Mississippi Gaming Commission, as applicable. We can give you no assurance that, if separate prior approvals are required, such approvals will be granted in a timely fashion, or at all.

    Additionally, the filing of an exchange offer registration statement or shelf registration statement with respect to the exchange notes constitutes a public offering of securities that may require prior approval in the province of Mpumalanga, South Africa. There can be no assurance that such approval will be granted in a timely fashion, or at all.

                         RISKS RELATED TO OUR BUSINESS

OUR SUCCESS IN THE GAMING INDUSTRY DEPENDS IN LARGE PART ON OUR ABILITY TO DEVELOP INNOVATIVE PRODUCTS AND SYSTEMS.

    The popularity of any of our existing gaming machines may decline over time as consumer preferences change or as our competitors introduce new games, and we could fail to develop new games that achieve market acceptance. We can give you no assurance that our existing and future games will be able to successfully compete with those of our competitors.

    If we are unable to develop innovative products or systems in the future, or if our current products or systems become obsolete, our ability to sustain current revenues with existing customers or to generate revenue from new customers would be affected. This could reduce our current profitability or potential growth.

    Our strategy of creating recurring revenues from our proprietary games by placing them in casinos under a royalty, revenue participation, fixed daily rental fee or similar arrangement involves a departure from casinos' traditional practice of purchasing gaming machines. Because our pricing methodology includes revenue-sharing arrangements, we are under pressure to reduce the share of revenues we receive. We believe this pressure will increase if consolidation trends in the casino markets continue.

    If the popularity of any of our gaming machines were to decline relative to the popularity of competitors' gaming machines, we might be unable to retain our revenue-sharing model. Additionally, if our competitors decide to pursue a revenue-sharing strategy and offer products or terms that are more favorable than ours, we may not be able to successfully pursue our revenue-sharing strategy. If either one of these conditions were to occur, our operations and revenues would be materially and adversely affected.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY.

    We compete with domestic and foreign manufacturers of gaming equipment and providers of traditional on-line lottery systems, many of whom are larger than we are and have access to greater financial resources. Our failure to continually adapt our products to consumer preferences could negatively affect our ability to effectively compete in this industry.

    Our casinos in Colorado face increasing competition from existing, new and planned casino properties in the immediate vicinity. In particular, in the Black Hawk, Colorado market, a number of competitors have opened large facilities in excellent locations with more available parking and a larger number of gaming machines than we operate, and several more large casinos are in the planning stages. We expect that the increased competition will have a continued negative effect on our revenues, as well as on costs of gaming operations, such as promotions, and costs related to retaining and recruiting employees. Additionally, the completion of a planned new road into Central City, Colorado could negatively affect our business in that market by altering existing traffic patterns, thereby making the location of our casino less desirable.

    Our most significant route operations are in southern Nevada, an area which has recently experienced significant population growth. We cannot be certain that this growth trend will continue. If it does not continue, or if we face increased competition from expanding grocery store chains and local casinos, the profitability of our route operations could be negatively affected.

    Our on-line lottery business faces competition from other on-line lottery system providers, instant lottery ticket manufacturers and other competitors, some of whom have substantially greater financial resources than we do. On-line lottery business is acquired through contracts with state lottery authorities, which are awarded through a competitive bidding process. We cannot guarantee that we will be successful in obtaining or maintaining contracts with state lottery authorities.

OUR GAMING MACHINES SEGMENT DEPENDS ON MAINTAINING A STRONG RELATIONSHIP WITH
IGT.

    We derive a large portion of our revenues and profits from the Anchor-IGT joint venture. In addition to being our joint venture partner, IGT is also a significant competitor of ours in several of our businesses and, in particular, competes in some respects with the Anchor-IGT joint venture. Because our revenues and profits from the Anchor-IGT joint venture are integral to the continued success of our business, it is important that we maintain a strong relationship with IGT.

GOVERNMENT REGULATION COULD HAVE A NEGATIVE EFFECT ON OUR BUSINESS.

    Our operations are subject to extensive state and local regulation in most jurisdictions, as discussed in the section "Government Regulation." We can give you no assurances that regulatory authorities will renew our required licenses or permits in the future or that they will approve any required filings to conduct business in other gaming jurisdictions.

    The majority of gaming jurisdictions require the testing and approval of the gaming machines that we manufacture or supply. We can give you no assurances that regulatory authorities will approve our new game submissions or that games currently approved will continue to meet new standards imposed by changes to any gaming laws or regulations.

    We sometimes manufacture games pending regulatory approval, which subjects us to the risk of having to either retrofit or abandon inventory upon noncompliance with or modification of gaming laws and regulations. If games do not receive regulatory approval, costs incurred in their manufacture would result in additional expense.

    In the United States and many other countries, wagering and lotteries must be expressly authorized by law. Once authorized, the wagering industry and the operations of lotteries are subject to extensive and evolving governmental regulation. We can give you no assurances that additional jurisdictions will approve the operation of gaming machines, on-line lottery systems, pari-mutuel wagering systems, video lottery or other forms of wagering or lottery systems or that those jurisdictions that currently permit these wagering and lottery activities will continue to permit such activities.

WE RELY ON THIRD-PARTY SUPPLIERS AND CONTRACT MANUFACTURERS.

    The use of outside vendors, some of which are our competitors, to manufacture a significant portion of our proprietary game machines and parts may limit our ability to develop machines at costs that will result in acceptable operating margins. Any inability to obtain gaming machines and components, production parts and replacement parts on reasonable terms will adversely affect our operating margins, and any inability to obtain such components and parts on a timely basis may hinder our ability to introduce new gaming machines on schedule, delaying revenue from the games.

OUR BUSINESS DEPENDS ON THE PROTECTION OF OUR INTELLECTUAL PROPERTY AND PROPRIETARY INFORMATION.

    Our success depends, in part, on protecting our intellectual property, which includes patents and trademarks, as well as some proprietary or confidential information that is not subject to patent or similar protection. Competitors may independently develop similar or superior products, software, systems or business models. Such independent development may, in the case of our intellectual property that is not protected by an enforceable patent, result in a significant reduction in the value of our intellectual property.

    We cannot assure you that we will be able to protect our intellectual property or that unauthorized third parties will not try to copy our products, business models or systems or use our confidential information to develop competing products.

    We also cannot assure you that our business activities and products will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. Any such claims and any resulting litigation, should it occur, could subject us to significant liability for damages and could result in invalidation of our proprietary rights, distract management, and require us to enter into costly and burdensome royalty and licensing agreements. Such royalty and licensing agreements, if required, may not be available on terms acceptable to us, or may not be available at all. We may also need to file lawsuits to defend the validity of our intellectual property rights and trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources.

    We also rely on technologies that we license from third parties. We cannot assure you that these third-party licenses will continue to be available to us on commercially reasonable terms.

    We also generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to, and the distribution of, our product designs, documentation and other proprietary information, as well as the designs, documentation and other information we license from others. We also may take other steps to protect these rights and information. Despite our efforts to protect these proprietary rights, unauthorized parties may copy, develop independently or otherwise obtain and use our products or technology.

OUR LOTTERY OPERATIONS ARE DEPENDENT ON RENEWABLE CONTRACTS WITH PERFORMANCE REQUIREMENTS.

    We conduct our lottery operations under contracts with state lottery authorities that are renewable at the option of the lottery authority. Upon the expiration of a lottery contract, lottery authorities usually award the new contract through a competitive bidding process. Contracts representing over 16% of our fiscal 2000 revenues from on-line lottery operations are scheduled to expire or reach optional extension dates during the next three years. We cannot assure you that our current lottery contracts will be extended or that we will be awarded new lottery contracts.

    In addition, lottery contracts to which we are a party frequently contain exacting implementation schedules and performance requirements. If we fail to meet these schedules and requirements, we could be subject to substantial contractual liquidated damages claims, some as high as $1.0 million per day, as well as possible contract termination. These liquidated damage claims are typically negotiated at the time of the alleged breach. Such damages or contract terminations could have a material adverse effect on our financial performance. Our lottery contracts also generally require us to post performance bonds, which in some cases may be substantial, securing our performance under such contracts.

WE RELY ON OUR SENIOR EXECUTIVES AND KEY EMPLOYEES.

    Our future success will depend upon, among other things, our ability to keep our senior executives and to hire other highly qualified employees at all levels. We compete with other potential employers for employees, and we may not succeed in hiring and retaining the executives and other employees that we need. Our loss of or inability to hire key employees could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE OBLIGATIONS UNDER AGREEMENTS WITH THE PALA BAND OF MISSION INDIANS THAT SUBJECT US TO JOINT VENTURE AND SOVEREIGN IMMUNITY RISKS.

    We recently entered into agreements with the Pala Band of Mission Indians to develop and manage PALA, a casino in northern San Diego County, California. As part of our development and management agreements with the Pala tribe, we have agreed to guarantee the tribe's $100.0 million credit facility. If PALA is not successful, we may incur substantial expense in meeting this guarantee obligation. We cannot predict whether PALA will be profitable.

    Development of PALA involves significant construction risks. As part of our development and management agreements with the Pala tribe, we have agreed to fund PALA's construction cost overruns up to a total amount of $25.0 million. If development of PALA costs more than our current budget of $115.0 million, or if we encounter delays in completing the development of PALA, our prospects for profitable operation of PALA could be affected. Additionally, the compact between the Pala tribe and the State of California provides that PALA's current allocation of between 1,500 and 2,000 gaming machines will revert to a pool for future allocation by the State of California if the casino is not operational by May 15, 2001. If we do not meet this deadline, we could be required to rebid for a gaming machine allocation, and we can give no assurances that we would again receive an allocation at our currently anticipated level of at least 1,500 machines, or that we would not face significant additional costs to reacquire our allocation from the State of California.

    Our development and management agreements with regard to PALA are with the sovereign nation of the Pala Band of Mission Indians. Thus, the contracts may not be enforceable legal obligations of the Pala tribe, and in the event the Pala tribe were to default under the development and management agreements, our legal recourse could be inadequate to cover our damages.

    The term of our management agreement with the Pala tribe is seven years from the opening date of PALA. We cannot give you any assurances that the management agreement will be extended beyond its initial seven-year term.

WE MAY BE SUBJECT TO ADVERSE DETERMINATIONS IN PENDING LITIGATION.

    At present, we are a party to pending litigation matters with GTECH Holdings Corporation (action by GTECH challenging the validity of our lottery contract with the State of Florida and the Florida Department of Lottery) and Acres Gaming (action against Acres alleging infringement of our secondary-events patents and related counterclaim by Acres), in addition to being involved in several securities class action lawsuits filed against us and some of our current and former officers and directors. These matters are more fully described in the section "Business" under the heading "Litigation." We can give you no assurance that we will achieve favorable results in any existing or future litigation.

OUR GAMING MACHINES AND GAMING OPERATIONS SEGMENTS ARE AFFECTED BY SEASONS AND WEATHER CONDITIONS.

    The second quarter of our fiscal year, which includes the months of October, November and December, generally produces lower levels of profitability than other quarters, because of a lack of tourist traffic during those months in most of the markets in which we operate. Our business during the winter months could also face the additional negative effects of inclement weather and accompanying poor road conditions, which would make it more difficult for customers to travel to our Colorado casinos.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes, pursuant to which we agreed to file and to use our best efforts to cause to become effective with the Securities and Exchange Commission a registration statement with respect to the exchange of the old notes for exchange notes with terms identical in all material respects to the terms of the old notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The exchange offer is being made to satisfy our contractual obligations under the registration rights agreement.

    By tendering old notes in exchange for exchange notes, each holder represents to us that:

    (1) any exchange notes to be received by such holder are being acquired in the ordinary course of such holder's business;

    (2) such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of exchange notes;

    (3) such holder is not an "affiliate" of Anchor Gaming (within the meaning of Rule 405 under the Securities Act), or if such holder is an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

    (4) such holder has full power and authority to tender, exchange, sell, assign and transfer the tendered old notes;

    (5) we will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances; and

    (6) the old notes tendered for exchange are not subject to any adverse claims or proxies.

    Each tendering holder also warrants and agrees that it will, upon request, execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the old notes tendered pursuant to the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes pursuant to the exchange offer, where such old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

    The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of the exchange notes would be in violation of the securities or blue sky laws of that jurisdiction.

    Unless the context requires otherwise, the term "holder" with respect to an exchange offer means any person in whose name the old notes are registered on the books of Anchor Gaming or any other person who has obtained a properly completed bond power from the registered holder, or any participant in DTC whose name appears on a security position listing as a holder of old notes (which, for purposes of the exchange offer, include beneficial interests in the old notes held by direct or indirect participants in DTC and old notes held in definitive form).

TERMS OF THE EXCHANGE OFFER

    We hereby offer, upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 principal amount of senior subordinated exchange notes due 2008 for each $1,000 principal amount of old senior subordinated notes due 2008, properly tendered before the expiration date and not properly withdrawn according to the procedures described below. Holders may tender their old notes in whole or in part in integral multiples of $1,000 principal amount.

    The form and terms of the exchange notes are the same as the form and terms of the old notes, except that:

    (1) the exchange notes have been registered under the Securities Act and therefore are not subject to the restrictions on transfer applicable to the old notes; and

    (2) holders of the exchange notes will not be entitled to some of the rights of holders of the old notes under the registration rights agreement.

    The exchange notes evidence the same indebtedness as the old notes (which they replace) and will be issued pursuant to, and entitled to the benefits of, the indenture.

    The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date or, as described under the heading "Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. As of the date of this prospectus, $250.0 million principal amount of old notes is outstanding.

    Holders of the old notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Old notes that are not tendered for, or are tendered by not accepted in connection with, the exchange offer will remain outstanding. See the section "Risk Factors" under the heading "You must comply with the procedures of the exchange offer in order to receive exchanges notes."

    If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of particular other events described in this prospectus or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder thereof promptly after the expiration date.

    Holders who tender old notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes in connection with the exchange offer. We will pay all charges and expenses, other than specified applicable taxes. See the heading "Fees and Expenses."

    WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES IN THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OLD NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The expiration date for the exchange offer is 5:00 p.m., New York City time,
on   -  , 2000, unless we extend the exchange offer. (If we extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended.)

    We expressly reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

    (1) to delay the acceptance of the old notes for exchange;

    (2) to terminate the exchange offer (whether or not any old notes have already been accepted for exchange) if we determine, in our sole and absolute discretion, that any of the events or conditions referred to under the heading "Conditions to the Exchange Offer" has occurred or exists or has not been satisfied;

    (3) to extend the expiration date and retain all old notes tendered pursuant to the exchange offer, subject, however, to the right of holders of old notes to withdraw their tendered old notes as described under the heading "Withdrawal Rights"; and

    (4) to waive any condition or otherwise amend the terms of the exchange offer in any respect.

    If we amend the exchange offer in a manner we determine constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the affected old notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

    Any such delay in acceptance, termination, extension or amendment will be followed promptly by oral or written notice thereof to the exchange agent (any such oral notice to be promptly confirmed in writing) and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF EXCHANGE NOTES

    Upon the terms and subject to the conditions of the exchange offer, we will exchange, and will issue to the exchange agent, exchange notes for old notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under the heading "Withdrawal Rights") promptly after the expiration date.

    In all cases, delivery of exchange notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

    (1) old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC;

    (2) the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees; and

    (3) any other documents required by the letter of transmittal.

    Accordingly, the delivery of exchange notes might not be made to all tendering holders at the same time, and will depend upon when old notes, book-entry confirmations with respect to old notes and other required documents are received by the exchange agent.

    The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC.

    Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and thereby exchanged, old notes validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent (any such oral notice to be promptly confirmed in writing) of our acceptance of such old notes for exchange pursuant to the exchange offer. Our acceptance for exchange of old notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer. The exchange agent will act as agent for us for the purpose of receiving tenders of old notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving old notes, letters of transmittal and related documents and transmitting exchange notes to holders who validly tendered old notes. Such exchange will be made promptly after the expiration date of the exchange offer. If for any reason the acceptance for exchange or the exchange of any old notes tendered pursuant to the exchange offer is delayed (whether before or after our acceptance for exchange of old notes), or we extend the exchange offer or are unable to accept for exchange or exchange old notes tendered pursuant to the exchange offer, then, without prejudice to our rights set forth in this prospectus and in the letter of transmittal, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered old notes and such old notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under the heading "Withdrawal Rights."

PROCEDURES FOR TENDERING OLD NOTES

    VALID TENDER

    Except as set forth below, in order for old notes to be validly tendered pursuant to the exchange offer, either:

    (1) (a) a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the exchange agent at the address set forth under the heading "Exchange Agent" prior to the expiration date, and (b) tendered old notes must be received by the exchange agent, or such old notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the exchange agent, in each case prior to the expiration date; or

    (2) the guaranteed delivery procedures set forth below must be complied with.

    If less than all of the old notes are tendered, a tendering holder should fill in the amount of old notes being tendered in the appropriate box on the letter of transmittal. The entire amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

    If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Unless waived by us, evidence satisfactory to us of such person's authority to so act must also be submitted.

    Any beneficial owner of old notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the exchange offer.

    The method of delivery of old notes, the letter of transmittal and all other required documents is at the option and sole risk of the tendering holder. Delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery and proper insurance should be obtained. No letter of transmittal or old notes should be sent to Anchor Gaming. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for them.

    BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account with respect to the applicable old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of old notes may be effected by book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or facsimile thereof), properly completed and duly executed, any required signature guarantees and any other required documents must in any case be delivered to and received by the exchange agent at its address set forth under the heading "Exchange Agent" prior to the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

    DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

    SIGNATURE GUARANTEES

    Certificates for old notes need not be endorsed and signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are unnecessary unless:

    (1) a certificate for old notes is registered in a name other than that of the person surrendering the certificate; or

    (2) a registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal.

    In the case of (1) or (2) above, such certificates for old notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (a) a bank, (b) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer, (c) a credit union, (d) a national securities exchange, registered securities association or clearing agency, or (e) a savings association that is a participant in a Securities Transfer Association. See Instruction 1 to the letter of transmittal.

    GUARANTEED DELIVERY

    If a holder desires to tender old notes pursuant to an exchange offer and the certificates for such old notes are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, such old notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

    (1) such tenders are made by or through an eligible guarantor institution;

    (2) prior to the expiration date, the exchange agent receives from such eligible guarantor institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the letter of transmittal, setting forth the name and address of the holder of old notes and the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent. The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery; and

    (3) the certificates (or book-entry confirmation) representing all tendered old notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal, with any required signature guarantees and any other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

    DETERMINATION OF VALIDITY

    All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered old notes will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders we determine not to be in proper form or the acceptance for exchange of which may, in the view of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the exchange offer as set forth under the heading "Conditions to the Exchange Offer" or any defect or irregularity in any tender of old notes of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders.

    Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and its instructions) will be final and binding on all parties. No tender of old notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. None of Anchor Gaming, any of our affiliates, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

RESALES OF EXCHANGE NOTES

    Based on interpretations by the staff of the Securities and Exchange Commission, as set forth in no-action letters issued to third parties unrelated to us, we believe that holders of old notes who exchange their old notes for exchange notes may offer for resale, resell and otherwise transfer such exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act. This would not apply, however, to any holder that is a broker-dealer that acquired old notes as a result of market-making activities or other trading activities or directly from us for resale under an available exemption under the Securities Act. Also, resale would only be permitted for exchange notes that (1) are acquired in the ordinary course of a holder's business, (2) where such holder has no arrangement or understanding with any person to participate in the distribution of such exchange notes, and
(3) such holder is not an "affiliate" of Anchor Gaming. The staff of the Securities and Exchange Commission has not considered the exchange offer in the context of a no-action letter, and there can be no assurance that the staff of the Securities and Exchange Commission would make a similar determination with respect to the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes under the exchange offer, where such old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See the section "Plan of Distribution."

WITHDRAWAL RIGHTS

    Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to the expiration date of the exchange offer. In order for a withdrawal to be effective, such withdrawal must be in writing and timely received by the exchange agent at its address set forth under the heading "Exchange Agent" prior to the expiration date. Any such notice of withdrawal must specify the name of the person who tendered the old notes to be withdrawn, and (if certificates for such old notes have been tendered) the name of the registered holder of the old notes as set forth on the old notes, if different from that of the person who tendered such old notes. If certificates for old notes have been delivered or otherwise identified to the exchange agent, the notice of withdrawal must specify the serial numbers on the particular certificates for the old notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, except in the case of old notes tendered for the account of an eligible guarantor institution. If old notes have been tendered pursuant to the procedures for book-entry transfer set forth under the heading "Procedures for Tendering Old Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of old notes and must otherwise comply with the procedures of DTC. Withdrawals of tenders of old notes may not be rescinded. Old notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time prior to the expiration date of the exchange offer by following any of the procedures described above under the heading "Procedures for Tendering Old Notes."

    All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by us, in our sole discretion, which determination will be final and binding on all parties. Neither Anchor Gaming, any of our affiliates, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any old notes that have been tendered but that are withdrawn will be returned to the holder promptly after withdrawal.

INTEREST ON THE EXCHANGE NOTES

    Interest on the exchange notes will be payable every six months on April 15 and October 15 of each year at the rate of 9 7/8% per annum, commencing on April 15, 2001. The exchange notes will mature on October 15, 2008.

CONDITIONS TO THE EXCHANGE OFFER

    If any of the following conditions has occurred or exists or has not been satisfied prior to the expiration date of the exchange offer, we will not be required to accept for exchange any old notes and will not be required to issue exchange notes in exchange for any old notes. In addition, we may, at any time and from time to time, terminate or amend the exchange offer (whether or not any old notes have already been accepted for exchange) or may waive any conditions to or amend the exchange offer.

    - A change in the current interpretation by the staff of the Securities and Exchange Commission that permits resale of exchange notes as described above under the heading "Resales of Exchange Notes."

    - The institution of threat of an action or proceeding in any court or by or before any governmental agency or body with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

    - The adoption or enactment of any law, statute, rule or regulation that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

    - The issuance of a stop order by the Securities and Exchange Commission, any state securities authority or any gaming authority suspending the effectiveness of the registration statement, or proceedings for that purpose.

    - Failure to obtain any governmental approval that we consider necessary for the consummation of the exchange offer as contemplated hereby.

    - Any change or development involving a prospective change in our business or financial affairs that we think might materially impair our ability to proceed with the exchange offer.

    If we determine in our sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied at any time prior to the expiration date, we may, subject to applicable law, terminate the exchange offer (whether or not any old notes have already been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes. In this case, we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

EXCHANGE AGENT

    U.S. Trust Company, National Association, has been appointed as the exchange agent. Delivery of the letter of transmittal and any other required documents, questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

BY FACSIMILE (FOR ELIGIBLE GUARANTOR INSTITUTIONS ONLY):
(213) 488-1370

CONFIRM BY TELEPHONE:
(213) 861-5066

BY HAND OR OVERNIGHT COURIER, OR
BY REGISTERED OR CERTIFIED MAIL:
U.S. Trust Company, National Association
515 South Flower Street, 27th Floor
Los Angeles, California 90071
Attention: Sandee Parks

    DELIVERY TO OTHER THAN THE ABOVE ADDRESS OR FACSIMILE NUMBER WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

    We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. Additional solicitation may be made personally or by telephone or other means by our officers, directors or employees.

    We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers.

    Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that if exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such transfer tax or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer tax will be billed directly to such tendering holder.

                                USE OF PROCEEDS

    The exchange offer is intended to satisfy certain obligations of Anchor Gaming under the registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes or the closing of the exchange offer.

    In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive, in exchange, an equal number of old notes in like principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the old notes, except as otherwise described in the section "The Exchange Offer" under the heading "Terms of the Exchange Offer." The old notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. The proceeds from the offering of the old notes have been used to finance a portion of the cost to purchase approximately 4.6 million shares of our common stock from some of our major stockholders and to pay fees and expenses associated with this stock purchase transaction and the related racetrack asset sale and financing transactions, as described in the section "Prospectus Summary" under the heading "Recent Developments."

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 2000
(1) on an actual basis and (2) on a pro forma basis after giving effect to the offering of the old notes and the application of the proceeds of the offering of the old notes as described in the section "Use of Proceeds." You should read this table in conjunction with the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                          AS OF JUNE 30, 2000
                                                          --------------------
                                                           ACTUAL    PRO FORMA
                                                          --------   ---------
                                                             (IN THOUSANDS)
Long-term debt (including current maturities):
  Senior credit facility(1).............................  $221,500   $225,358
  9 7/8% senior subordinated notes due 2008, net of
    discount............................................        --    248,304
  Other.................................................     2,794      2,794
                                                          --------   --------
    Total long-term debt................................   224,294    476,456
Stockholders' equity (deficiency)(2)....................   270,520    (44,860)
                                                          --------   --------
Total capitalization....................................  $494,814   $431,596
                                                          ========   ========

------------------------

(1) As of October 31, 2000, we had outstanding borrowings under our senior credit facility of approximately $199 million. We have obtained an amendment to our senior credit facility, which provided for the stock purchase and racetrack asset sale transactions and the offering of the old notes. We have also amended our senior credit facility to increase the maximum borrowings, subject to compliance with specified covenants, to $325.0 million.

(2) Stockholders' equity (deficiency), on a pro forma basis, reflects (i) the purchase of approximately 4.6 million shares of our common stock valued at $306.2 million including applicable transaction costs related to the stock purchase of $3.1 million, and (ii) a net after tax book loss of $6.1 million associated with the racetrack asset sales (after consideration of $0.9 million of asset disposition costs).

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The accompanying pro forma condensed consolidated financial statements present pro forma information after giving effect to the stock purchase and racetrack asset sale transactions and related financing transactions. These pro forma condensed consolidated financial statements are based on our historical consolidated financial statements as of and for the year ended June 30, 2000.

    The accompanying pro forma condensed consolidated income statement for the year ended June 30, 2000 has been presented as if the stock purchase and racetrack asset sale transactions and related financing transactions occurred on July 1, 1999. The accompanying pro forma condensed consolidated balance sheet as of June 30, 2000 has been presented as if the stock purchase and racetrack asset sale transactions and related financing transactions occurred on June 30, 2000.

    The pro forma adjustments are based on currently available information and upon assumptions that we believe are reasonable under the circumstances.

    We provide the accompanying pro forma condensed consolidated financial statements for informational purposes only. They are not necessarily indicative of the results that will be achieved for future periods. The accompanying pro forma condensed consolidated financial statements do not purport to represent what our results of operations or financial position would actually have been if the stock purchase and racetrack asset sale transactions and related financing transactions had, in fact, occurred on July 1, 1999 or June 30, 2000. You should read the accompanying pro forma condensed consolidated financial statements and the related notes in conjunction with our consolidated financial statements included elsewhere in this prospectus.

                                 ANCHOR GAMING

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                                         AS OF JUNE 30, 2000
                                                              -----------------------------------------
                                                                           ADJUSTMENTS
                                                                               AND
                                                              HISTORICAL   ELIMINATIONS       PRO FORMA
                                                              ----------   ------------       ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                ASSETS
Current assets:
  Cash and cash equivalents.................................  $  25,883     $    (976)(c)     $  24,907
  Accounts and notes receivable, net........................     43,959          (100)(c)        43,859
  Inventory, net............................................     17,378           (72)(c)        17,306
  Other current assets......................................     11,339           (66)(c)
                                                                                  (10)(c)        11,263
                                                              ---------     ---------         ---------
    Total current assets....................................     98,559        (1,224)           97,335
Property and equipment, net.................................    200,976       (22,416)(c)       178,560
Goodwill, net...............................................    117,218       (30,215)(c)        87,003
Other intangible assets, net................................     43,896          (201)(c)        43,695
Investments in unconsolidated affiliates....................     66,822        (2,500)(c)        64,322
Other long-term assets......................................     21,248         8,000 (b)
                                                                                 (825)(c)        28,423
                                                              ---------     ---------         ---------
    Total assets............................................  $ 548,719     $ (49,381)        $ 499,338
                                                              =========     =========         =========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $  17,777     $                 $  17,777
  Current portion of long-term debt.........................      1,524                           1,524
  Income tax payable........................................      1,858        18,500 (d)        20,358
  Other current liabilities.................................     30,177        (4,663)(c)        25,514
                                                              ---------     ---------         ---------
    Total current liabilities...............................     51,336        13,837            65,173
Long-term debt, net of current portion and discount.........    222,770       240,162 (a)
                                                                               12,000 (b)
                                                                               66,000 (a)
                                                                              (66,000)(c)       474,932
Minority interest in consolidated subsidiary................      4,093                           4,093
                                                              ---------     ---------         ---------
    Total liabilities and minority interest in consolidated
      subsidiary............................................    278,199       265,999           544,198

Stockholders' equity:
  Preferred stock, $.01 par value, 1,000,000 shares
    authorized, 0 shares issued and outstanding.............         --            --
  Common stock, $.01 par value, 50,000,000 shares
    authorized; 14,049,850 issued and 11,525,707
    outstanding.............................................        140                             140
  Treasury stock at cost, 2,524,143 shares..................   (115,342)     (306,162)(a)
                                                                               (3,126)(b)      (424,630)
  Additional paid-in capital................................    124,359                         124,359
  Retained earnings.........................................    261,363        13,282 (c)
                                                                                 (874)(b)
                                                                              (18,500)(d)       255,271
                                                              ---------     ---------         ---------
    Total stockholders' equity (deficiency).................    270,520      (315,380)          (44,860)
                                                              ---------     ---------         ---------
    Total liabilities and stockholders' equity
      (deficiency)..........................................  $ 548,719     $ (49,381)        $ 499,338
                                                              =========     =========         =========

          See notes to pro forma condensed consolidated balance sheet.

                                 ANCHOR GAMING

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 2000

    The accompanying pro forma condensed consolidated balance sheet reflects the following adjustments:

    (a) The repurchase of 4,596,200 outstanding shares of common stock at $66.612 per share, which was funded through new borrowing of $252.1 million and two promissory notes totaling $66.0 million.

    (b) The payment of $12.0 million transaction costs, representing
       (1) $3.1 million related to the repurchase of outstanding common shares,
       (2) $0.9 million related to the sale of assets, and (3) $8.0 million of costs related to proceeds from new borrowings, which will be deferred and amortized over the term of the exchange notes.

    (c) The elimination of Sunland Park Racetrack & Casino historical assets and the related deferred tax liability, which were derived from separately maintained accounting records, and our 25% interest in Ourway Realty, LLC, with a book value of $2.5 million. Concurrently with the sale of these assets, the $66.0 million in two promissory notes are canceled, and transaction costs of $0.9 million are recognized as a cost of sale of assets.

    (d) The incremental tax expense and related liability to be recognized in conjunction with the sale of the racetrack assets.

                                 ANCHOR GAMING

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                                                               FISCAL YEAR ENDED JUNE 30, 2000
                                                         --------------------------------------------
                                                                      ADJUSTMENTS AND
                                                         HISTORICAL    ELIMINATIONS         PRO FORMA
                                                         ----------   ---------------       ---------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Gaming machines......................................   $154,680       $                  $154,680
  Gaming operations....................................    189,938        (45,539)(a)        144,399
  Gaming systems.......................................    180,585                           180,585
                                                          --------       --------           --------
    Total revenues.....................................    525,203        (45,539)           479,664
                                                          --------       --------           --------
Costs of revenues:
  Gaming machines......................................     35,892                            35,892
  Gaming operations....................................    124,529        (30,960)(a)         93,569
  Gaming systems.......................................    105,083                           105,083
                                                          --------       --------           --------
    Total costs of revenues............................    265,504        (30,960)           234,544
                                                          --------       --------           --------
Gross margin...........................................    259,699        (14,579)           245,120
                                                          --------       --------           --------
Other costs:
  Selling, general and administrative..................     69,343         (4,391)(a)         64,952
  Research and development.............................     16,528                            16,528
  Acquired in-process research and development.........         --                                --
  Impairment and restructuring charges.................      2,641                             2,641
  Depreciation and amortization........................     50,951         (3,060)(a)         47,891
                                                          --------       --------           --------
    Total other costs..................................    139,463         (7,451)           132,012
                                                          --------       --------           --------
Income from operations.................................    120,236         (7,128)           113,108
                                                          --------       --------           --------
Other income (expense):
  Interest income......................................      1,998            (59)(a)          1,939
  Interest expense.....................................    (16,475)       (29,599)(b)        (46,074)
  Other income.........................................      2,219            (64)(a)          2,155
  Minority interest in earnings of consolidated
    subsidiary.........................................       (608)                             (608)
                                                          --------       --------           --------
    Total other income (expense).......................    (12,866)       (29,722)           (42,588)
                                                          --------       --------           --------
Income before provision for income taxes...............    107,370        (36,850)            70,520
Income tax provision...................................     42,411        (14,740)(c)         27,671
                                                          --------       --------           --------
Net income.............................................   $ 64,959       $(22,110)          $ 42,849
                                                          ========       ========           ========
Basic earnings per share...............................   $   5.49                          $   5.92
                                                          ========                          ========
Weighted average shares outstanding....................     11,833         (4,596)             7,237
                                                          ========       ========           ========
Diluted earnings per share.............................   $   5.41                          $   5.78
                                                          ========                          ========
Weighted average common and common equivalent shares
  outstanding..........................................     12,011         (4,596)             7,415
                                                          ========       ========           ========

       See notes to pro forma condensed consolidated statement of income.

                                 ANCHOR GAMING

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                            YEAR ENDED JUNE 30, 2000

    The accompanying pro forma condensed consolidated statement of income reflects the following adjustments:

    (a) The elimination of Sunland Park Racetrack & Casino historical income and expenses, which were derived from separately maintained accounting records.

    (b) To reflect additional interest expense on the notes at an effective rate of 10% per annum, additional interest expense on our existing senior credit facility at the current expected interest rate on these borrowings, and the amortization of the estimated debt issue costs on a straight line basis over eight years. A change in the assumed interest rate of one-eighth percent (0.125%) with respect to total borrowings would increase pro forma interest expense and decrease pro forma net income by $596,000 and $358,000, respectively, for the fiscal year ended June 30, 2000.

    (c) To reflect a reduction of income taxes as a result of the pro forma adjustments at an assumed statutory tax rate of 40%.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The selected historical consolidated financial data presented below as of June 30, 1999 and 2000 and for the three years ended June 30, 2000 have been derived from our audited consolidated financial statements contained elsewhere in this prospectus. The selected historical consolidated financial data presented below as of June 30, 1998 and as of and for the years ended June 30, 1996 and 1997 have been derived from our audited consolidated financial statements not contained herein. The closing of the Powerhouse acquisition occurred virtually concurrently with the end of our fiscal year ended June 30, 1999 and, as a result, our financial statements for the years ended June 30, 1999 and earlier do not include any Powerhouse results of operations in the accompanying table with the exception of the acquired in-process research and development charge recorded for the year ended June 30, 1999. You should read the following financial data in conjunction with the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                    FISCAL YEAR ENDED JUNE 30,
                                                       ----------------------------------------------------
                                                         1996       1997       1998       1999       2000
                                                       --------   --------   --------   --------   --------
                                                                          (IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues:
  Gaming machines....................................  $21,457    $49,716    $113,677   $123,698   $154,680
  Gaming operations..................................   95,009    104,033     118,255    125,233    189,938
  Gaming systems.....................................       --         --          --         --    180,585
                                                       -------    -------    --------   --------   --------
    Total revenues...................................  116,466    153,749     231,932    248,931    525,203
                                                       -------    -------    --------   --------   --------
Costs of revenues:
  Gaming machines....................................   12,113     11,397      25,054     34,401     35,892
  Gaming operations..................................   45,288     54,639      62,721     70,419    124,529
  Gaming systems.....................................       --         --          --         --    105,083
                                                       -------    -------    --------   --------   --------
    Total costs of revenues..........................   57,401     66,036      87,775    104,820    265,504
                                                       -------    -------    --------   --------   --------
Gross margin.........................................   59,065     87,713     144,157    144,111    259,699
Other costs:
  Selling, general and administrative................   21,074     21,581      23,343     24,243     69,343
  Research and development...........................       --      2,023       1,922      1,173     16,528
  Acquired in-process research and development(1)....       --         --          --     17,500         --
  Project cost write-downs...........................       --      2,117          --         --         --
  Impairment and restructuring charges(2)............       --         --          --         --      2,641
  Depreciation and amortization......................    4,110      8,798      12,661     17,380     50,951
                                                       -------    -------    --------   --------   --------
    Total other costs................................   25,184     34,519      37,926     60,296    139,463
                                                       -------    -------    --------   --------   --------
Income from operations...............................   33,881     53,194     106,231     83,815    120,236
Interest income......................................    2,028      3,793       2,989      3,850      1,998
Interest expense.....................................     (429)      (288)       (226)      (113)   (16,475)
Other income (expense)(3)............................       43        (22)        446       (623)     1,611
                                                       -------    -------    --------   --------   --------
Income before provision for income taxes.............   35,523     56,677     109,440     86,929    107,370
Provision for income taxes...........................   13,188     21,001      41,040     39,422     42,411
                                                       -------    -------    --------   --------   --------
Net income...........................................  $22,335    $35,676    $ 68,400   $ 47,507   $ 64,959
                                                       =======    =======    ========   ========   ========
Diluted shares outstanding...........................   12,038     13,542      13,161     12,428     12,011
Diluted earnings per share...........................  $  1.86    $  2.63    $   5.20   $   3.82   $   5.41
                                                       =======    =======    ========   ========   ========

                                                                    FISCAL YEAR ENDED JUNE 30,
                                                       ----------------------------------------------------
                                                         1996       1997       1998       1999       2000
                                                       --------   --------   --------   --------   --------
                                                                  (IN THOUSANDS, EXCEPT RATIOS)
OTHER DATA:
Gaming machines EBITDA(4)............................  $ 7,140    $33,117    $ 90,201   $ 91,900   $113,970
Gaming operations EBITDA(4)..........................   34,150     35,156      39,969     39,997     43,706
Gaming systems EBITDA(4).............................       --         --          --         --     42,143
Corporate EBITDA(4)..................................   (3,299)    (3,676)     (5,967)    (4,393)   (14,650)
                                                       -------    -------    --------   --------   --------
Consolidated EBITDA(4)...............................  $37,991    $64,597    $124,203   $127,504   $185,169
                                                       =======    =======    ========   ========   ========
Net cash provided by operating activities............  $28,769    $43,392    $ 68,183   $ 86,655   $110,710
Net cash used in investing activities................  (31,827)   (41,976)    (25,020)   (85,416)  (108,281)
Net cash provided by (used in) financing
  activities.........................................   55,038    (13,102)    (36,403)   (41,591)    (9,381)
Gaming machines capital expenditures.................  $13,252    $29,612    $ 20,649   $  8,753   $  9,369
Gaming operations capital expenditures...............   14,914      8,892       3,659      5,063      6,490
Gaming systems capital expenditures..................       --         --          --         --     63,354
Corporate capital expenditures.......................       24         93         113        141      3,373
                                                       -------    -------    --------   --------   --------
Consolidated capital expenditures....................  $28,190    $38,597    $ 24,421   $ 13,957   $ 82,586
                                                       =======    =======    ========   ========   ========
Ratio of earnings to fixed charges(5)................    10.9x      13.6x       21.3x      21.8x       5.1x

                                                                             AS OF JUNE 30,
                                                          ----------------------------------------------------
                                                            1996       1997       1998       1999       2000
                                                          --------   --------   --------   --------   --------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...............................  $78,113    $66,427    $73,187    $32,835    $25,883
Total assets............................................  162,312    188,876    245,134    507,169    548,719
Total debt..............................................    3,750      2,800         --    216,856    224,294
Stockholders' equity....................................  146,307    171,331    210,482    220,353    270,520

--------------------------

(1) We recorded a charge of $17.5 million for acquired in-process research and development in fiscal 1999 related to the value of research and development projects that were in various stages of completion at the date of the Powerhouse acquisition.

(2) We incurred impairment and restructuring charges of $2.6 million in fiscal 2000 in connection with the restructuring of our VLC subsidiary.

(3) Other income (expense) consists of minority interest in earnings of consolidated subsidiary, and other income (expense).

(4) Segment EBITDA amounts are included before corporate allocation. Corporate EBITDA includes corporate activity and corporate eliminations. EBITDA consists of operating income plus depreciation and amortization (including our share of joint venture depreciation of $5.3 million, $8.8 million, and $11.3 million for the years ended June 30, 1998, 1999, and 2000, respectively), impairment charges of $2.6 million for the year ended
    June 30, 2000 and an in-process research and development charge of $17.5 million for the year ended June 30, 1999. You should not construe EBITDA as a substitute for operating income or a better indicator of liquidity than cash flow from operating, investing and financing activities, which are determined in accordance with accounting principles generally accepted in the United States of America. We have included EBITDA to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. Although EBITDA is not necessarily a measure our ability to fund our cash needs, we believe that EBITDA is a useful tool for measuring our ability to service our debt. Our definition of EBITDA may not be the same as that of similarly captioned measures used by other companies.

(5) The ratio of earnings to fixed charges has been computed as earnings divided by fixed charges. Earnings consist of net income before fixed charges, income taxes, minority interests in consolidated subsidiaries and income from equity investments, adjusted to include amortization of capitalized interest and distributed income of equity investments and exclude capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt issue costs, our proportionate share of the interest cost of equity investments, and the estimated interest component of rental expense.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the section "Selected Consolidated Financial Data" and the consolidated financial statements and related notes included elsewhere in this prospectus.

OVERVIEW

    We are a diversified, global gaming company operating principally through three business segments:

    - Gaming Machines, which includes the design, development and distribution of proprietary gaming machines.

    - Gaming Operations, which includes the operations of two casinos in Colorado, slot machine routes in Nevada and Montana, and a 50% interest in the development contract and seven-year management contract to develop and manage a California Native American casino that we expect to open in March 2001.

    - Gaming Systems, which includes the design, manufacture and sale of video gaming machines and central control systems and the design, manufacture, sale, installation and operation of on-line lottery systems and computerized pari-mutuel wagering systems.

    On June 29, 1999, we completed our acquisition of Powerhouse
Technologies, Inc. for approximately $220 million plus Powerhouse net debt of $68 million. We funded the Powerhouse acquisition through a combination of cash and borrowing under our $300 million senior credit facility. We accounted for the Powerhouse acquisition using the purchase method of accounting. Because the closing of the Powerhouse acquisition occurred virtually concurrently with the end of our fiscal year, our financial statements for the year ended June 30, 1999 do not include any results of operations or cash flows for Powerhouse, except for a non-recurring charge for acquired in-process research and development that was recorded in fiscal 1999.

    In September 1999, we announced the signing of development and management agreements with the Pala Band of Mission Indians for the design, construction, financing, operation and management of PALA, a casino and entertainment facility on the federally recognized Pala reservation in northern San Diego County, California. The management agreement is for a period of seven years commencing on the opening date of the casino facility, which we expect to be in the spring of 2001. The Pala tribe secured a $100 million credit facility through a loan agreement and ancillary financial documents finalized on June 15, 2000. As a condition to the financing, we agreed to guarantee the full payment and performance of the obligations of the Pala tribe under the loan agreement.

    In the fourth quarter of fiscal 2000, we restructured the operations of our VLC subsidiary. As a result, we now manage and account for the VLC subsidiary as two separate business units, VLC Government and VLC Casino. VLC Government focuses on sales of central systems and video lottery gaming machines to governmental jurisdictions under our gaming systems segment. VLC Casino, which was formerly based in Bozeman, Montana, and is now based in Las Vegas, focuses on the development and sales of gaming machines to casinos under our gaming machines segment. In conjunction with this restructuring, we have changed our financial reporting segments from four segments to the three segments outlined above.

    On October 17, 2000, we completed the acquisition of approximately
4.6 million shares of our common stock from our then Chairman, Stanley Fulton, and members of his family and their affiliates, for a purchase price of $66.612 per share. Effective upon completion of this stock purchase transaction, Stanley Fulton, his son, Michael Fulton, and his daughter, Elizabeth Jones resigned from their positions on our board of directors. The purchase consideration for the shares comprised $240.2 million in cash and $66.0 million aggregate principal amount of promissory notes that Stanley Fulton received for a portion of his shares. To fund this transaction, on October 17, 2000, we completed the sale of $250.0 million of 9 7/8% Senior Subordinated Notes due 2008 that were priced to yield 10% and amended the senior credit facility to increase the commitment to $325.0 million.

    In conjunction with the stock purchase transaction with the Fulton family, we entered into an agreement with Stanley Fulton to sell him substantially all of the assets relating to our Sunland Park Racetrack & Casino, located in New Mexico, and our 25% interest in a Massachusetts horse racing facility. Stanley Fulton has agreed to pay $66.0 million for these assets by canceling our obligations under the promissory notes. We expect to complete the sale of these racetrack assets to Mr. Fulton by the end of March 2001, subject to regulatory approvals and the satisfaction of other conditions. After the sale of these assets, we will retain the right to manage gaming operations at the Massachusetts racetrack if casino gaming is legalized in Massachusetts.

    The following tables and discussion present pro forma figures for 1999 as if the Powerhouse acquisition occurred on July 1, 1998 and exclude non-recurring items such as charges for acquired in-process research and development and the cumulative effect of a change in accounting principle. Prior to the Powerhouse acquisition in June 1999, we had no gaming systems business.

                                              ACTUAL FISCAL YEAR 1998        ACTUAL FISCAL YEAR 1999
                                            ----------------------------   ----------------------------
                                            REVENUES   COSTS OF REVENUES   REVENUES   COSTS OF REVENUES
                                            --------   -----------------   --------   -----------------
                                                                  (IN THOUSANDS)
Gaming machines...........................  $113,677        $25,054        $123,698        $ 34,401
Gaming operations.........................   118,255         62,721         125,233          70,419
Gaming systems............................        --             --              --              --
                                            --------        -------        --------        --------
  Total...................................  $231,932        $87,775        $248,931        $104,820
                                            ========        =======        ========        ========

                                             PRO FORMA FISCAL YEAR 1999       ACTUAL FISCAL YEAR 2000
                                            -----------------------------   ----------------------------
                                            REVENUES    COSTS OF REVENUES   REVENUES   COSTS OF REVENUES
                                            ---------   -----------------   --------   -----------------
                                                                   (IN THOUSANDS)
Gaming machines...........................  $150,729        $ 53,318        $154,680        $ 35,892
Gaming operations.........................   159,632          96,145         189,938         124,529
Gaming systems............................   155,564          90,972         180,585         105,083
                                            --------        --------        --------        --------
  Total...................................  $465,925        $240,435        $525,203        $265,504
                                            ========        ========        ========        ========

                                                               FISCAL YEAR ENDED JUNE 30,
                                                --------------------------------------------------------
                                                ACTUAL 1998   ACTUAL 1999   PRO FORMA 1999   ACTUAL 2000
                                                -----------   -----------   --------------   -----------
SOURCES OF REVENUES:
  Gaming machines.............................       49%           50%             32%            30%
  Gaming operations...........................       51            50              34             36
  Gaming systems..............................       --            --              34             34
                                                    ---           ---             ---            ---
    Total.....................................      100%          100%            100%           100%
                                                    ===           ===             ===            ===
GROSS MARGIN:
  Gaming machines.............................       78%           72%             65%            77%
  Gaming operations...........................       47            44              40             34
  Gaming systems..............................       --            --              42             42
    Consolidated gross margin.................       62%           58%             48%            49%

FISCAL YEAR 2000 COMPARED TO FISCAL YEAR 1999

GAMING MACHINES

    Gaming machines accounted for 50% and 30% of total revenues and 70% and 57% of EBITDA (as defined) during the years ended June 30, 1999 and 2000, respectively. On a pro forma basis this segment accounted for 32% of total revenues and 56% of EBITDA (as defined) during the year ended June 30, 1999.

    Revenues from gaming machines were $154.7 million for the year ended
June 30, 2000, an increase of $31.0 million or 25% from $123.7 million for the year ended June 30, 1999. The increase in segment revenues can be primarily attributed to the increased equity earnings in the Anchor-IGT joint venture, which, for accounting purposes, are recorded net of expense. The increase is also due to the addition of VLC Casino revenues of approximately $15.9 million related to the Powerhouse acquisition and was offset by net decreases in revenues from our non-joint venture, or stand-alone, proprietary games. Revenues from the Anchor-IGT joint venture increased $21.9 million or 29% from $76.5 million in fiscal 1999 to $98.4 million in fiscal 2000. At June 30, 2000, there were approximately 11,300 games, primarily Wheel of Fortune-TM-, operating within the Anchor-IGT joint venture, compared to approximately 6,400 games at June 30, 1999. Revenues from stand-alone proprietary games decreased
$6.8 million or 14% from $47.6 million in fiscal 1999 to $40.8 million in fiscal 2000. During the year ended June 30, 2000, our installed base of stand-alone proprietary games, without regard to our Anchor-IGT joint venture games, increased 7% from the year ended June 30, 1999. However, a decrease in the average net win per unit for the installed base of stand-alone proprietary games during the same period resulted in an overall 14% decline in stand-alone revenues.

    On a pro forma basis, revenues from gaming machines for the year ended
June 30, 2000, increased $4.0 million or 3% from the pro forma revenues of $150.7 million for the year ended June 30, 1999. This increase is primarily a result of the increase in revenues from the Anchor-IGT joint venture, as discussed above, offset by decreased machine sales at VLC Casino and stand-alone proprietary game revenues. Revenues from VLC Casino decreased $11.1 million or 42% from $27.0 million in fiscal 1999 to $15.9 million in fiscal 2000. The decrease in VLC Casino machine sales results from declines in machine sales to governmental jurisdictions, as we lessen our focus on sales to the casino gaming market in favor of recurring revenue arrangements.

    Costs of gaming machines were $35.9 million for fiscal year 2000, an increase of $1.5 million or 4% from $34.4 million for the historical fiscal year 1999. The addition of VLC Casino in the Powerhouse acquisition accounted for an increase in historical costs by contributing approximately $10.6 million to costs of gaming machines during fiscal year 2000. This increase was offset by a lower level of write-downs related to gaming machines within our stand-alone proprietary games operations, and to a lesser extent, by decreases in royalty expenses as a result of decreased revenues from our stand-alone games and an overall decrease in the royalty expense rate.

    Gaming machines segment gross margin increased to 77% during fiscal year 2000 from 72% during fiscal year 1999. Within the segment, in fiscal 2000, gross margins were 97% for the Anchor-IGT joint venture (due to its accounting treatment under the equity method), 46% for the stand-alone proprietary games division and 33% for VLC Casino. In fiscal 1999 gross margins were 93% for the Anchor-IGT joint venture, 39% for stand-alone proprietary games and 30% for VLC Casino.

    On a pro forma basis, gaming machines segment costs decreased $17.4 million or 33% from $53.3 million in 1999 due to the decreased historical proprietary games costs and due to decreases in costs related to decreased revenues from VLC Casino. Gaming machines segment gross margin increased to 77% during the year ended June 30, 2000 from 65% during the pro forma year ended June 30, 1999. This is due primarily to the increase in equity earnings and the decrease in machine sales from VLC Casino, which has achieved lower margins historically when compared to the margins achieved in the proprietary games operations, including the Anchor-IGT joint venture.

    Changes in interest rates could have an effect on the earnings of the Anchor-IGT joint venture. Since jackpot expense is a function of the present value of future jackpot payments, future changes in the interest rate environment will affect the profitability of the Anchor-IGT joint venture. Specifically, decreases in interest rates will increase the then current period's jackpot expense of the Anchor-IGT joint venture while future increases in interest rates will decrease the then current period's jackpot expense of the Anchor-IGT joint venture.

GAMING OPERATIONS

    Gaming operations accounted for 50% and 36% of total revenues and 30% and 22% of EBITDA (as defined) during the years ended June 30, 1999 and 2000, respectively. On a pro forma basis this segment accounted for 34% of total revenues and 25% of EBITDA (as defined) during the year ended June 30, 1999.

    Total revenues from the gaming operations segment were $189.9 million for fiscal year 2000, an increase of $64.7 million or 52% from $125.2 million for historical year 1999. The additions of slot machine operations at Sunland Park Racetrack & Casino and the Montana route operation, which occurred due to the Powerhouse acquisition, accounted for the increase in historical revenues by contributing approximately $66.0 million to revenues in fiscal year 2000. The commencement of casino operations in February 1999 at Sunland Park contributed $28.3 million of revenues for this period. In addition, our Nevada route operation increased by approximately $3 million. This increase was offset by decreased revenues at our Colorado casinos of approximately $3 million as a result of the increased competition in these markets.

    On a pro forma basis, revenues from gaming operations for the year ended June 30, 2000 increased $30 million or 19% from pro forma revenues for the year ended June 30, 1999. This increase is primarily due to the commencement of slot machine operations at Sunland Park, as discussed above, which contributed increased revenues of $28.3 million.

    Costs of gaming operations revenue were $124.5 million for fiscal year 2000, an increase of $54.1 million or 77% from $70.4 million in fiscal year 1999. Gaming operations gross margin decreased to 34% during fiscal year 2000 from 44% during fiscal year 1999. The addition of Sunland Park and the Montana route operation contributed approximately $46.6 million to costs of gaming operations during the fiscal year 2000. The remaining increase is due primarily to increased costs of approximately $4.3 million at our Colorado casinos resulting from increased competition, and to a lesser extent, increased costs of approximately $1.8 million in the Nevada route operation as a result of increased revenues.

    On a pro forma basis, costs of gaming operations increased $28.4 million or 30% during the year ended June 30, 2000 versus pro forma costs of $96.1 million for the year ended June 30, 1999. This increase is due primarily to the commencement of casino operations at Sunland Park in February 1999. Gaming operations gross margin decreased to 34% during the year ended June 30, 2000 from 40% during the pro forma year ended June 30, 1999. This is due primarily to the commencement of casino operations at the Sunland Park and the growth in Nevada route operation costs, both of which have lower margins than the Colorado casino operations that historically accounted for a greater percentage of gaming operations revenue. The decrease in gross margin is also the result of decreased margins at our Colorado casinos, which are the result of increased competition.

GAMING SYSTEMS

    Gaming systems accounted for 34% of total revenues and 21% of EBITDA (as defined) during the year ended June 30, 2000. We had no gaming systems business prior to the Powerhouse acquisition. On a pro forma basis this segment accounted for 34% of total revenues and 19% of EBITDA (as defined) during the year ended June 30, 1999.

    Revenues from gaming systems were $180.6 million for the year ended
June 30, 2000, an increase of $25.0 million or 16% from pro forma revenues of $155.6 million for the year ended June 30, 1999. The increase over 1999 pro forma revenues is primarily due to increases in revenues from one-time equipment sales of approximately $24.6 million in China, Switzerland and the West Indies during the year ended June 30, 2000, as well as domestic lottery revenue increases. During the year ended June 30, 2000, we started and continued work on our Switzerland contract implementation, and completed the installation of a lottery system in China and the West Indies. Domestically, increased revenues resulted from the commencement of operations under our on-line lottery contract with the Hoosier Lottery in Indiana and strong results in Florida. The resulting increase in revenue was partially offset by the loss of the Montana lottery contract, which was terminated during the fourth quarter of fiscal 1999.

    Costs of gaming systems were $105.1 million during the year ended June 30, 2000, an increase of $14 million or 16% on a pro forma basis from the pro forma costs for the year ended June 30, 1999, due primarily to increased revenues. The gross margin remained constant at 42% in fiscal 2000 and the pro forma
1999 year.

OTHER COSTS

    Selling, general and administrative ("SG&A") expenses were $69.3 million for fiscal year 2000, an increase of $45.1 million or 186% from $24.2 million for fiscal year 1999. SG&A expenses as a percentage of total revenue increased to 13% during fiscal year 2000 compared to 10% during fiscal year 1999.

    During the year ended June 30, 2000, businesses acquired in the Powerhouse acquisition constituted $42.5 million, or 61%, of SG&A expenses. The remaining increase was due primarily to additional payroll and promotional costs at our Colorado Central Station Casino. On a pro forma basis, SG&A expenses for the year ended June 30, 2000 increased $4.7 million or 7% over the pro forma year ended June 30, 1999, due primarily to the historical increase noted above as well as the commencement of casino operations at Sunland Park, and to a lesser extent, increased labor costs and professional fees in our gaming systems segment.

    Research and development ("R&D") expenses were $16.5 million for fiscal year 2000, an increase of $15.4 million from $1.2 million for fiscal year 1999. During the year ended June 30, 2000, businesses acquired in the Powerhouse acquisition contributed $13.5 million in R&D expenses. To a lesser extent, the increase reflects higher R&D expenses in our proprietary games business within our gaming machines segment. The remaining increase resulted primarily from a one-time settlement received from the Ontario provincial government in the prior year, which reduced R&D expense for fiscal 1999. The Province of Ontario has mandated that the terms of the settlement be held in confidence. On a pro forma basis, R&D expenses for the year ended June 30, 2000 increased $5.5 million or 50% from $11.0 million for the pro forma year ended June 30, 1999, resulting from increased R&D expenses of the acquired operations within the gaming machines operations, as well as the historical increase noted above. In addition to the R&D expenses reflected in our financial statements, R&D costs related to the Anchor-IGT joint venture are recorded within the Anchor-IGT joint venture and are not included in the amounts disclosed as R&D in our financial statements.

    In the fourth quarter of fiscal 2000, we implemented a plan, which was not contemplated at the time of the acquisition, to restructure our VLC subsidiary. Impairment and restructuring charges of $2.6 million were incurred in fiscal 2000 in connection with the restructuring of VLC. See Note 4 to the consolidated financial statements.

    Acquired in-process research and development of $17.5 million in fiscal year 1999 was incurred in connection with the Powerhouse acquisition. This non-recurring expense represents the value of the research and development projects that were in various stages of completion at the date of the acquisition. There was no income tax benefit as a result of this expense, thereby increasing our effective tax rate for fiscal 1999. See Note 3 to the consolidated financial statements.

    Depreciation and amortization expense was $51.0 million for fiscal year 2000, an increase of $33.6 million or 193% from $17.4 million for historical fiscal year 1999. During the year ended June 30, 2000, businesses acquired from Powerhouse contributed $29.8 million in depreciation and amortization expense. The remaining historical increase resulted from increased depreciation expense incurred in the gaming machine operations. On a pro forma basis, depreciation and amortization for the year ended June 30, 2000 increased $9.0 million or 22% from the pro forma year ended June 30, 1999, due primarily to increased depreciation and amortization expense incurred at AWI and Sunland Park. Depreciation increased at AWI primarily due to the capital expenditures associated with fiscal 2000 domestic contract implementations. The Sunland Park increase related to the commencement of gaming operations in February 1999.

    INCOME FROM OPERATIONS. As a result of the factors discussed above, income from operations was $120.2 million for fiscal year 2000, an increase of $36.4 million or 44% from $83.8 million for historical fiscal year 1999 and $12.4 or 12% on a pro forma basis from the year ended June 30, 1999. Excluding the $17.5 million charge for acquired in-process research and development, income from operations for fiscal year 1999 would have been $101.3 million. As a percentage of total revenues, income from operations remained constant at 23% during fiscal year 2000 and fiscal year 1999.

    OTHER INCOME (EXPENSE). Interest income was $2.0 million for fiscal year 2000, a decrease of $1.9 million or 48% from $3.9 million for historical fiscal year ended 1999. The decrease is due to decreased cash balances for investment as a result of spending for the Powerhouse acquisition. Interest expense of $16.5 million for fiscal year 2000, an increase of $16.4 million from historical fiscal year 1999, is the result of borrowings associated with the Powerhouse acquisition. As a result of the factors discussed above, net other expense was $12.9 million for fiscal year 2000 compared to net other income of $3.1 million for fiscal year 1999.

    NET INCOME AND EARNINGS PER SHARE. As a result of the factors discussed above, net income was $65.0 million for fiscal year 2000, an increase of $17.5 million or 37% from $47.5 million for fiscal year 1999. On a pro forma basis, net income for fiscal 2000 increased $7.5 million or 13% from the pro forma fiscal 1999 year.

    Diluted earnings per share were $5.41 for fiscal year 2000, an increase of $1.59 per share from the $3.82 diluted earnings per share for fiscal year 1999 primarily due to the $17.5 million in-process research and development charge in fiscal 1999.

FISCAL YEAR 1999 COMPARED TO FISCAL YEAR 1998

GAMING MACHINES

    Gaming machines accounted for 49% and 50% of total revenues and 69% and 70% of EBITDA (as defined) during the years ended June 30, 1998 and 1999, respectively.

    Revenues from gaming machines were $123.7 million for the fiscal year ended June 30, 1999, an increase of $10.0 million or 9% from $113.7 million for the fiscal year ended June 30, 1998. Revenues from the Anchor-IGT joint venture rose $19.7 million or 35% from $56.8 million in fiscal 1998 to $76.5 million in fiscal 1999. Revenues from stand-alone games decreased $8.7 million or 16% from $56.3 million in fiscal 1998 to $47.6 million in fiscal 1999. The increase in segment revenues was primarily due to increased equity earnings in the Anchor-IGT joint venture, which, for accounting purposes, is recorded net of expense. The increase in revenues was also due to increased revenues from our proprietary games CashBall-TM- and SafeBuster-TM-. These increases were offset to some extent by decreased revenues generated from the Wheel of Gold-TM-, Totem Pole-TM- and Clear Winner-TM- games as well as decreased revenues from the sale of tokens for the proprietary game Silver Strike-TM-. At June 30, 1999 there were approximately 6,400 games, primarily Wheel of Fortune-TM-, operating within the Anchor-IGT joint venture, compared to approximately 5,600 games at June 30, 1998.

    Costs of gaming machine revenues were $34.4 million for the fiscal year 1999, an increase of $9.3 million or 37% from $25.1 million for the fiscal year 1998. The increase in the cost of proprietary games revenues was due primarily to increased machine parts used in our operations outside the Anchor-IGT joint venture, increased costs of production and service payroll and shipping and handling. During fiscal year 1999, we engaged in extensive improvements and modifications to existing proprietary games in order to maintain performance levels of the games. The costs associated with the upgrades and regular maintenance of games in operation are expensed as incurred. These increases were offset to some extent by decreased costs and expenses relating to the sale of tokens for the proprietary game Silver Strike-TM-.

    Gaming machines segment gross margin decreased to 72% during fiscal year 1999 from 78% during fiscal year 1998. Within the segment, in fiscal 1998 gross margins were 100% for the Anchor-IGT joint venture (due to its accounting treatment under the equity method) and 76% for stand-alone proprietary games. In fiscal 1999, gross margins were 93% for the Anchor-IGT joint venture and 39% for stand-alone proprietary games.

GAMING OPERATIONS

    Gaming operations accounted for 51% and 50% of total revenues and 31% and 30% of EBITDA (as defined) during the year ended June 30, 1998 and 1999, respectively.

    Total revenues from gaming operations were $125.2 million for fiscal year 1999, an increase of $7.0 million or 6% from $118.3 million for fiscal year 1998. This increase was primarily due to a $4.3 million increase in route revenues coupled with increased slot revenues at the Colorado Central Station Casino and, to a lesser extent, increased slot revenues at the Colorado Grande Casino. The increase in route revenues was due to the increased number of machines on route and increased performance of the machines on the route due to machine mix enhancements. Machines on route increased by 41 machines or 5% to 883 at June 30, 1999 from 842 machines at June 30, 1998. Average machines on route during fiscal 1999 increased 39 or 5% to 866 from 827 average machines in fiscal 1998. Increases in route revenues were realized from both participation locations and space lease locations. The year-over-year increase in casino slot revenues was realized almost entirely during the first six months of fiscal year 1999 with the second six months of fiscal year 1999 resulting in flat year-over-year comparisons.

    Costs of gaming operations revenue were $70.4 million for fiscal year 1999, an increase of $7.7 million or 12% from $62.7 million for fiscal year 1998. Gaming operations gross margin decreased to 44% during fiscal year 1999 from 47.0% during fiscal year 1998. We incurred increased marketing and personnel related costs in order to sustain year-over-year revenue levels within our Colorado casino operations.

OTHER COSTS

    SG&A expenses were $24.2 million for fiscal year 1999, an increase of $0.9 million or 4% from $23.3 million for fiscal year 1998. SG&A expenses as a percentage of total revenue remained constant at 10% during fiscal year 1999 and fiscal year 1998. The increase in SG&A expenses was primarily due to increased tax and licensing costs within our gaming machines segment, increased costs and expenses for advertising in our gaming operations segment and increased administrative payroll at the corporate level.

    Research and development expenses were $1.2 million for fiscal year 1999, a decrease of $700,000 or 37% from $1.9 million for fiscal year 1998. The decrease is due to reduced expenses in fiscal year 1999 for development at the corporate level, offset to some extent by increases in the proprietary games business within the gaming machines segment. The decrease in corporate development resulted primarily from reduced development costs related to the Canadian charity-based casino initiative that was canceled by the Ontario provincial government on June 26, 1998. In addition to the research and development expenses reflected on our financial statements, research and development costs related to the Anchor-IGT joint venture are accounted for on the books of the Anchor-IGT joint venture and are not included in the amounts disclosed as research and development in our financial statements.

    Acquired in-process research and development of $17.5 million in fiscal year 1999 was incurred in connection with the Powerhouse acquisition. This non-recurring expense represents the value of the research and development projects that were in various stages of completion at the date of the acquisition. There was no income tax benefit as a result of this expense, thereby increasing our effective tax rate for fiscal 1999.

    Depreciation and amortization expense was $17.4 million for fiscal year 1999, an increase of $4.7 million or 37% from $12.7 million for fiscal year 1998. This increase was primarily due to increased depreciation and amortization expense incurred in our proprietary games operations and, to a lesser extent, at our Colorado Central Station Casino and in our route operations due to the use of shortened lives for all gaming machines.

    INCOME FROM OPERATIONS. As a result of the factors discussed above, income from operations was $83.8 million for fiscal year 1999, a decrease of $22.4 million or 21% from $106.2 million for fiscal year 1998. Excluding the $17.5 million charge for acquired in-process research and development, income from operations for fiscal year 1999 would have been $101.3 million, a decrease of only $4.9 million or 5% from fiscal year 1998. As a percentage of total revenues, income from operations decreased to 34% during fiscal year 1999 from 46% during fiscal year 1998.

    OTHER INCOME (EXPENSE). Interest income was $3.9 million for fiscal year 1999, an increase of $900,000 or 30% from $3.0 million for fiscal year 1998. The increase was due to increased short-term investments resulting from higher average cash balances during the year. Other income decreased $1.1 million from fiscal year 1998. This was primarily due to reduced net gains on asset disposals in fiscal year 1999 versus fiscal 1998.

    NET INCOME AND EARNINGS PER SHARE. As a result of the factors discussed above, net income was $47.5 million for fiscal year 1999, a decrease of $20.9 million or 31% from $68.4 million for fiscal year 1998.

    Diluted earnings per share were $3.82 for fiscal year 1999, a decrease of $1.38 per share from the $5.20 diluted earnings per share for fiscal year 1998.

LIQUIDITY AND CAPITAL RESOURCES

    CASH FLOWS. At June 30, 2000, we maintained $25.9 million in cash and equivalents, $47.2 million in working capital, and $75.9 million available under a revolving credit facility, compared with cash and equivalents at June 30, 1999 of $32.8 million, working capital of $28.9 million, and $81.5 million available under an unsecured revolving credit facility. To fund the acquisition of Powerhouse Technologies, Inc., we borrowed $210 million on a new $300 million senior unsecured reducing revolving credit facility. Amounts drawn on the senior credit facility bear interest at variable rates based on LIBOR plus an applicable margin or prime rate plus an applicable margin, at our option. All borrowings under the senior credit facility are due on June 30, 2004. We amended our senior credit facility on October 17, 2000 and increased the commitment to $325.0 million. We have agreed to maintain certain financial and non-financial covenants customary with lending arrangements of this type. We were in compliance with applicable covenants at June 30, 2000.

    We believe that cash provided by operations will remain a significant source of cash flows, and anticipate that both operations and draws on our senior credit facility will provide the capital needed for continued business growth.

    During fiscal year 2000, operating activities provided $110.7 million in cash flows on $65.0 million in net income, compared with $86.7 million in cash flows on $47.5 million in net income during fiscal year 1999. Net income in fiscal year 2000 included non-cash expenses (including depreciation and amortization) of approximately $63.7 million compared with non-cash expenses in fiscal year 1999 of approximately $43.1 million. The significant non-cash expenses in 2000 were approximately $51.0 million of depreciation and amortization. Also in fiscal 2000, we recognized earnings in the Anchor-IGT joint venture that were approximately $13.1 million greater than cash distributions to us.

    INVESTING ACTIVITIES AND CAPITAL EXPENDITURES. In fiscal year 2000, we had cash outflows for investing activities of $108.3 million primarily related to the purchase and installation of assets for domestic and international lottery jurisdictions. We selectively pursue opportunities to win additional and retain existing on-line wagering contracts. If successful in obtaining new state lottery contracts, and depending on the size of the jurisdictions served, we may be required to secure additional funding for the related capital expenditures. In addition, during fiscal 2000 we contributed $22.2 million to the Anchor-IGT joint venture and $5.3 million to Anchor Partners, LLC and Ourway Realty, LLC. In fiscal year 1999, we had cash outflows for investing activities of $85.4 million primarily related to the acquisition of Powerhouse.

    Our capital expenditure budget for fiscal 2001 is estimated to be between $45 and $55 million. We believe that cash flows from operations, borrowings under our senior credit facility, and existing cash balances will be adequate to satisfy our anticipated uses of capital during fiscal year 2001. We are, however, continually evaluating our financing needs. If more attractive financing alternatives or expansion, development or acquisition opportunities become available to us, we may amend our financing plans assuming such financing would be permitted under our debt agreements.

    Substantial funds are required for the operation of our gaming systems segment and may also be required for other future projects. The source of funds required to meet our working capital needs (including maintenance capital expenditures) is expected to be cash flow from operations and availability under our senior credit facility. The source of funds for our future projects may come from cash flow from operations and availability under our senior credit facility, additional debt or equity offerings, joint venture partners or other sources. No assurance can be given that additional financing will be available or that, if available, such financing will be obtainable on favorable terms.

    The gaming systems segment operates in a capital intensive industry, in which wagering terminals, computer systems and applications and communications software must be installed throughout a jurisdiction, often beginning up to one year before revenues are earned on the long-term contract. When a new jurisdiction is added to our customer base, capital required to obtain and install hardware and software can be significant. Generally, initial contract terms are from five to nine years, often with one or more one to three year extension options. Upon expiration of a contract and its extensions, the jurisdiction typically requires vendors to rebid their services and, if successful, replace existing equipment with new terminals. An incumbent vendor may have some benefit due to the communications infrastructure already in place, but most often, a significant portion of the initial capital expenditures must be replaced upon the reawarding of a lottery contract.

    PALA GUARANTEE. Under the terms of our development and management agreements with the Pala Band of Mission Indians, which we executed in September 1999, we agreed to assist the Pala tribe in obtaining financing for the construction and operation of PALA and to advance funds during the design and development stages. The Pala tribe secured a $100.0 million credit facility through a loan agreement and ancillary financial documents finalized on June 15, 2000. As a condition to receiving financing, we agreed to guarantee the full payment and performance of the obligations of the Pala tribe under the loan agreement. We executed a guarantee that remains in effect until the earlier of either repayment in full of all guaranteed financial obligations under the loan agreement or delivery to lenders of a leasehold mortgage on PALA if it has been in operation for at least twelve months and specified financial and leverage thresholds have been met. The guarantee will also be released 60 days following the date on which we or any of our affiliates cease to be the manager of PALA, unless lenders have demanded payment of outstanding obligations from the Pala tribe during such period. In addition, we have agreed to fund PALA project cost overruns up to a total amount of $25.0 million.

    Anchor Pala Development LLC, our wholly-owned subsidiary, will receive a development fee based on the actual total project costs and a project fee based on net gaming and non-gaming PALA revenues. As additional consideration for all costs, risks, restrictions and expenses associated with providing the guarantee, we will receive fees based primarily on a percentage of the outstanding loan balance.

    LIQUIDATED DAMAGES UNDER ON-LINE LOTTERY CONTRACTS. Our lottery contracts typically permit termination of the contract by the lottery authority at any time for our failure to perform or for other specified reasons and generally contain demanding implementation schedules and performance schedules. Failure to perform under such contracts may result in substantial monetary liquidated damages, as well as contract termination. Many of our lottery contracts also permit the lottery authority to terminate the contract at will and do not specify the compensation, if any, to which we would be entitled should such termination occur. Some of our United States lottery contracts have contained provisions for up to $1.0 million a day in liquidated damages for late system start-up and have provided for up to $15,000 per minute or more in penalties for system downtime in excess of a stipulated grace period, and some of our international customers similarly reserve the right to assess monetary damages in the event of contract termination or breach. Although such liquidated damages provisions are customary in the lottery industry and the actual liquidated damages imposed are generally subject to negotiation, such provisions in our lottery contracts present an ongoing potential for substantial expense. Our lottery contracts generally require us to post a performance bond, which in some cases may be substantial, securing our performance under such contracts. We do not believe that we have any exposure relative to liquidated damages at June 30, 2000.

    STOCK REPURCHASE PROGRAM. During fiscal year 2000, we spent $22.3 million to repurchase 549,000 shares of our common stock pursuant to a board-authorized stock repurchase program. In April 1997, the board of directors authorized a repurchase of up to 1,000,000 shares of common stock. The board of directors authorized additional repurchases of up to 514,000 shares in December 1997, 640,000 shares in October 1998, and 1,000,000 shares in March 2000. From the initial authorization of the program through June 30, 2000, we have repurchased 2,524,000 shares of common stock at a cost of $115.3 million. During fiscal 1999, we repurchased 810,000 shares at a cost of $40.3 million, and during fiscal 1998, we repurchased 638,000 shares at a cost of $36.1 million. At
June 30, 2000, a balance of 821,000 authorized shares remained under the stock repurchase program. Under our senior credit facility, we may repurchase during any fiscal year 50% of our prior fiscal year net income, plus an additional one-time $35 million during the term of the facility.

    WORKING CAPITAL REQUIREMENTS. In addition to cash requirements needed for the purchase and construction of capital equipment, we require working capital to finance customer receivables and inventory levels. At June 30, 2000, notes receivable from customers totaled $19.7 million, primarily resulting from gaming machine sales. Because we expect the continued growth of the gaming machines segment and intend to continue financing sales when advantageous to us, notes receivable balances may increase. Financing gaming machine sales over short periods is common in the gaming machine sales industry, and most of our customer notes range from one to two years, with interest rates of up to 14%. Some international and domestic receivables have repayment periods of up to nine years.

    We continually seek opportunities to expand our gaming-oriented businesses in new and existing gaming jurisdictions. If successful in pursuing another opportunity in any gaming-oriented business and depending on the amount of funding required, we may be required to obtain additional financing.

RECENTLY ISSUED ACCOUNTING STANDARDS

    Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998. This statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments and requires that all derivatives be marked-to-market on an ongoing basis. This applies whether the derivatives are stand-alone documents, such as forward currency exchange contracts and interest rate swaps, or embedded derivatives, such as call options contained in convertible debt instruments. These market value adjustments are to be included either in the income statement or stockholders' equity, depending on the intended use of the derivative and whether it qualifies for hedge accounting. We expect to adopt the standard in the first quarter of fiscal 2001 as a cumulative effect of a change in accounting principle. Based on analysis to date, we believe that our use of derivative instruments is limited and have identified one item, an interest rate swap arrangement for a notional amount of $100 million that we entered into in fiscal 2000. We do not believe that the adoption of SFAS No. 133, including the cumulative effect adjustment and the ongoing mark-to-market adjustments resulting from the change in value of the interest rate swap arrangement, will have a significant effect on our consolidated results of operations, financial position, or cash flows. During the quarter ended September 30, 2000, we recorded an asset related to the swap and a cumulative effect of a change in accounting principle in the amount of $124,000, which is net of taxes of $81,000.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." In June 2000, the Securities and Exchange Commission staff amended SAB 101 to provide registrants with additional time to implement SAB 101. We will be required to adopt SAB 101 by the fourth quarter of fiscal 2001.

                                    BUSINESS

    We are a diversified, global gaming company. We operate principally in three business segments: gaming machines, gaming operations and gaming systems. We have equipment and systems operating in the United States, Canada, Asia, Australia, Europe, South America, South Africa and the West Indies.

GAMING MACHINES

GENERAL

    Our gaming machines segment includes proprietary game development and distribution and gaming machine sales. Our proprietary games business unit focuses on the development of game software and the use of our gaming machines to generate recurring revenue streams through lease, participation, royalty revenue or other similar arrangements with our casino customers. Our VLC Casino business unit manufactures and sells gaming machines.

PROPRIETARY GAMES

    GENERAL. Our proprietary games are designed to increase gaming customer play levels by providing more entertainment than competing games. We believe our games provide a higher win per machine on average than our competitors' existing gaming machines, while generating recurring streams of revenue from royalty, revenue participation, fixed daily rental fee or other similar revenue-sharing arrangements with our casino customers. We have games installed on a revenue-sharing basis in most casinos in most domestic jurisdictions where gaming is legal. We seek to capitalize on our established marketing infrastructure, base of existing casino customers and licenses in most major domestic gaming jurisdictions to further expand and develop the market for proprietary games distributed under recurring-revenue arrangements.

    We develop or acquire the rights to stand-alone proprietary gaming machines and place them with casino customers free of any initial charge, allowing the casino to avoid up-front purchase costs, through a variety of arrangements that provide us with recurring revenue streams. We utilize numerous unique concepts and designs in order to increase overall gaming customer play levels. For example, our Wheel of Gold-TM- incorporates the opportunity to activate a three-dimensional wheel with significant potential winnings, providing a secondary game event and additional excitement to the customer through our "game within a game" concept.

    In September 1996, we entered into a strategic alliance in the form of a joint venture with International Game Technology, the largest manufacturer of computerized casino gaming products, in order to enhance our ability to develop and distribute proprietary games on a recurring-revenue basis. Through the Anchor-IGT joint venture, Anchor and IGT develop and install wide area progressive, or WAP, gaming machines based on both existing proprietary games and other game designs. The first WAP machine introduced by the Anchor-IGT joint venture was Wheel of Fortune-TM-, a game that is very similar to our Wheel of Gold-TM-. There are currently approximately 6,500 Wheel of Fortune-TM- machines installed in casino locations. The joint venture began distributing the multi-line, multi-coin video Wheel of Fortune-TM- in September 1999, and there are currently approximately 4,600 video Wheel of Fortune-TM- machines installed in casino locations. The video Wheel of Fortune-TM- machine's popularity with customers has caused a current production backlog of approximately 1,000 machines. In January 2000, Anchor and IGT cross-licensed "coin-free" related rights and patents and added the I Dream of Jeannie-TM- gaming machine to the Anchor-IGT joint venture. The I Dream of Jeannie-TM- gaming machine, which we introduced into the market in October 2000, currently has committed orders for approximately 1,200 machines. We believe that the Anchor-IGT joint venture has facilitated both the expansion of our proprietary games business and our ability to develop and distribute additional proprietary games.

    In addition to developing and distributing proprietary games, we have also developed and have begun introducing conversion games to our casino customers through the Anchor-IGT joint venture. The conversion business involves upgrading existing casino-owned IGT gaming machines with both software and hardware upgrades in exchange for a fixed portion of the future incremental revenue stream generated by the conversion. This upgrade generally takes the form of placing a secondary bonusing type of event on or in the existing base unit. As of June 30, 2000, we have received regulatory approval in Nevada and several other jurisdictions for several different conversion games and have placed some of the games in casinos on a limited basis. We have also received regulatory approval in Nevada and several other jurisdictions that allows us to convert slot machines to accept up to 45 coins per wager. This provides the player with a multi-line, multi-coin spinning reel slot machine experience. We introduced this multi-coin feature on the conversion platform during the quarter ended September 30, 1999. We currently have approximately 1,000 conversion games placed in casinos.

    Anchor and IGT share in the management and generally share equally in the profits and losses of the Anchor-IGT joint venture. Property, including intellectual property, developed through the Anchor-IGT joint venture is owned by the Anchor-IGT joint venture. The joint venture agreement had an initial duration of ten years, expiring in September 2006. In 1999, Anchor and IGT extended the joint venture agreement through December 15, 2015. After the 2015 expiration, unless the parties agree to a further extension, either party may terminate the Anchor-IGT joint venture upon at least one year's prior notice. The Anchor-IGT joint venture does not acquire any rights to the individual intellectual property rights of Anchor or IGT that are developed outside of the Anchor-IGT joint venture. In March 1999, Anchor granted IGT a non-exclusive right under its secondary event patents. In exchange, IGT agreed to not make or distribute gaming machines covered by the claims of the Anchor patents other than on behalf of the Anchor-IGT joint venture. In addition, IGT granted the Anchor-IGT joint venture the exclusive rights to the stand-alone Barcrest line of gaming machines and IGT agreed to develop a multi-line, multi-coin video-based game with the Wheel of Fortune-TM- as a secondary event for the exclusive use of the Anchor-IGT joint venture.

    DEVELOPMENT. We are continually engaged in the development of new proprietary games and in the improvement of existing games. After we have identified the basic concept for a new game, we work to refine the new game to maximize player appeal. Our efforts include computer-simulated studies of the game probabilities to determine the optimal pay schedules; research of, and application for, any significant intellectual property rights that can be claimed; design of packaging for the game; establishment of a pricing strategy for the game; and application for the necessary regulatory approvals. We then solicit feedback from potential casino customers to further refine the game. At the production stage, we and the manufacturer refine the technology and construction of the game. Prior to the release of any new game, we must receive necessary regulatory approvals.

    DISTRIBUTION. We have an established sales organization with offices in Nevada, Missouri, Mississippi, Louisiana, Indiana and New Jersey, servicing an established customer base of over 300 casinos as of June 30, 2000. We distribute our proprietary games primarily through a direct sales effort in which sales representatives call on casinos and other potential customers. We also use distributors in a limited number of jurisdictions. In deciding whether to use a distributor in a new jurisdiction, we consider a variety of factors, including existing relationships with operators and location owners, the ability of a distributor to service the market after the sale, the distributor's financial condition, any regulatory constraints and the long-term economics to us of direct sales as opposed to sales to distributors.

MACHINE SALES

    We develop and manufacture video gaming machines to sell to casino gaming venues through our VLC Casino business unit. We hold licenses to sell gaming machines in numerous jurisdictions, including Nevada, Mississippi and New Jersey, the three largest casino markets in the U. S., as well as in most other major North American gaming jurisdictions.

GAMING OPERATIONS

GENERAL

    Our gaming operations segment consists of Colorado Central Station Casino, Colorado Grande Casino and gaming machine route operations in Nevada and Montana. Additionally, we have a 50% interest in a development contract and seven-year management contract with the Pala Band of Mission Indians to develop and manage PALA, a casino, dining and entertainment complex currently under construction in northern San Diego County, California, which we currently expect to open in the spring of 2001.

COLORADO CASINO OPERATIONS

    In November 1990, the State of Colorado approved limited stakes gaming ($5.00 or less per wager) in two historic gold mining areas: Black Hawk/Central City and Cripple Creek. We opened a casino in each of these areas. Our casinos in Colorado emphasize gaming machine play, as opposed to table game play.

    COLORADO CENTRAL STATION CASINO. We opened the Colorado Central Station Casino in December 1993. It is located in Black Hawk, Colorado, which is contiguous with Central City, and serves approximately three million people living within a 100-mile radius, including residents of Denver and Boulder, Colorado. We believe that the Colorado Central Station Casino is a market leader and experiences a higher daily win per machine than its significant competitors. This casino is approximately 40 miles from Denver and 10 miles from Interstate 70, the main highway connecting Denver to many of Colorado's major ski resorts, and benefits from a favorable location, as it is one of the first casinos encountered by customers traveling from Denver to the Black Hawk/Central City area. The casino features approximately 750 gaming machines, 9 blackjack tables, 6 poker tables, and a food & beverage operation, and offers more than 600 parking spaces.

    COLORADO GRANDE CASINO. We operate the Colorado Grande Casino, which we opened in November 1991, through an 80% owned subsidiary. It is located in Cripple Creek, Colorado, and serves approximately two million people living within a 100-mile radius, including residents of Colorado Springs and Pueblo, Colorado. This casino is approximately 55 miles from Colorado Springs and 75 miles from Pueblo, and is located at one of the principal intersections in Cripple Creek. It features more than 210 gaming machines, 44 adjacent parking spaces, and a full service restaurant and bar.

ROUTE OPERATIONS

    We are one of the largest gaming machine route operators in Nevada, with 885 gaming machines in 66 locations at June 30, 2000. We believe we have a higher win per unit per day than any of our significant route competitors. At June 30, 2000, 771 of our 885 gaming machines in Nevada were located in or near Las Vegas, which has been one of the fastest growing cities in the United States in recent years. Our route operations also include video gaming machines and amusement machines in business establishments located in three areas in southern Montana. At June 30, 2000, we had over 1,250 video gaming machines and 750 amusement machines in Montana. We believe that our route operation contracts provide us with a stable long-term revenue source.

    Our gaming machine route operations involve the installation, operation, and service of gaming machines (virtually all video poker machines) under space leases with retail chains and revenue participation agreements with local taverns and retail stores. Space leases require payments of fixed monthly fees on a per store basis. Revenue participation agreements provide for payment to the location owner of a percentage of revenues generated by our machines at such location. Both types of agreements generally give us the exclusive right to install gaming machines at such locations, and both generally require us to pay all installation, maintenance and insurance expenses related to our operations at each location. We pay all applicable taxes under space leases, and generally share such taxes on the same basis as revenues under revenue participation arrangements. Our largest route contract is a space lease with Smith's Food and Drug Centers, Inc. At June 30, 2000, it covered 359 machines, and it extends through 2010. The contract with Smith's grants us the exclusive right to install gaming machines at all Smith's stores in Nevada, including any stores opened in the future.

    Our marketing strategy in our route operations is to attract and retain gaming machine patrons by offering an attractive selection of gaming machines. Prior to installing machines at a location, we study the market potential and customer base of the location in order to determine the appropriate mix of gaming machines. We also offer progressive jackpots at most of our route locations. Our strategy for attracting and retaining location owners is to offer quality service. We operate and service our machines using our own employees, who routinely repair and maintain our gaming machines in order to improve reliability and in-service time. In addition to physical service of the gaming machines, our employees remove coins and bills from the machines, refill machines that have exhausted their supply of coins, and provide payment of jackpots in excess of machine limits. We also operate change booths at most of our retail store locations.

AGREEMENTS WITH PALA BAND OF MISSION INDIANS

    In September 1999, we announced the signing of development and management agreements with the Pala Band of Mission Indians for the design, construction, financing, operation, and management of PALA, a 187,000 square-foot casino, dining and entertainment complex and parking structure on the federally recognized Pala reservation near San Diego, California. PALA will be located in a densely populated area of northern San Diego County, closer to the residences of approximately 700,000 potential casino patrons than any other existing, new or planned casino. The facility will include more than 1,500 slot machines, 46 table games, five food and beverage outlets and two entertainment venues. We believe this is the first master-planned, Las Vegas-style casino in Southern California. We currently expect the facility to open in the early spring of 2001.

    The National Indian Gaming Commission approved our agreements with the Pala tribe in August 2000. The management agreement, pursuant to which we will receive management fees, extends for a period of seven years from the opening date of the facility. Our agreements with the Pala tribe remain subject to the continuing oversight and approval of various regulatory agencies.

    Under the terms of the agreements, we agreed to assist the Pala tribe in obtaining financing for the construction and operation of PALA and to advance funds during the design and development stages. The Pala tribe secured a $100.0 million credit facility through a loan agreement and ancillary financial documents finalized on June 15, 2000. As a condition to receiving financing, we agreed to guarantee the full payment and performance of the obligations of the Pala tribe under the loan agreement. In addition, we have agreed to fund PALA project cost overruns up to a total amount of $25.0 million. Under agreements we have entered into with Jerry Turk, a longtime casino principal and executive, we will pay to Mr. Turk monthly consulting fees for development and management assistance, and 50% of the management and development fees and project costs incurred prior to the assignment of a prior agreement.

    Anchor Pala Development LLC, our wholly-owned subsidiary, will receive a development fee based on the actual total project costs and a project fee based on net gaming and non-gaming PALA revenues. As additional consideration for all costs, risks, restrictions, and expenses associated with providing the guarantee, we will receive fees based primarily on a percentage of the outstanding loan balance.

RACETRACK ASSET SALES

    In connection with the stock purchase and racetrack asset sale transactions with some of our major stockholders that are more fully described in the section "Prospectus Summary" under the heading "Recent Developments," we are currently holding for disposition two assets that were formerly included in our gaming operations segment. We expect the sale of these assets to be completed by the end of March 2001. These assets include substantially all of the assets of Nuevo Sol Turf Club, Inc., which owns Sunland Park Racetrack & Casino in New Mexico, and our 25% equity interest in Ourway Realty, LLC, which owns the Plainridge Racetrack in Plainville, Massachusetts. After the disposition of these assets, we will retain the rights to manage gaming operations at the Massachusetts location.

    Sunland Park Racetrack & Casino, which is adjacent to El Paso, Texas, serves approximately two million people living within a 100-mile radius of Sunland Park, including residents of El Paso, Texas, Las Cruces, New Mexico, and Juarez, Mexico. Sunland Park has operated as a racetrack since 1959, and its casino, which was the first in New Mexico after the 1997 legalization of casino-style gaming at racetracks by the New Mexico legislature, opened in February 1999. The facility includes a 10,000 square foot gaming area, 1-mile racetrack, grandstand, bar, restaurants, stables, and office space on 152 acres of improved land. Live horse racing is conducted from November through early April, and both the live and the non-live seasons feature simulcast racing from tracks throughout North America. We currently operate 300 gaming machines, the maximum permitted by law, including a mix of traditional reel and video terminals.

GAMING SYSTEMS

GENERAL

    Our gaming systems segment consists of on-line lottery operations and systems, video lottery systems and pari-mutuel wagering systems and products.

ON-LINE LOTTERY

    We develop, manufacture, install and operate or license computer-based on-line lottery systems through our subsidiary Automated Wagering
International, Inc. On-line lotteries are conducted through a computerized lottery system in which lottery terminals are connected to a central computer, usually by dedicated telephone lines. In 1971, AWI designed and installed the country's first on-line lottery system for the New Jersey State Lottery. Since that time, we have developed and installed many system and service features that have subsequently become common in the lottery industry. In our lottery systems segment, in addition to designing new and innovative lottery games, we design, manufacture and distribute lottery terminals, central computers and software, and have developed the expertise to interface these products with a wide range of communications networks including telephone lines and alternate communications systems. An on-line lottery system includes both the hardware and software needed to process lottery transactions. The hardware consists of terminals located in retail outlets, a telecommunications network and a central computer system. Software components include communications applications, as well as the software that operates the system and processes sales and validation of lottery game tickets.

    In the United States, we typically market our products and services to state lottery authorities through long-term contracts awarded through a competitive bidding process. Under this system, we maintain ownership of the lottery system and operate it for the state in return for a percentage of lottery ticket sales. Once a contract is awarded to a lottery vendor, that vendor is typically the sole provider of on-line lottery services and operations to that jurisdiction for a specified time period within a defined geographic area. In contrast, in foreign jurisdictions and a minority of United States jurisdictions, lottery equipment and systems are generally sold, and related software is licensed to lottery authorities. In addition to providing equipment, we also train lottery personnel in the operation of the system for a fixed fee or a fixed plus percentage of handle fee, and offer add-on services, such as system enhancements, equipment maintenance and ticket stock production, under separate contracts.

    We generally install and commence operations of a lottery network within six to twelve months after being awarded a new lottery contract and, following the start-up of the lottery network, we are responsible for all aspects of the network's operations. We operate lottery systems in each jurisdiction with two or more central computer systems. In addition, we employ a dedicated workforce in each jurisdiction, which consists of a site manager, computer and hotline operators and customer service and terminal replacement and repair technicians. The equipment used in any jurisdiction must comply with specifications established by that jurisdiction, and new contracts typically require new equipment of recent manufacture. We depreciate the equipment and related implementation costs over the term of the related contract, including extensions upon their exercise by the lottery authority.

    Our on-line lottery revenues fluctuate depending on the relative sizes of jackpots, the number of terminals on-line and the volume of tickets sold in the jurisdictions in which we operate. All of our current domestic lottery contracts are facilities management contracts under which we install, operate and maintain a lottery network while retaining ownership or control of the lottery terminal network. The facilities management contracts have initial terms of approximately five to nine years, and generally contain one or more options permitting the lottery authority to extend the initial contract term. Prior to the expiration of the initial or extended term, a lottery authority is generally required by law to commence a competitive bidding process for a new lottery contract. The table below sets forth information regarding the term of each of our domestic lottery contracts and, as of June 30, 2000, the approximate number of retail terminals installed in each jurisdiction.

                                       ORIGINAL     CURRENT    EXPIRATION
                                       CONTRACT    CONTRACT      DATE OF     LOTTERY AUTHORITY      ON-LINE
                                       EFFECTIVE   EFFECTIVE     CURRENT         EXTENSION       TERMINALS AT
JURISDICTION                             DATE        DATE      CONTRACT(1)        OPTIONS        JUNE 30, 2000
------------                           ---------   ---------   -----------   -----------------   -------------
Delaware.............................   1/24/78     4/26/94      9/30/02               none             345
Florida(2)...........................    1/8/88    10/29/98     12/31/04         2 two-year           8,503
Indiana..............................   1/13/99     1/13/99      8/28/06         3 one-year           3,981
Maryland(3)..........................   12/6/95     12/6/95       7/5/06               none           4,165
Minnesota............................   5/25/90     3/27/97      8/12/02         5 one-year           1,968
Pennsylvania.........................    3/1/77     2/23/98     12/31/05         3 one-year           5,530
South Dakota.........................   7/17/90     3/12/99      9/30/06         3 one-year             356
West Virginia(4).....................   2/29/00     2/29/00       7/1/05         2 one-year           1,399

------------------------

(1) Expiration dates do not reflect the exercise of the lottery authorities' extension options.

(2) In March 1999, the Department of Lottery of the State of Florida renegotiated and signed an amended contract for on-line lottery system and related services whereby we will design, install and operate a new statewide on-line lottery system for five years and three months, with 2 two-year renewal options. See the section "Business" under the heading "Litigation."

(3) In August 2000, the Maryland Board of Public Works granted us the maximum 5-year extension.

(4) The contract for provision of services to the West Virginia Lottery was awarded in 1999 and operations commenced July 1, 2000.

    In the United States, revenues from lottery ticket sales have grown, and many states have become increasingly dependent on their lotteries as significant funding sources. In 1970, only two states had authorized traditional lotteries, selling an aggregate of approximately $49.2 million in tickets. According to recent industry statistics, as of June 30, 2000, 38 jurisdictions in the United States were operating lottery systems, with aggregate lottery sales in excess of approximately $35 billion. Internationally, governments in approximately 80 countries have authorized lottery games, primarily as a means of generating non-tax revenues. Over 200 lotteries are operating worldwide, many of which are government-operated or privately licensed. We currently operate lottery systems for eight states, and have sold to and currently support or maintain lottery systems for customers in Canada, Chile, China, Norway, Switzerland, Vietnam and the West Indies. We believe that we are well positioned to take advantage of anticipated future growth in the on-line lottery market, both in the United States and around the world.

VIDEO LOTTERY

    Video lottery gaming is the use of video gaming machines to provide low stakes gaming entertainment to enhance revenue for states and other lottery jurisdictions. The machines, offering games including poker, blackjack, bingo, keno, as well as spinning reel games, are generally located in age-restricted establishments. The stakes on video lottery gaming machines typically range from $0.25 to $2.50 per play, and payoffs typically are capped at $100 to $1,000. Currently, eight U.S. states (Delaware, Louisiana, Montana, New Mexico, Oregon, South Dakota, Rhode Island, and West Virginia), five states in Australia, eight Canadian provinces, Iceland, Norway, Sweden and South Africa have authorized various levels and forms of video lottery gaming.

    Video lottery gaming machines can be operated either through a central control system controlled by a governmental authority or on a stand-alone basis. In every domestic video lottery gaming jurisdiction except Montana, the gaming machines are connected to a central control system. We believe that the greater control and monitoring ability offered through central control systems will encourage new jurisdictions to adopt a video lottery program and use such systems. Casinos also use similar technology to monitor and manage progressive systems.

    We provide central control systems for video lottery gaming to government entities through our VLC Government business unit. We derive revenues from our central control system software through the granting of licenses to use the software and by providing installation and maintenance services with respect to the software. We have designed and installed software for video lottery central control systems for Delaware, New Mexico, South Dakota, Loto Quebec, the Atlantic Lottery Commission's multi-jurisdictional system now covering four provinces in eastern Canada, Tattersall's and TABCORP in Victoria, Australia, Independent Gaming Corporation in South Australia, the Northern Territory Racing & Gaming Authority of Northern Territory, Australia, and the Icelandic Gaming Fund Raising in Iceland.

    Our central control systems incorporate state-of-the-art technology, and are designed with features intended to appeal to the concerns of the operator, including: security of communications, central control of gaming machines on the system, the compatibility of our central control system with gaming machines made by other manufacturers, economy of operation due to the ability to use a dial-up format (as opposed to requiring dedicated lines), on-demand generation of reports and audits, the capability to transfer funds electronically and the flexibility to meet the needs of markets of various sizes, accommodate regulatory changes and adapt to new game designs and features. Our Advanced Gaming System software is modular in design, and allows for the addition of new features, such as player tracking, wide-area progressives and downloadable software to gaming machines. We market our central control system software through our direct sales force, generally beginning when a legislative body is considering the adoption of video lottery enabling legislation.

PARI-MUTUEL

    Pari-mutuel wagering is pooled wagering in which a central system totals the amounts wagered and adjusts the payouts to reflect the relative amounts bet on a racing event's various outcomes. The pooled wagers are paid out to bettors as winnings, to the applicable regulatory or taxing authorities, and as purses to the owners and trainers of the horses or greyhounds to encourage them to enter the racetrack's live races. The balance of the pooled wagers is retained by the wagering facility.

    Pari-mutuel wagering is currently authorized in 42 U. S. states, all provinces in Canada, and many foreign countries, and is conducted at horse and greyhound racetracks, off-track betting facilities and jai alai frontons. We provide pari-mutuel wagering services, through our United Tote subsidiary, to over 120 of the approximately 350 pari-mutuel facilities in North America, as well as to facilities in South America, the Philippines, Spain and the West Indies. We have the ability to manage large volume pari-mutuel operations, as demonstrated by the fact that our largest pari-mutuel customer is currently Churchill Downs, one of the most prominent horse racetracks in the United States.

    While on-track attendance and handle from pari-mutuel wagering at live events in the United States has markedly decreased over the last decade, this decline has been more than offset by the increase in simulcast and off-track wagering handle during the same period. For example, according to recent industry statistics, pari-mutuel horse-racing wagering handle in the United States grew from $9.9 billion in 1994 to $13.7 billion in 1999, a compound annual growth rate of 7%. The increase in remote wagering has resulted in increased pari-mutuel handle by facilitating around-the-clock wagering availability, year-round racing events upon which to wager (previously impracticable due to the seasonal nature of regional racing activity), and the consolidation of "live" racing. In addition to opportunities in the pari-mutuel business, we also expect that our relationships with pari-mutuel facilities could provide us with gaming machine placement opportunities in the future if, as current trends in some jurisdictions indicate may be the case, jurisdictions that currently permit only pari-mutuel wagering decide to permit gaming machine activity in pari-mutuel facilities.

    In addition to providing, maintaining and operating pari-mutuel systems, we also design products used in those systems. These products include high-performance computer hardware and software systems that are used in pari-mutuel terminals, as well as the terminals themselves. Our terminals feature an enhanced display and a built in magnetic card reader. Some of our terminals are portable and wireless, and others allow telephone wagering. Approximately 8,500 of our terminals are presently in service at customer locations.

COMPETITION

    GAMING MACHINES. We compete with domestic and foreign manufacturers of video gaming equipment and providers of traditional on-line lottery systems and casino-based gaming machines. Among our competitors in this market are Alliance Gaming, Aristocrat, Atronic, Casino Data Systems, GTECH, IGT, Silicon Gaming, Spielo Gaming International and WMS Industries. We must continually adapt our products to consumer preferences in order to effectively compete in this market, particularly since many of our competitors are larger than we are and have access to greater financial resources.

    GAMING OPERATIONS. Our casinos in Colorado face competition from several large new casinos that have opened in their areas within the past few years, and we are aware of several other casino projects in various stages of planning. Our route operations in Nevada must compete with the broad gaming opportunities that are available in Nevada, and our Montana route operations compete directly with other machine route businesses and with companies selling video lottery gaming machines directly to location owners.

    GAMING SYSTEMS. Relatively few new or rebid on-line lottery contracts are awarded each year, and lottery contract awards in the United States are often challenged by unsuccessful bidders through litigation. Our principal competitor in the on-line lottery business, GTECH, is significantly larger than we are, currently supplying lottery systems to 26 of the 38 United States on-line lottery jurisdictions. GTECH also has a substantial international presence. Other lottery competitors include Autotote Corporation, EssNet/Alcatel, International des Jeux (Lotto France), International Lottery and Totalizer Systems and several other companies. In jurisdictions with both on-line and video lottery gaming products, the products may compete with each other for wagering market share. Our principal pari-mutuel competitors are AmTote, Autotote and, at some facilities, a limited number of other smaller, local and regional companies. Pari-mutuel competition outside of North America is more fragmented, with competition provided by several international and regional companies. No single pari-mutuel company maintains a dominant market position internationally, although some companies possess regional strengths.

INTELLECTUAL PROPERTY RIGHTS

    We have secured, and endeavor to secure, to the extent possible, exclusive rights in some of our proprietary gaming machines, on-line lottery systems and pari-mutuel products, primarily through federal and foreign intellectual property rights, such as patents and trademarks. The United States Patent and Trademark Office has issued patents to us covering various games and concepts, all of which extend until at least 2008. The most notable of our patents is our patent on bonusing features related to our market-leading "game within a game" concept, which incorporates into a slot machine a "secondary event." This is the concept that we use in the Wheel of Gold-TM- and Wheel of Fortune-TM- gaming machines. We have also filed patent applications and trademark applications in strategically selected foreign countries. We are not aware of any pending claims of infringement or other challenges to our right to use our patents, trademarks or other intellectual property in any of our current businesses.

MANUFACTURING AND SUPPLIERS

    Almost all of our gaming machines are manufactured by third parties, including Bally Gaming International, Casino Data Systems, IGT and Sigma Games. We expect to continue our reliance on third parties for the manufacture of our proprietary games. Our primary manufacturing facility for on-line lottery and pari-mutuel systems and products is located in Bozeman, Montana. The manufacturing operations at this location consist primarily of assembly and testing of lottery system terminals, gaming system machines and pari-mutuel systems machines.

EMPLOYEES

    At June 30, 2000, we employed approximately 2,790 persons, the substantial majority of whom are non-management personnel. None of our employees is covered by a collective bargaining agreement, and we believe that we have satisfactory employee relations.

PROPERTIES

    Our principal properties consist of the following:

    AWI FACILITY. Our Clifton, New Jersey facility is a 140,000 square foot leased facility used in the gaming systems segment.

    BOZEMAN, MONTANA MANUFACTURING FACILITY. Our Bozeman, Montana facility houses our on-line lottery and pari-mutuel terminal manufacturing operations, as well as administrative and engineering functions. We own this facility, which includes nearly 80,000 square feet of manufacturing and office space. In addition, we lease 73,500 square feet of warehouse, manufacturing and office space in Bozeman and the surrounding area.

    COLORADO CENTRAL STATION CASINO. The Colorado Central Station Casino, which is owned by us and used in the gaming operations segment, is situated on approximately 1.8 acres of land on the south end of Black Hawk, near Main Street and Colorado State Highway 119.

    COLORADO GRANDE CASINO. The Colorado Grande Casino, which is a leased facility used in the gaming operations segment, is located 55 miles from Colorado Springs and 75 miles from Pueblo, Colorado.

    CORPORATE HEADQUARTERS. Our Las Vegas headquarters facility is located in Las Vegas, which is leased, includes 34,000 square feet of office space and 30,000 square feet of sub-assembly and warehouse space. We use the facility for executive offices, as well as for the Nevada route operations, proprietary games business and certain administrative and engineering functions.

    SUNLAND PARK RACETRACK & CASINO. Sunland Park Racetrack & Casino is located on 152 acres of improved land in New Mexico, adjacent to El Paso, Texas and near Juarez, Mexico. Sunland Park is managed under our gaming operations segment and is currently being held for disposition in connection with the transactions described in the section "Prospectus Summary" under the heading "The Transactions."

    We have additional leases of various small facilities throughout the jurisdictions in which we operate for sales and customer service functions. We believe that the properties described above will be adequate for our business needs for the foreseeable future.

LITIGATION

    On February 17, 2000, we filed a complaint in U.S. District Court, District of Nevada against former officers of Powerhouse Technologies, Inc. and other parties. The complaint questions certain specified accounting practices that were used prior to the acquisition.

    In February 1999, GTECH Holdings Corporation filed a complaint for declaratory judgment, injunction, and violation of the Public Records Law against the State of Florida, Department of Lottery and AWI, a subsidiary of ours, in the Circuit Court, Second Judicial Circuit, in Leon County, Florida. The complaint requests the Circuit Court to declare the contract between AWI and the Florida Lottery void in the event the First District Court of Appeal of Florida upholds the Florida Lottery's decision to award the on-line lottery services contract to AWI. Subsequent to the execution of the renegotiated contract between AWI and the Florida Lottery in March 1999, GTECH Holdings Corporation amended the complaint.

    On January 28, 2000 the Circuit Court of Leon County granted GTECH Holdings Corporation's cross motion for summary judgment on Count II of the complaint filed by GTECH in March 1999. Count II of GTECH's complaint challenges the validity of the amended contract entered into on March 9, 1999 between the State of Florida, the Department of Lottery, and AWI, on the grounds that, among other things, the amended contract is materially different from the proposal which AWI submitted. The ruling declares null and void the amended contract between the Florida Lottery and AWI effective February 2, 2000. The Florida Lottery filed an appeal on February 2, 2000 and as a result, an automatic stay of the prior order took place. The Florida Lottery and AWI filed an appeal on March 27, 2000. The appeal is currently pending. AWI continues to provide its on-line gaming services and products to the Florida Lottery under the terms of the amended contract. We will vigorously defend and protect AWI's rights under this lottery agreement. There can be no assurance, however, that our AWI subsidiary will be successful in its efforts or that the ultimate results of this litigation will be favorable to us. As of the date of this prospectus, we have invested approximately $35 million in equipment and systems for the Florida Lottery. If we are unsuccessful in this litigation, this capital expenditure may be jeopardized.

    In February 1999, we and the Anchor-IGT joint venture filed an action in U.
S. district court, District of Nevada, against Acres Gaming, Inc. ("Acres"). The complaint alleges infringement of our secondary event patents as well as various contract breaches by Acres. In April 1999, Acres responded to our lawsuit by filing an answer and counterclaim against us and the Anchor-IGT joint venture.

Additionally, in April 1999, Acres filed an action in Oregon state circuit court against us and the Anchor-IGT joint venture alleging wrongful use of Acres intellectual property and breach of fiduciary duties. We believe Acres' counterclaim and state circuit court lawsuit are without merit and intend to vigorously contest the claims. The Oregon state circuit court action has been moved to the U.S. District Court, District of Oregon, and has been stayed pending the outcome of the Nevada actions.

    Several securities class action lawsuits have been filed against us and certain of our current and former officers and directors. The lawsuits were filed in various jurisdictions following our announcement in early
December 1997 that our results for the December quarter might not meet analysts' expectations. The lawsuits have been brought on behalf of a purported class of purchasers of our stock and allege violations of state and/or federal securities laws arising out of alleged misstatements and omissions to state material facts over various periods of time covered by the suits. The lawsuits were consolidated in Nevada, both in federal and state court. The consolidated federal action, captioned In re Anchor Gaming Securities Litigation, Civil Action No. CV-S-97-01751-PMP (RJJ), was dismissed on January 6, 1999 with the court entering a judgment in our favor. The consolidated state action, captioned Ryan, et al. v. Anchor Gaming, et al., Civil No. 98-A383456-C, has been stayed by order of the court. Certain other actions have been transferred and/or dismissed. We believe that the claims are without merit, and we intend to vigorously contest the lawsuits. We cannot presently state the nature of further proceedings, if any, in the state or federal actions.

                             GOVERNMENT REGULATION

OVERVIEW OF GAMING REGULATION

    The manufacture and distribution of gaming machines and the operation of gaming facilities are subject to extensive federal, state, provincial and local regulation. While the regulatory requirements vary from jurisdiction to jurisdiction, virtually all jurisdictions require licenses, findings of suitability and other required approvals with respect to us, our key personnel and products. These authorizations typically involve rigorous background investigations of officers, directors, and key personnel and a comprehensive review of our business transactions and operations. Gaming machines and associated equipment must also be tested and approved to ensure compliance with required standards of operation and play. The gaming laws and regulations of substantially all jurisdictions require beneficial owners of more than 5% of our outstanding common stock to file reports and may require them, at the discretion of the gaming regulatory authorities, to file an application for a finding of suitability depending on the amount of stock ownership and the person's ability to influence or control our management.

    Laws of the various gaming regulatory agencies generally serve to protect the public and ensure that gaming related activity is conducted honestly, competitively, and free of corruption and unsuitable persons. Gaming regulatory authorities may bring an action to revoke, suspend, condition, or restrict a license for any cause determined to be in violation of its laws or regulations. Fines for violation of gaming laws or regulations may be levied against the holder of a license and persons involved.

    The regulation of state video lottery programs is similar to the regulatory oversight in casino jurisdictions. In general, licenses, product testing, and findings of suitability are required of manufacturers, distributors, and operators of video lottery terminals, or VLTs, by the state lottery or governmental agency administering the video lottery program. There are presently eight video lottery operations authorized under state law in the United States. We manufacture and market VLTs and central monitoring systems for government-sponsored video lottery programs in the United States and international jurisdictions. Generally, maximum wagers and prize awards are limited to smaller amounts than those authorized in casino jurisdictions. VLTs are typically linked to a central computer for accounting and security purposes and are monitored by state lotteries or other government agencies.

CASINO OPERATIONS

    Our Colorado Grande Casino and the Colorado Central Station Casino located and operating in Cripple Creek and Black Hawk, Colorado, respectively, are subject to the licensing and regulatory control of the Colorado Limited Gaming Control Commission (the "Colorado Commission") and the Colorado Division of Gaming (the "Colorado Division"), (collectively the "Colorado Authorities"). Each casino in Colorado requires a retail gaming license, which must be renewed annually.

    Our Sunland Park Racetrack & Casino located and operating in Sunland Park, New Mexico is subject to the licensing and regulatory control of the New Mexico Racing Commission and New Mexico Gaming Control Board (collectively the "New Mexico Authorities"). The casino requires a current license to conduct pari-mutuel wagering at the racetrack facility and a gaming operator's license, both of which are renewable annually. The sale of alcoholic beverages at our casinos is subject to licensing, control, and regulation by the applicable state and local authorities. All alcoholic beverage licenses are revocable and are not transferable. Alcoholic beverages are not permitted in the casino area of the Sunland Park facility.

    The legislation and regulations governing the Colorado and New Mexico casino operations mandate investigations for findings of suitability, registration and other approvals which are similar to those required of other gaming jurisdictions discussed above. These include, but are not limited to, findings of suitability for officers directors and key personnel; individuals accruing beneficial stock ownership in our publicly traded shares; approval of the placement and operation of gaming machines;

and notification and approval of any change in ownership or corporate officers and directors us or our subsidiaries.

    Additionally, the casino operations are subject to extensive scrutiny and regulation in certain areas of the operations for which procedures and plans must be developed and approved by the Colorado and New Mexico Authorities. These include, but are not limited to: administrative, accounting, security, prize payouts, age requirements for patrons; game placement, purchase of approved gaming machines and associated equipment; business operations, licensing of all casino employees; and internal controls. New Mexico is the first state to mandate responsible gambling guidelines for the industry as part of their licensing requirements. Applicants for a license must develop a Compulsive Gambling Assistance Plan ("Plan") to assist in the prevention, education and treatment of compulsive gambling for submission and state approval. The Plan must include a detailed description of the program, its estimated costs for administration, and educational training sessions for the licensee's employees that address methods of recognizing compulsive gambling behavior, intervention techniques and other subjects as determined by the Board. The New Mexico Authorities approved our Plan in the granting of Sunland's gaming operator's license. We have a Director of Responsible Gaming, who is responsible for administering the responsible gaming program and Plan at Sunland Park
Racetrack & Casino as well as for other areas of our operation. In addition, .25% of net win is paid to support a state administered problem gaming fund.

    The Colorado and New Mexico Authorities have broad discretion to revoke, suspend, not renew, condition, limit, or fine a licensee for failure to satisfy the requirements for licensure or any violation of the state gaming statutes or regulations. Our licenses have been renewed each year since they were initially received in 1991 for the Colorado Grande Casino, 1993 for the Colorado Central Station Casino, and 1999 for the Sunland Park Casino. We can give no assurances, however, that these Authorities will give or renew such required licenses, permits or approvals in the future, and their failure to do so would have a material adverse effect on our operations.

    In addition to the annual license fees, we must pay gaming taxes on a percentage of the net proceeds generated at our three casino locations. Casino gaming operators in New Mexico are taxed at 25% of the net take, which is defined under New Mexico law as the total amount wagered and other compensation received for operating games less the total amount paid out in prizes and amounts paid to purchase annuities for progressive jackpots. Gaming machines are limited to 300 at each casino location. Effective July 1 of each year, the Colorado Gaming Commission establishes the gross gaming revenue tax for the following 12 months. Effective July 1, 1999, the Colorado Gaming Commission approved a revised tax structure reducing the annual tax on adjusted gross proceeds ("AGP"), defined under Colorado law as the total amount wagered minus the total amount paid out in prizes. Gaming taxes for the period of July 1, 1999 through June 30, 2001 have been set at .25% of the first $2.0 million of AGP, 2% from $2.0 million to $4.0 million of AGP, 4% from $4.0 million to $5.0 million of AGP, 11% from $5.0 million to $10.0 million of AGP, 16% from $10.0 million to $15.0 million AGP, and 20% of amounts in excess of $15.0 million of AGP. The tax rate from October 1996 through June 1999 for casino operations was set by the Colorado Gaming Commission at 2% of the first $2.0 million of AGP, 4% from $2.0 million to $4.0 million of AGP, 14% from $4.0 million to $5.0 million of AGP, 18% from $5.0 million to $10.0 million of AGP, and 20% of amounts in excess of $10.0 million of AGP.

    The City of Cripple Creek currently imposes a two-tiered quarterly device fee of $225 per device on the first 50 devices and $300 per device on devices of 51 or more. Black Hawk's annual fee per device is $750.00. Black Hawk and Cripple Creek also impose liquor licensing fees, restaurant fees, and parking impact fees. Further, we have paid, and in the future may be required to pay, local parking and other municipal "impact fees" based on the square footage of our facilities. Under the Colorado Constitution, the Commission is authorized to increase the gaming tax rate to as much as 40%.

    There can be no assurance that the taxes or fees applicable to our casino operations will not be increased in the future, either by the electorate, legislation, or action by the New Mexico or Colorado Gaming Authorities resulting in an adverse effect on our operations. Also, there can be no assurances that future initiatives or other legislative changes imposing additional restrictions or prohibitions on gaming in the two states will not be introduced. If passed, such measures could cause a significant adverse affect on our operations in Colorado and New Mexico.

LOTTERY OVERVIEW

    There are currently 38 lotteries operating in the United States and District of Columbia. All the lotteries operate under legislative authorization of each respective state and offer various forms of lotto and instant scratcher games. We provide on-line systems, terminals, technical operations and marketing services to the following state lotteries: Delaware; Florida; Indiana; Maryland; Minnesota; Pennsylvania; South Dakota; and West Virginia. We also provide on-line systems and services to lotteries in Chile, China, Norway, Switzerland, Vietnam and the West Indies. Policy and management decisions of lottery operations in the United States are generally governed by a commission appointed by the governor or other official of each state with the day-to-day operations of the lottery administered by a director appointed either by the governor or lottery commission.

    To ensure the integrity of their lottery operations, most United States jurisdictions require detailed background disclosure and investigations of vendors providing goods and services under a contract award for a major procurement, which typically include: on-line systems, terminals, and services; instant ticket printing; ticket validation systems; drawing equipment; and advertising services. Background investigations typically are conducted on company subsidiaries, affiliates, officers, directors, and stockholders who own 5% or more of our outstanding capital stock for purposes of meeting suitability standards defined under statutes and regulations of each jurisdiction. Additionally, jurisdictions require vendors to meet comprehensive standards as described in a lottery's request for proposals or invitation for bid for the goods and services contracted. Failure on the part of a vendor to meet the described suitability standards or provider requirements could jeopardize the award of a lottery contract to us or provide grounds for the termination of an existing lottery contract. Additionally, we are subject to the imposition of liquidated damages by the lottery regulators for central system and terminal downtime and have made payments to some state lotteries under the liquidated damages provisions of our contract.

    The award of lottery contracts and ongoing operations of lotteries in international jurisdictions are also often highly regulated, although the operations typically vary from lotteries in the United States. In addition, foreign jurisdictions may impose restrictions on United States corporations seeking to do business in those jurisdictions.

    We regularly engage public affairs advisors and lobbyists in various United States jurisdictions to advise legislators and the public in connection with lottery legislation, and to advise us in connection with contract proposals.

    In recent years, it has become increasingly common in the United States for procurement procedures to allow an unsuccessful lottery provider to appeal a decision to award the lottery to another party. Appeals typically take the form of an administrative hearing, or a judicial hearing or both. Once an appeal is filed, it may be several years before the outcome of the appeal is finally known assuming the appellant exercises all available avenues of appeal. This introduces an element of unpredictability into the on-line lottery market that may continue long after procurements have been awarded.

PARI-MUTUEL RACING REGULATION

    Our operations in the manufacturing, sale and operation of live and simulcast wagering systems for pari-mutuel wagering facilities in certain jurisdictions are also subject to extensive state regulatory and licensing requirements similar to our on-line lottery, video lottery and gaming machine subsidiaries.

    The most extensive pari-mutuel regulation affecting us is in the State of New Mexico, the only venue in which our subsidiaries are licensed as a racetrack operator and a supplier of pari-mutuel wagering equipment. These operations are subject to the licensing and regulation of the New Mexico Racing Commission. The NMRC annually approves licenses to conduct live quarter horse and thoroughbred race meets and to participate in simulcasting based upon applications submitted by the racetrack. In the horse racing industry, simulcasting involves sending and receiving audio and video signals of live races to and from off-track facilities, including other racetracks, for the purpose of wagering.

    We can give no assurances that these jurisdictions will renew our required licenses or permits in the future or approve any additional required filings to enable us to engage in pari-mutuel wagering operations.

FEDERAL REGULATION AND RELATED DEVELOPMENTS

    The Federal Gambling Devices Act of 1962 (the "Federal Act") makes it unlawful, in general, for a person to manufacture, deliver or receive gaming machines, gaming machine devices and components across interstate lines unless that person has first registered with the Attorney General of the United States. We and those subsidiaries involved in gaming activities are registered and must renew their registrations annually. In addition, various record keeping and equipment identification requirements are imposed by the Federal Act. Violation of the Federal Act may result in seizure or forfeiture of equipment, as well as other penalties.

NEVADA REGULATORY MATTERS

    The manufacturing and distribution of gaming devices and the ownership and operation of gaming machine routes in Nevada are subject to (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, the "Nevada Act") and (ii) various local regulations. Generally, gaming activities may not be conducted in Nevada unless licenses are obtained from the Nevada Gaming Commission (the "Nevada Commission") and appropriate county and city licensing agencies. The Nevada Commission, the Nevada State Gaming Control Board (the "Nevada Board"), and the various county and city licensing agencies are collectively referred to as the "Nevada Gaming Authorities."

    The laws, regulations, and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy that are concerned with, among other things, (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping, and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees. Changes in such laws, regulations, and procedures could have an adverse effect on us.

    Anchor Gaming is registered by the Nevada Commission as a publicly traded corporation ("Registered Corporation") and has been found suitable as the sole stockholder of Anchor Coin and Powerhouse Technologies, Inc. Powerhouse Technologies is registered by the Nevada Commission as an Intermediary Company and has been found suitable as the sole stockholder of VLC of Nevada, Inc. and VLC, Inc. (f/k/a Video Lottery Consultants, Inc.) Anchor Coin, a wholly-owned subsidiary of

Anchor Gaming, is licensed as a manufacturer, distributor, and operator of a slot machine route by the Nevada Gaming Authorities. VLC of Nevada, Inc., a wholly-owned subsidiary of Powerhouse Technologies, is licensed as a manufacturer, distributor, and slot machine route operator in the State of Nevada. VLC, Inc., a wholly-owned subsidiary of Powerhouse Technologies, is also licensed by the Nevada Authorities as a manufacturer and distributor.

    For purposes of this section regarding Nevada Regulatory matters, Powerhouse Technologies is referred to as the "Intermediary Company." Anchor Coin, VLC, Inc. and VLC of Nevada, Inc. are collectively referred to as "Gaming Subsidiaries." Gaming licenses held by the Gaming Subsidiaries require the periodic payment of fees and taxes and are not transferable. As a Registered Corporation, we are required to periodically submit detailed financial and operating reports to the Nevada Commission and furnish any other information that the Nevada Commission may require. No person may become a stockholder of, or receive any percentage of profits from the Intermediary Company or the licensed Gaming Subsidiaries without first obtaining licenses and approvals from the Nevada Gaming Authorities. We, Intermediary Company and Gaming Subsidiaries have obtained the various registrations, approvals, permits, findings of suitability and licenses from the Nevada Gaming Authorities required to engage in the manufacture and distribution of gaming devices and operation of slot routes in Nevada.

    All gaming devices and cashless wagering systems that are manufactured, sold or distributed for use or play in Nevada, or for distribution outside of Nevada, must be manufactured by licensed manufacturers and distributed or sold by licensed distributors. All gaming devices manufactured for use or play in Nevada must be approved by the Nevada Commission before distribution or exposure for play. The approval process for gaming devices includes rigorous testing by the Nevada Board, a field trial and a determination as to whether the gaming device meets strict technical standards that are set forth in the regulations of the Nevada Commission. Associated equipment must be administratively approved by the Chairman of the Nevada Board before it is distributed for use in Nevada.

    License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which gaming operations are to be conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; or (ii) the number of gaming devices operated. Annual fees are also payable to the State of Nevada for renewal of licenses as a manufacturer, distributor and operator of a slot machine route.

    Legislation amending the Nevada Act was passed in 1999 that requires any person, including an operator of an inter-casino linked system, who is authorized to receive a share of the revenue from any slot machine or gaming device operated on the premises of a licensee, to remit and be liable to the licensee for that person's proportionate share of the license fees and tax paid by the licensee. The legislation did not increase the tax, which for unrestricted locations ranges from 3% to 6% of gross revenues (the difference between amounts wagered by casino patrons and payments made to casino patrons). The legislation will have some impact on our operations in those revenue participation arrangements where the associated costs of fees and taxes have not been shared. Historically, however, our gaming subsidiary, Anchor Coin, has paid all taxes and fees under lease agreements with retail chains in its slot route operations. In the operation of gaming machines under a number of participation arrangements, taxes and fees are typically shared on the same basis as revenues. Significant increases in the fixed fees or taxes currently levied per machine or the tax currently levied on gross revenues could have a material adverse effect on us.

    The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, us, Intermediary Company or licensed Gaming Subsidiaries in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors, and certain key employees of the licensed Gaming Subsidiaries must file applications with the Nevada Gaming Authorities and are required to be licensed by the Nevada Gaming Authorities. Officers, directors, and key employees of us and Intermediary Company who are actively and directly involved in the gaming activities of the licensed Gaming Subsidiaries may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing or a finding of suitability for any cause they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities, and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

    If the Nevada Gaming Authorities were to find an officer, director, or key employee unsuitable for licensing or to have a continuing relationship with us, Intermediary Company or a licensed Gaming Subsidiary, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require us, Intermediary Company or licensed Gaming Subsidiaries to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

    We and licensed Gaming Subsidiaries are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities, and similar financing transactions by Anchor Coin must be reported to or approved by, the Nevada Commission.

    If it were determined that a licensed Gaming Subsidiary violated the Nevada Act, the gaming licenses it holds could be limited, conditioned, suspended, or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, we, Intermediary Company, licensed Gaming Subsidiaries and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Limitation, conditioning, or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially and adversely affect Anchor.

    Any beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his or her suitability as a beneficial holder of our voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the state of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

    The Nevada Act requires any person who acquires beneficial ownership of more than five percent of our voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of our voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails a written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, that acquires more than 10% but not more than 15% of our voting securities, may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter or bylaws, management, policies, or our operations or any of our gaming affiliates, or any other action that the Nevada Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities that are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders;

(ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies, or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities that must be found suitable is a corporation, partnership, or trust, it must submit detailed business and financial information including a list of its beneficial owners. The applicant is required to pay all costs of investigation.

    Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identity the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We are subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us, Intermediary Company or licensed Gaming Subsidiaries, we do any of the following: (i) pay that person any dividend or interest upon our voting securities; (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; (iii) pay remuneration in any form to that person for services rendered or otherwise; or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his or her voting securities for cash at fair market value.

    The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation, such as the old notes and the exchange notes, to file applications, be investigated, and be found suitable to own the debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever;
(ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or
(iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

    We are required to maintain a current stock ledger in Nevada that may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require our stock certificates to bear a legend indicating that such securities are subject to the Nevada Act.

    We may not make a public offering of our securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire, or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful. The filing of an exchange offer registration statement or shelf registration statement with respect to the notes constitutes a public offering of our securities that requires the prior approval of the Nevada Commission. On June 24, 1999, the Nevada Commission granted us prior approval to make public offerings for a period of two years, subject to certain conditions ("Shelf Approval"). However, the Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board and must be renewed at the end of the two year approval period. The Shelf Approval also applies to any affiliated company wholly-owned by us (an "Affiliate") which is a publicly traded corporation or would thereby become a publicly traded corporation pursuant to a public offering. The Shelf Approval also includes approval for our gaming subsidiaries to guarantee any security issued by, or to hypothecate their assets to secure the payment or performance of any obligations evidenced by a security issued by, us or one of our affiliates in a public offering under the Shelf Approval. The Shelf Approval also includes approval to place restrictions upon the transfer of, and to enter into agreements not to encumber the equity securities of our gaming subsidiaries (collectively, "Stock Restrictions"). The Shelf Approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. The exchange offer for the notes will constitute a public offering (as defined in the Nevada Act) and will be made pursuant to the Shelf Approval. Any Stock Restrictions in respect of the exchange notes are covered by the Shelf Approval. However, any Stock Restrictions in respect of the old notes are not covered by the Shelf Approval and will require the prior approval of the Nevada Commission in order to be effective. Although we have filed an application for such approval, there can be no assurance that such approval will be granted.

    Changes in our control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby such person obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and the Nevada Commission concerning a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors, and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process of the transaction.

    The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities, and corporate defense tactics affecting Nevada gaming licensees and Registered Corporations that are affiliated with those operations may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming operators and their affiliates;
(ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before we can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by our board of directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purpose of acquiring control of the Registered Corporation.

    Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of the Licensees' participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are also required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities or enter into associations that are harmful to the state of Nevada or its ability to collect gaming taxes and fees, or employ, contract with or associate with a person in the foreign operation who has been denied a license or a finding of suitability in Nevada on the ground of unsuitability.

NATIVE AMERICAN GAMING REGULATIONS

    We, through our various gaming subsidiaries, manufacture and supply gaming equipment to several Native American tribes and are engaged in the development of a Class III gaming and entertainment facility on the reservation land of the Pala Band of Mission Indians. Gaming on Native American lands is extensively regulated under federal law, tribal-state compacts and tribal law. The Indian Gaming Regulatory Act of 1988 ("IGRA") provides the framework for federal and state control over all gaming on Native American lands. IGRA regulates the conduct of gaming on Native American lands and the terms and conditions of contracts with third parties for management of gaming operations. IGRA established the National Indian Gaming Commission ("NIGC") to operate as an independent agency, within the U. S. Department of the Interior, to exercise primary federal regulatory responsibility over certain tribal gaming activities. The NIGC has authority to issue regulations governing tribal gaming activities, approve tribal ordinances for regulating Class II and Class III gaming, approve management agreements for gaming facilities, conduct investigations and monitor tribal gaming generally. The IGRA is subject to interpretation by the NIGC and may be subject to judicial and legislative clarification or amendment.

    The IGRA classifies games that may be conducted on Native American lands into three categories. "Class I Gaming" includes social games solely for prizes of minimal value, or traditional forms of Native American Gaming engaged in by individuals as part of, or in connection with, tribal ceremonies or celebrations. "Class II Gaming" includes bingo, pulltabs, lotto, punch boards, tip jars, instant bingo, other games similar to bingo and certain card games, if those games are played at the same location as bingo is played. "Class III Gaming" includes all other commercial forms of gaming, such as table games, slots, video casino games, and other commercial gaming (e.g., sports betting and pari-mutuel wagering).

    Class I Gaming on Native American lands is within the exclusive jurisdiction of the Native American tribes and is not subject to the provisions of IGRA. Class II Gaming is permitted on Native American lands if (a) the state in which the Native American lands lie permits such gaming for any purpose by any person, organization or entity; (b) the gaming is not otherwise specifically prohibited on Native American lands by federal law; (c) the gaming is conducted in accordance with a tribal ordinance or resolution which has been approved by the NIGC; (d) a Native American tribe has sole proprietary interest and responsibility for the conduct of gaming; (e) the primary management officials and key employees are tribally licensed; and (f) several other requirements are met. Class III Gaming is permitted on Native American lands if the conditions applicable to Class II Gaming are met and, in addition, the gaming is conducted in conformance with the terms of a written agreement between a tribal government and the government of the state within whose boundaries the tribe's lands lie (a "tribal-state compact"). The IGRA prohibits all forms of Class III Gaming unless the tribal-state compact specifically authorizes the types of Class III Gaming the tribe may offer. Such tribal-state compacts also provide, among other things, the manner and extent to which each state will conduct background investigations and certify the suitability of the manager, its officers, directors, and key employees to conduct gaming on tribal lands.

    The IGRA requires NIGC approval of management contracts for Class II and Class III Gaming, as well as the review of all agreements collateral to the management contracts. The Management Contract relating to our agreement with Pala has been approved by the NIGC. The NIGC will not approve a management contract if a director or a 10% stockholder of the management company: (i) is an elected member of the Indian Tribal Government which owns the facility purchasing or leasing the games; (ii) has been or is subsequently convicted of a felony or a gaming-related offense; (iii) has knowingly and willfully provided materially false information to the NIGC or the tribes; (iv) has refused to respond to questions from the NIGC; or (v) is a person whose prior history, reputation and associations pose a threat to the public interest or to effective gaming regulation and control, or create or enhance the chance of unsuitable activities in gaming or the business and financial arrangements incidental thereto. In addition, the NIGC will not approve a management contract if the management company or any of its agents have attempted to unduly influence any decision or process of tribal government relating to gaming, if the management company has materially breached the terms of the management contract or the tribe's gaming ordinance, or if a trustee, exercising due diligence, would not approve such management contract. A management contract will be approved only after the NIGC determines that the contract provides, among other things, for: (i) adequate accounting procedures and verifiable financial reports, which must be furnished to the tribe; (ii) tribal access to the daily operations to the daily operations of the gaming enterprise, including the right to verify daily gross revenues and the income; (iii) minimum guaranteed payments to the tribe, which must have priority over the retirement of development and construction costs; (iv) a ceiling on the repayment of such development and construction costs; and (v) a contract term not exceeding five years and a management fee not exceeding 30% of net revenues, as determined by the NIGC; provided that the NIGC may approve up to a seven-year term and a management fee not to exceed 40% of net revenues if the NIGC is satisfied that the capital investment required, and the income projections for the particular gaming activity require the larger fee and longer term period. The agreement between Pala and us has been approved for a seven-year term. There is no periodic or ongoing review of approved contracts by the NIGC. The only post-approval action which could result in possible modification or cancellation of a contract would be as the result of an enforcement action taken by the NIGC based on a violation of law or an issue affecting suitability.

    Indian tribes are sovereign in their own governmental systems, which have primary regulatory authority over gaming on land within the tribes' jurisdiction. Thus, a contract with an Indian tribe may not be an enforceable legal obligation under the laws of any state or of the United States. Additionally, persons engaged in gaming activities with Indian tribes, as we are, are subject to the provisions of tribal ordinances and regulations on gaming. These ordinances are subject to review by the NIGC under certain standards established by IGRA. The NIGC may determine that some or all of the ordinances require amendment, and that additional requirements, including additional licensing requirements, may be imposed on us. We have received no such notification regarding Pala.

OTHER JURISDICTIONS AND GOVERNMENT APPROVALS

    Most of the other jurisdictions in which we and our subsidiaries conduct business or intend to conduct business in the future require various licenses, permits, findings of suitability or other approvals (collectively "Government Approvals") in connection with the manufacture and/or distribution of gaming devices or as a supplier of system, equipment, and services to the lottery and racing industries. These jurisdictions exert substantial regulatory controls over us typically involving restrictions similar in most respects to those of Nevada. Obtaining required approvals and licenses can be time consuming and costly and there can be no assurance of success.

    Some jurisdictions allow us to operate under a temporary Government Approval or on a transactional basis during a pending comprehensive background investigation. While we have received Government Approvals in all of the jurisdictions in which our applications have been acted upon, there can be no assurance that required Government Approvals will be given or renewed in the future. In addition, there can be no assurance that regulations adopted, taxes imposed, or legislation limiting gaming by other states will permit profitable operations by us.

    The filing of an exchange offer registration statement or shelf registration statement with respect to the notes constitutes a public offering of our securities that requires the prior approval of the Mississippi Gaming Commission. In March 2000, the Mississippi Gaming Commission granted us a shelf approval to make public offerings of securities for a period of two years, subject to some conditions. This shelf approval may be rescinded for good cause without prior notice upon the issuance of any interlocutory stop order by the Executive Director of the Mississippi Gaming Commission. Our shelf approval in Mississippi expires on March 16, 2002. If this shelf approval is rescinded, then the exchange offer or shelf registration will require the separate prior approval of the Mississippi Gaming Commission. We can give you no assurance that, if a separate prior approval is required, such approval will be granted in a timely fashion, or at all.

                                   MANAGEMENT

    The table below sets forth information about our directors and executive officers.

NAME                       AGE      POSITION WITH COMPANY
----                     --------   ---------------------
Thomas J. Matthews.....     35      Chairman of the Board, Chief Executive Officer, President
                                    and Director
John C. Beach..........     53      President and Chief Operating Officer, Automated Wagering
                                      International, Inc.
David D. Johnson.......     49      General Counsel
Joseph Murphy..........     50      Vice President, Chief Operating Officer--Gaming Operations
                                    and Director
Geoffrey A. Sage.......     41      Chief Financial Officer, Treasurer and Secretary
Richard R. Burt........     53      Vice Chairman of the Board and Director
Stuart D. Beath........     41      Director
Glen J. Hettinger......     43      Director

    THOMAS J. MATTHEWS.    Mr. Matthews was appointed Chairman of the Board in
October 2000. Mr. Matthews was named President and Chief Executive Officer in March 2000. From February 1994 to March 2000, Mr. Matthews served as our Executive Vice President and from February 1994 to November 1999, Mr. Matthews served as our Treasurer. From November 1994 to March 2000, he also served as Secretary. Mr. Matthews previously served as President of Global
Distributors, Inc. (until we acquired it in 1994) and Sales Director of Mikohn Gaming Corporation.

    JOHN C. BEACH.    Mr. Beach was appointed President of our AWI subsidiary in
January 1999. Mr. Beach joined AWI in 1997 as Chief Operating Officer. Prior to that time, Mr. Beach had several years' experience at Electronic Data Systems Corporation as an executive and account manager both in the United States and overseas.

    DAVID D. JOHNSON.    Mr. Johnson has served as our General Counsel since
June 2000. From February 1995 through June 2000, he served as Senior Vice-President, General Counsel and Secretary of Alliance Gaming Corporation. From 1987 until 1995, Mr. Johnson was a partner with the law firm of Schreck, Jones, Bernhard, Wolfson & Godfrey, and prior to that, he was Chief Deputy Attorney General for the Gaming Division of the Nevada Attorney General's Office. In that capacity, Mr. Johnson served as Chief Legal Counsel to the Nevada Gaming Commission and the Nevada State Gaming Control Board.

    JOSEPH MURPHY.    Mr. Murphy was appointed Chief Operating Officer--Gaming
Operations in September 2000 and a Director in October 2000. Since
February 1996, he has served as Vice President in charge of both casino and route operations. Mr. Murphy served as General Manager of Gaming Operations from January 1994 until February 1996. Prior to that time, he managed the gaming operations of Global Distributors, Inc., managed International Game
Technology, Inc.'s gaming machine route operations and held similar positions with Sunset Coin and United Gaming.

    GEOFFREY A. SAGE.    Mr. Sage was appointed Secretary in March 2000 and
Treasurer in November 1999, having served as Chief Financial Officer since November 1998. Mr. Sage, a certified public accountant, joined us in July 1989 as Chief Financial Officer and served as Corporate Controller from June 1994 through November 1998. Prior to that time, Mr. Sage held positions as the Controller for Frontier Savings and Loan Association in Las Vegas and senior auditor at Citibank (Nevada), N.A.

    RICHARD R. BURT.    Mr. Burt became a Director and Vice Chairman of the
Board in June 1999. From 1994 until we acquired Powerhouse Technologies, Inc., he served as director and chairman of Powerhouse Technologies, Inc. Mr. Burt is a founder and the chairman of IEP Advisors, Inc. in Washington D.C. At various times between 1981 and 1994, he was a partner in McKinsey & Co., the

Chief Negotiator in the Strategic Arms Reduction Talks (START) with the former Soviet Union, the U.S. Ambassador to the Federal Republic of Germany, the Assistant Secretary of State for European and Canadian Affairs and Director of Politico-Military Affairs. Mr. Burt also serves as the Chairman of the Board of Weirton Steel, Inc. and as a director of Paine Webber Mutual Funds, Hollinger International, Archer Daniels Midland and Homestake. In addition, he is a member of the Textron Corporation's International Advisory Council and a board member of the National Capitol Area Council, Boy Scouts of America.

    STUART D. BEATH.    Mr. Beath was elected as a Director in April 1994 and
has been a managing director at Burcor Capital, LLC since January 1999. He was a private consultant from March 1997 until January 1999. Mr. Beath served as First Vice President at Stifel, Nicolas & Company, Inc. from April 1993 until
March 1997. Prior to that time, Mr. Beath served in the corporate finance department at A.G. Edwards & Sons, Inc. in various capacities, with the most recent being as an officer of the firm.

    GLEN J. HETTINGER.    Mr. Hettinger was elected as a Director in
August 1997. Mr. Hettinger is a partner with the law firm of Hughes & Luce, L.L.P. in Dallas, Texas, where he has practiced corporate and securities law since 1984.

EXECUTIVE COMPENSATION PLAN

    In order to retain a management team with the capacity to lead us into the future, provide a compensation package to replace existing short-term agreements and provide for a compensation system to align the interests of management with those of our stockholders, we recently entered into new employment arrangements with our senior executive management. These new employment arrangements include employment agreements and new restricted stock grants and stock option grants summarized in the table below:

                                                                                            MAXIMUM
                                                          OPTION    RESTRICTED    ANNUAL     ANNUAL
NAME                                     TITLE            SHARES      STOCK       SALARY     BONUS
-------------------------------  ---------------------   --------   ----------   --------   --------
Thomas J. Matthews.............  Chairman of the         120,000      50,000     $450,000   $450,000
                                 Board, President,
                                 Chief Executive
                                 Officer and Director
Joseph Murphy..................  Vice President, Chief   120,000      50,000     $360,000   $360,000
                                 Operating Officer--
                                 Gaming Operations and
                                 Director
Geoffrey A. Sage...............  Chief Financial          35,000       5,000     $250,000   $200,000
                                 Officer, Treasurer
                                 and Secretary
David D. Johnson...............  General Counsel          35,000       5,000     $225,000   $200,000

    Each of our employment agreements with the above executive officers has the following terms:

- VESTING. The restricted stock grants and the options will vest over four years beginning January 1, 2001, except that 20% will vest during the calendar quarter ending December 31, 2000.

- OPTION EXERCISE PRICE. The exercise price for all options will be $71.875 per share, the closing price for our common stock on the Nasdaq National Market on the date of grant.

- ACCELERATED VESTING. The vesting of the options and the restricted stock grants will accelerate upon the occurrence of a change in control of Anchor Gaming or upon termination of the executive's employment without cause.

- EMPLOYMENT AGREEMENT TERM. The employment agreements have a term of four years, and will be terminable by us for cause. If we terminate the employment agreements without cause, then we will be obligated to make severance payments equal to one year's salary. In the event the employment agreements are terminated without cause after a change of control, a sum equal to one year's salary will be payable as a severance payment.

    We have also granted options to purchase 25,000 shares of our common stock to each of our three non-employee directors on the same terms as the executive options.

    As of the date of the option grants and restricted stock grants, there were not sufficient shares available under our existing stock option plan to cover these grants. Accordingly, a committee of independent members of our board of directors as well as the entire board of directors approved the grants and the adoption of a new stock plan. We intend to submit both the new grants (to the extent that they exceed the number of shares available under our existing plan) and the new stock plan to our stockholders for approval at the next annual meeting of stockholders.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of October 27, 2000, information regarding the shares of our common stock beneficially owned by each stockholder who is known by us to beneficially own in excess of 5% of the outstanding shares of our common stock (solely based on information reported on Forms 13D or 13G filed with the Securities and Exchange Commission), by each director and named executive officer and by all executive officers and directors as a group. The table does not give effect to the two-for-one stock split that was announced on September 25, 2000 to be made to holders of record as of October 31, 2000, and distributed on November 15, 2000.

                                                               NUMBER OF SHARES    PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                       BENEFICIALLY OWNED       CLASS
---------------------------------------                       ------------------   -------------
Wanger Asset Management, L.P................................         635,000            9.0%
J.P. Morgan Investment Management, Inc......................         538,370            7.6
Thomas J. Matthews(2).......................................         121,850            1.7
John C. Beach(3)............................................          22,000              *
David D. Johnson(4).........................................          22,000              *
Joseph Murphy(5)............................................         113,350            1.6
Geoffrey A. Sage(6).........................................          27,000              *
Stuart D. Beath(7)..........................................          12,500              *
Glen J. Hettinger(8)........................................          12,500              *
Richard R. Burt(9)..........................................           5,000              *
All executive officers and directors as a group (8 persons)
  (10)......................................................         336,200            4.8

------------------------

*   Less than 1%

(1) Unless otherwise noted, and subject to community property laws, where applicable, the persons in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The address for each listed individual other than Mr. Burt is c/o Anchor Gaming, 815 Pilot Rd., Suite G, Las Vegas, NV 89119. Mr. Burt's address is 1275 Pennsylvania Avenue NW, 10th Floor, Washington, DC 20004. The address of Wanger Asset Management, L.P. is 227 W. Monroe Street, Suite 3000, Chicago, IL 60606. The address of J.P. Morgan Investment
    Management, Inc. is 522 Fifth Avenue, New York, NY 10036.

(2) Includes 50,000 shares of restricted stock, of which 10,000 shares are vested and 40,000 vest quarterly through December 31, 2004, and 67,750 shares that may be acquired upon the exercise of options exercisable within the next 60 days. Includes 4,100 shares with respect to which Mr. Matthews holds voting and dispositive powers with his wife.

(3) Includes 5,000 shares of restricted stock, of which 1,000 shares are vested and 4,000 vest quarterly through December 31, 2004, and 17,000 shares that may be acquired upon the exercise of options exercisable within the next
    60 days.

(4) Includes 5,000 shares of restricted stock, of which 1,000 shares are vested and 4,000 vest quarterly through December 31, 2004, and 17,000 shares that may be acquired upon the exercise of options exercisable within the next
    60 days.

(5) Includes 50,000 shares of restricted stock, of which 10,000 shares are vested and 40,000 vest quarterly through December 31, 2004, and 60,850 shares that may be acquired upon the exercise of options exercisable within the next 60 days. Includes 2,500 shares with respect to which Mr. Murphy shares voting and dispositive power with his wife.

(6) Includes 5,000 shares of restricted stock, of which 1,000 shares are vested and 4,000 vest quarterly through December 31, 2004, and 22,000 shares that may be acquired upon the exercise of options exercisable within the next
    60 days.

(7) Includes 12,500 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(8) Includes 12,500 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(9) Includes 5,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(10) Includes 115,000 shares of restricted stock, of which 23,000 shares are vested and 92,000 vest quarterly through December 31, 2004, and 214,600 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCK PURCHASE AND RACETRACK ASSET SALE TRANSACTIONS WITH MEMBERS OF THE FULTON
  FAMILY

    On October 17, 2000, we completed the acquisition of approximately
4.6 million shares of our common stock from our then Chairman, Stanley Fulton, and members of his family and their affiliates, for a purchase price of $66.612 per share. Effective upon completion of this stock purchase transaction, Stanley Fulton, his son, Michael Fulton, and his daughter, Elizabeth Jones resigned from their positions on our board of directors. After the closing of this stock purchase transaction, the Fulton family members and their affiliates retained ownership of approximately 539,600 shares. The purchase consideration for the shares comprised $240.2 million in cash and $66.0 million aggregate principal amount of promissory notes that Stanley Fulton received for a portion of his shares.

    In conjunction with the stock purchase transaction with the Fulton family, we entered into an agreement with Stanley Fulton to sell him substantially all of the assets relating to our Sunland Park Racetrack & Casino, located in New Mexico, and our 25% interest in a Massachusetts horse racing facility. Stanley Fulton has agreed to pay $66.0 million for these assets by canceling our obligations under the promissory notes. The notes are due and payable on October 17, 2001, bear interest at an annual rate of 11%, are subordinate to the exchange notes, and may be prepaid by us without penalty or premium. We expect to complete the sale of these racetrack assets to Mr. Fulton by the end of March 2001, subject to regulatory approvals and the satisfaction of other conditions. After the sale of these assets, we will retain the right to manage gaming operations at the Massachusetts racetrack if casino gaming is legalized in Massachusetts.

CONSULTING AGREEMENT

    In conjunction with the stock purchase transaction and racetrack asset sale, we have executed a 10-year consulting agreement with Stanley Fulton. Under the terms of the agreement, Mr. Fulton will receive an annual salary of $245,000 per year and executive-level benefits for 10 years in consideration of consulting services that he will provide to us.

NOTES PAYABLE TO STANLEY FULTON

    During the year ended June 30, 1998, notes payable to Stanley Fulton resulted in interest expense of $224,000. The $2,800,000 principal amount of the notes consisted of unsecured notes payable bearing interest at 8%, which were due July 1, 1998. The notes were paid in full during the year ended June 30, 1998.

CONSULTING AGREEMENT WITH RICHARD R. BURT

    Richard R. Burt, who became the vice chairman of our board of directors on June 29, 1999, is the chairman and a founder of IEP Advisors, Inc. We have retained IEP to provide consulting services and to assist us in our international activities. We paid IEP $250,000 during fiscal 2000. In addition, Mr. Burt entered into a consulting agreement with us in September 1999, under which he is to assist us and our affiliates in the expansion of our international activities. This agreement has a two-year term from June 30, 1999, and may be terminated by either Mr. Burt or us upon 30 days' prior written notice. We paid Mr. Burt $60,000 during fiscal 2000 under this agreement.

GLEN J. HETTINGER

    Glen J. Hettinger, a member of our board of directors, is a partner with Hughes & Luce, L.L.P. We retain Hughes & Luce, L.L.P. as outside legal counsel, and Hughes & Luce, L.L.P. receives fees for legal services rendered.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR CREDIT FACILITY

    Since June 1999, we have had available to us a senior unsecured reducing revolving credit facility from a syndicate of banks led by Bank of America, N.A. We amended the senior credit facility in March 2000 to make changes in the covenants imposed on us in connection with the senior credit facility. In connection with the stock purchase and racetrack asset sale transactions and the offering of the old notes, we further amended the senior credit facility in October 2000. See the section "Description of the Exchange Notes" under the heading "Guarantees."

    The following description summarizes the material provisions of the senior credit facility as amended in March and October, 2000, but does not restate it in its entirety. Consequently, we urge you to read the senior credit facility agreement in its entirety. We have filed a copy of that agreement with the Securities and Exchange Commission (see the section "Available Information and Incorporation by Reference" for information about how you can obtain access to that document).

    We initially obtained the senior credit facility:

    - to refinance an existing credit facility that Powerhouse had in place at the time we acquired it and to finance up to $290.0 million of purchase price payable by us to the Powerhouse stockholders;

    - to finance the fees and expenses associated with the Powerhouse acquisition of approximately $10.0 million;

    - for our general corporate purposes, including to finance acquisitions and investments permitted under the credit facility; and

    - to finance fees and expenses associated with other transactions contemplated by the agreement governing the senior credit facility.

    In order to provide a portion of the cost of the stock purchase transaction and to provide for our working capital needs, we increased the maximum principal amount available to us under the senior credit facility from $300.0 million to $325.0 million in October 2000. Of this aggregate amount, we may use up to $20.0 million for letters of credit. In addition, the senior credit facility provides us with a swing line sub-facility of up to $5.0 million. In June 1999, we used $210.0 million in proceeds from the senior credit facility to pay the purchase price of the Powerhouse acquisition. As of October 31, 2000, we had approximately $199 million outstanding under the senior credit facility, including borrowings we incurred in connection with the stock purchase transaction.

    The commitments of the banks under the senior credit facility automatically reduce if we make a voluntary disposition of specified assets having a value of in excess of $10.0 million to the extent such asset dispositions exceed
$25.0 million in the aggregate in any fiscal year until the commitment is reduced to $200.0 million. In addition, commencing on September 30, 2001, the commitment will be reduced by $12.5 million at the end of each quarter until the commitment is reduced to $150.0 million. If the principal balance outstanding under the senior credit facility exceeds the amount of the commitment as reduced at any time, we will be required to repay the excess outstanding principal balance. The stated maturity date of the senior credit facility is June 30, 2004.

    Interest on outstanding balances and commitment fees on unused availabilities under the senior credit facility are determined by a formula based on our leverage ratio, which is the ratio of our total debt to annualized cash flow, and in the case of interest rates, on the basis of the Eurodollar or base rate existing for each interest calculation date. As our leverage ratio declines or increases, the interest rate and commitment fees we pay decline or increase commensurately. We also pay underwriting and agency fees in connection with the senior credit facility.

    The senior credit facility contains customary events of default and covenants, including covenants that limit or restrict our and our subsidiaries' ability to:

    - prepay principal of or redeem or repurchase subordinated debt, such as the notes in some circumstances;

    - dispose of property;

    - merge with other entities;

    - make acquisitions and investments in other persons or entities;

    - pay dividends or make distributions;

    - grant liens and negative pledges,

    - incur debt; and

    - make capital expenditures.

    In addition, the senior credit facility requires us to meet specified financial tests on an on-going basis.

PALA GUARANTEE

    Under the terms of our development and management agreements with the Pala Band of Mission Indians for the construction and management of PALA, which agreements are more fully described in the section "Business" under the heading "Gaming Operations," we agreed to assist the Pala tribe in obtaining financing for the construction and operation of the facility. The Pala tribe secured a $100.0 million credit facility through a loan agreement and ancillary financial documents finalized on June 15, 2000. As a condition to this financing, we guaranteed the full payment and performance of the obligations of the Pala tribe under the loan agreement.

    Among the obligations we have guaranteed are the obligation of the Pala tribe to commence gaming operations at PALA by June 30, 2001, to cause the PALA complex to be substantially complete by September 30, 2001 and to ensure that PALA achieves certain operating cash flows during certain periods. In addition, we have agreed in the Pala guarantee to maintain financial ratios in connection with our operations. The guarantee also imposes limitations on our ability to engage in transactions that would result in a change of control of Anchor Gaming.

    The guarantee contains events of default, including our failure to perform our obligations under the guarantee, our failure or the failure of one of our significant subsidiaries to pay when due any of our or its significant indebtedness or to perform obligations in connection with such obligations. If one of those events of default occurs, we are obligated to deposit with the agent for the guarantee's beneficiaries up to $25.0 million or, at the beneficiaries' option, to invest in up to $25.0 million of the subordinated obligations of the Pala tribe having a maturity date at least one year after the maturity date of the guaranteed loan. The lenders' agent can apply the amount deposited with it to the payment of our obligations under the guarantee or hold that amount as cash collateral for our obligations under the guarantee.

    The lenders under the Pala facility amended the Pala guarantee to accommodate the stock purchase and racetrack asset sale transactions and the offering of the old notes.

PROMISSORY NOTES ISSUED TO STANLEY FULTON

    In connection with the stock purchase transaction described in the section "Certain Relationships and Related Transactions," we have issued two promissory notes having an aggregate principal amount of $66.0 million to Stanley Fulton. The notes are due and payable on October 17, 2001, bear interest at an annual rate of 11%, are subordinate to the exchange notes, and may be prepaid by us without penalty or premium.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

    You can find the definitions of certain capitalized terms used in this description under the subheading "Definitions." In this description, the terms "Company," "us," "our" and "we" refer only to Anchor Gaming and not to any of our Subsidiaries.

    The Company will issue the exchange notes for the old notes under the indenture, dated October 17, 2000, among itself, the Guarantors (as defined below) and U.S. Trust Company, National Association, as trustee. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. We refer to the exchange notes and the old notes (to the extent not changed for exchange notes) in this section as the "notes."

    The following description is a summary of the material provisions of the indenture. The following description does not restate the indenture in its entirety. We urge you to read the indenture because it, and not the following description, defines your rights as holders of the notes. You can obtain a copy of the indenture from the Company.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

    RANKING

    The notes will be:

    - general unsecured obligations of the Company;

    - subordinated in right of payment to all existing and future Senior Debt of the Company;

    - equal in right of payment with all other existing and future Debt of the Company (except for future Debt that may be subordinated to the notes); and

    - guaranteed on a senior subordinated basis by the Guarantors.

    THE GUARANTEES

    The notes will be guaranteed by all of the Company's current and future Restricted Subsidiaries other than the Excluded Subsidiaries (see "Guarantees" below). These guarantees will be:

    - general unsecured obligations of each Guarantor;

    - subordinated in right of payment to all existing and future Senior Debt of the respective Guarantors; and

    - equal in right of payment with all other existing and future Debt of the Guarantor (except for future Debt of the Guarantor that may be subordinated to the Guarantee).

    AMOUNT OF SENIOR DEBT AND STRUCTURAL SUBORDINATION

    Assuming we had completed the offering of the old notes and the borrowings under the Senior Credit Facility and applied the net proceeds as intended as of June 30, 2000, the Company and the Guarantors would have had total Senior Debt of $228.1 million as of such date. As indicated above and as discussed in detail below under the subheading "Subordination," payments on the notes and under the Guarantees will be subordinated to the payment of Senior Debt. The indenture permits the Company and the Guarantors to incur additional Senior Debt.

    Subsidiaries of the Company that are not Guarantors will have no obligation to make any payments on the notes or to make any funds available for payments on the notes, whether by way of dividends, loans or otherwise. In the event of a bankruptcy, liquidation or reorganization of any Subsidiary of the Company that is not a Guarantor, such Subsidiary will pay the holders of its debt, its trade credit and its other obligations before it will be able to distribute any of its assets to us. As a result, the notes will effectively be subordinated to the claims of all creditors of any Subsidiary that is not a Guarantor. None of the Excluded Subsidiaries, the Unrestricted Subsidiaries or the Anchor-IGT Joint Venture will be required to guarantee the payment of the notes. As of June 30, 2000, the Subsidiaries of the Company that will not be Guarantors would have had, on a pro forma basis, no Debt.

    RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    As of the Issue Date, all of our Subsidiaries were Restricted Subsidiaries. However, under the circumstances described below under "Certain
Covenants--Restricted and Unrestricted Subsidiaries," we will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the indenture and will not guarantee the notes.

PRINCIPAL AND MATURITY OF AND INTEREST ON THE NOTES

    The Company will issue the notes with an initial aggregate principal amount of $400.0 million. The notes will mature on October 15, 2008. The notes will not be subject to any sinking fund. The Company may issue additional notes under the indenture from time to time after this exchange offer, which will have the same terms as the notes issued in this exchange offer. Any offering of additional notes is subject to the covenant described under the heading "Certain Covenants--Incurrence of Debt and Issuance of Preferred Stock." No additional notes will be issued if an Event of Default with respect to the notes has occurred and is continuing. The notes issued in this exchange offer, any additional notes subsequently issued under the indenture and any exchange notes (as defined under the heading "Registration Rights; Additional Interest") relating thereto will be treated as a single class for all purposes under the indenture, including without limitation waivers, amendments, redemptions and offers to purchase.

    Interest on the notes will accrue at the rate of 9 7/8% per annum and will be payable semi-annually in arrears on April 15 and October 15, commencing on April 15, 2001. The Company will make interest payments to holders of record on the immediately preceding April 1 and October 1. The Company will pay interest on overdue principal at 2% per year in excess of the otherwise applicable annual rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months.

    Principal, premium, if any, interest and Additional Interest, if any, on the notes will be payable at the office or agency of the Company maintained for that purpose within the City and State of New York. Until otherwise designated by the Company (see "--Transfer Agent, Registrar, Paying Agent and Exchange Agent" below), the Company's office or agency in New York will be the office of the trustee maintained for that purpose. The Company will issue the notes in denominations of $1,000 and integral multiples of $1,000.

GUARANTEES

    Each of the Company's Restricted Subsidiaries (other than the Excluded Subsidiaries) (the "Guarantors") will, jointly and severally, guarantee the Company's obligations under the notes (the "Guarantees").

    The Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of that Guarantor to substantially the same extent as the notes are subordinated to Senior Debt of the Company. The obligations of each Guarantor under its Guarantee will be limited to support findings that the Guarantee will not constitute a fraudulent conveyance under applicable law.

    No Guarantor will be permitted to consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless:

    - subject to the provisions of the following paragraphs, the Person formed by or surviving any such consolidation or merger (if other than that Guarantor) assumes all the obligations of that Guarantor under its Guarantee and the indenture pursuant to a supplemental indenture reasonably satisfactory to the trustee; and

    - immediately after giving effect to the transaction, no Default or Event of Default exists.

    In the event of (a) a sale, lease or other disposition of all of the properties and assets of any Guarantor, whether by way of merger, consolidation or otherwise, (b) a sale or other disposition of all of the capital stock of any Guarantor or (c) the designation of any Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture, then that Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of that Guarantor or in the event of its designation as an Unrestricted Subsidiary) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of that Guarantor) will be released and relieved of any obligations under its Guarantees; PROVIDED that the Net Proceeds of that sale or other disposition will be required to be applied in accordance with the applicable provisions of the indenture. See "Repurchase at the Option of Holders--Asset Sales."

SUBORDINATION

    The payment of principal of, and premium, if any, interest and Additional Interest, if any, on, the notes and the payment of the Guarantors' obligations under the Guarantees will be subordinated in right of payment, as set forth in the indenture and the Guarantees, to the prior payment in full of all Senior Debt of the Company and the Guarantors, whether outstanding on the Issue Date or incurred after the Issue Date.

    In the event of any distribution to creditors of the Company or any
Guarantor:

    - in a total or partial liquidation or dissolution of the Company or any Guarantor;

    - in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or any Guarantor or its respective property;

    - in an assignment for the benefit of creditors; or

    - in any marshalling of the assets and liabilities of the Company or any Guarantor;

the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest accruing after the commencement of any such proceeding at the rate specified in the applicable Senior Debt whether or not allowed or allowable in such proceeding) before the holders of notes will be entitled to receive any payment with respect to the notes or the Guarantees, as applicable (except that holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "Legal Defeasance and Covenant Defeasance"). In addition, until all Obligations due with respect to Senior Debt are paid in full, any payment or distribution to which holders of notes would be entitled shall be made to the holders of such Senior Debt (except that holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "Legal Defeasance and Covenant Defeasance").

    Neither the Company nor any Guarantor will be permitted to make any payment upon or in respect of the notes (except in Permitted Junior Securities or from the trust described under "Legal Defeasance and Covenant Defeasance" or "Satisfaction and Discharge") if:

    - default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

    - any other default occurs and is continuing on Designated Senior Debt that permits holders of that Designated Senior Debt to accelerate its maturity and the trustee and the Company receive a notice of such default (a "Payment Blockage Notice") from the holders of any Designated Senior Debt or their representative.

    Payments on the notes will be resumed:

    - in the case of a payment default, upon the date on which such default is cured or waived; or

    - in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 180 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

    No new Payment Blockage Notice may be delivered unless and until:

    - 360 days have elapsed since the receipt of the immediately prior Payment Blockage Notice; and

    - all scheduled payments of principal of, premium, if any, interest and Additional Interest, if any, on the notes that have come due have been paid in full in cash.

    No nonpayment default that existed or was continuing with respect to any Senior Debt on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.

    The Company must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a liquidation or insolvency of the Company or a Guarantor, holders of notes may recover proportionally less of the amount owed to them than other creditors of the Company and the Guarantors who are holders of Senior Debt. The indenture limits the ability of the Company or any Guarantor to incur additional Debt, including Senior Debt. See "Certain Covenants--Incurrence of Debt and Issuance of Preferred Stock."

OPTIONAL REDEMPTION

    Prior to October 15, 2003, the Company may, on any one or more occasions, redeem up to 35% of the original aggregate principal amount of the notes at a redemption price equal to 109.875% of the principal amount thereof, PLUS accrued and unpaid interest and Additional Interest thereon, if any, to the redemption date (subject to the right of holders on the relevant record date that is on or prior to the redemption date to receive interest due on an interest payment date), with the net cash proceeds of a Qualifying Public Offering; PROVIDED that:

    - at least $150.0 million principal amount of notes remains outstanding immediately after the occurrence of such redemption; and

    - such redemption occurs within 60 days of the date of the closing of such Qualifying Public Offering.

    Except pursuant to the preceding paragraph and as provided under "Mandatory Disposition Pursuant to Gaming Laws," the notes will not be redeemable at the Company's option prior to October 15, 2004.

    After October 15, 2004, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below PLUS accrued and unpaid interest and Additional Interest thereon, if any, to the applicable redemption date (subject to the right of holders on the relevant record date that is on or prior to the redemption date to receive interest due on an interest payment date), if redeemed during the twelve-month period beginning on October 15 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2004........................................................   104.9375%
2005........................................................   102.4688%
2006 and thereafter.........................................   100.0000%

    SELECTION AND NOTICE

    If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the trustee as follows:

    - if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

    - if the notes are not so listed, on a pro rata basis, by lot or by another method the trustee deems fair and appropriate.

    No notes of $1,000 or less shall be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at that holder's registered address. Notices of redemption may not be conditional.

    If any note is to be redeemed in part only, the notice of redemption that relates to such note will state the portion of the principal amount of that note to be redeemed. A new note in principal amount equal to the unredeemed portion of that note will be issued in the name of the holder of that note upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Additional Interest, if any, cease to accrue on notes or portions of them called for redemption, unless the Company defaults in the payment of the redemption price.

MANDATORY DISPOSITION PURSUANT TO GAMING LAWS

    Each holder, by accepting a note, will be deemed to have agreed that if the Gaming Authority of any jurisdiction in which the Company or any of its Subsidiaries now or hereafter conducts or proposes to conduct gaming requires that a Person who is a holder or the beneficial owner of any note be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period. If such Person fails to apply or become licensed or qualified or is found unsuitable, the Company will have the right, at its option:

    - to require such Person to dispose of its notes or beneficial interest therein within 30 days of receipt of notice of the Company's election or such earlier date as may be requested or prescribed by such Gaming Authority, or

    - to redeem such notes, which redemption may occur less than 30 days following the notice of redemption if so requested or prescribed by the applicable Gaming Authority, at a redemption price equal to the lesser of: the Person's cost of the notes being redeemed, plus accrued and unpaid interest, if any, to the earlier of the redemption date or the date of the finding of unsuitability; and 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of the redemption date or the date of the finding of unsuitability; or such other amount as may be required by applicable law or order of such Gaming Authority.

    The Company will not be responsible for any costs or expenses any holder of notes may incur in connection with its application for a license, qualification or a finding of suitability or in connection with any such mandatory disposition.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to the offer described below (the "Change of Control Offer"). In the Change of Control Offer, the Company will offer to repurchase notes at an offer price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount of notes repurchased PLUS accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase. Within ten days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in that notice, which date shall be no earlier than 30 days and no later than 60 days from the date that notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in such notice.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of this covenant, the Company will comply with such securities laws and regulations and will not be deemed to have breached its obligations under the notes or the indenture by virtue of its compliance with those laws or regulations.

    On the Change of Control Payment Date, the Company will, to the extent lawful:

    - accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

    - deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

    - deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

    The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the note surrendered, if any; PROVIDED that each new note will be in a principal amount of $1,000 or an integral multiple thereof.

    Prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

    The existence of a holder's right to require the Company to purchase that holder's notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although the Company could decide to do so in the future.

    The definition of "Change of Control" in the indenture is limited in scope. Subject to the limitations discussed below under "Certain Covenants--Incurrence of Debt and Issuance of Preferred Stock," the Company could, in the future, enter into transactions, including an acquisition or a recapitalization, that would not constitute a Change of Control under the indenture, but that could increase significantly the amount of Debt outstanding at such time or otherwise affect the Company's capital structure or credit ratings or the interests of the holders.

    The definition of Change of Control includes a phrase relating to the sale, lease or other disposition of "all or substantially all" of the assets of the Company on a consolidated basis. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the point at which a holder of notes will be able to require the Company to repurchase its notes as a result of a sale, lease or other disposition of less than all of the assets of the Company on a consolidated basis to another Person or group is uncertain.

    The Company's outstanding Senior Debt currently prohibits the Company from repurchasing any notes, and also provides that some change of control events with respect to the Company would constitute a default under the agreements governing the Senior Debt. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party are likely to contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or refinance such borrowings, the Company will remain prohibited from purchasing notes. In such case, the Company's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

    Finally, the Company's ability to pay cash to the holders of notes upon a repurchase may be limited by the Company's then existing financial resources. See "Risk Factors--Risks Related to the Notes." We may not have the ability to raise the funds necessary to finance the change of control offer required in the indenture.

    ASSET SALES

    Unless the notes are rated the Required Rating (during which time the following covenants under "Asset Sales" will not be in effect), the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

    - the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

    - at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision only, the following will be considered "cash": any Senior Debt that is assumed by the transferee of any such assets, to the extent the Company or such Restricted Subsidiary is released from any further liability; any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 30 days after receipt; any Designated Non-Cash Consideration; provided, however, that such Designated Non-Cash Consideration will not constitute Net Proceeds for purposes of the next succeeding paragraph unless and until converted into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received; and an amount equal to the fair market value of any Additional Assets received by the Company or any Restricted Subsidiary consummating an Asset Sale from the transferee of assets; provided that such Additional Assets will not constitute Net Proceeds for purposes of the next succeeding paragraph.

    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may use such Net Proceeds, at its option:

    - to repay Senior Debt (and to cause the related loan commitment (if any) to be permanently reduced by an amount equal to the principal amount so repaid);

    - to make capital expenditures; or

    - to acquire Additional Assets.

    Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an offer (an "Asset Sale Offer") to all holders of notes and, to the extent required by the terms of any Pari Passu Indebtedness, an offer to purchase to all holders of such Pari Passu Indebtedness, to purchase for cash the maximum principal amount of notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price equal to 100% of the principal amount thereof repurchased PLUS, in each case, accrued interest and Additional Interest thereon, if any, to the date of purchase. To the extent that the aggregate principal amount of notes and Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer and related offer to purchase Pari Passu Indebtedness is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes and Pari Passu Indebtedness tendered exceeds the Excess Proceeds, the notes and Pari Passu Indebtedness shall be purchased on a pro rata basis (and the trustee shall select the tendered notes to be purchased on a pro rata basis (based upon the outstanding principal amount of the notes tendered by each holder)). Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

    In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries to a Person in a transaction permitted under "Certain Covenants--Merger, Consolidation or Sale of Assets," the successor corporation will be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not transferred to the successor corporation for purposes of this covenant relating to "Asset Sales," and shall comply with the provisions of this covenant relating to "Asset Sales" (other than the provisions described in the first paragraph under "Asset Sales") with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold will be deemed to be Net Proceeds for purposes of this covenant.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of the indenture, the Company will comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the notes or the indenture by virtue of its compliance with those laws and regulations.

    If the Company is required to make an Asset Sale Offer, such offer may be subject to restrictions arising out of the terms of the Company's Senior Debt or other limitations comparable to the restrictions and limitations that may apply to offers to purchase notes following a Change of Control. See "Repurchase at the Option of Holders--Change of Control" and "Risk Factors--Risks Related to the Notes."

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    Unless the notes are rated the Required Rating (during which time the following covenant will not be in effect), the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

        (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including any payment in connection with any merger or consolidation) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Qualified Equity Interests of the Company or dividends or distributions payable to the Company or any Wholly-Owned Restricted Subsidiary);

        (2) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation) any Equity Interests of the Company, any Restricted Subsidiary or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Wholly-Owned Restricted Subsidiary);

        (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt, except a payment of interest or principal at its Stated Maturity; or

        (4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

        (a) no Default or Event of Default exists or would occur as a consequence thereof; and

        (b) the Company would, at the time of such Restricted Payment and after giving PRO FORMA effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Debt pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the heading "Certain Covenants--Incurrence of Debt and Issuance of Preferred Stock;" and

        (c) such Restricted Payment, together with (without duplication) the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (5), (6) and (7) and, to the extent set forth therein, clauses (8) and (9), of the next succeeding paragraph), is less than the sum of:

    - 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing July 1, 2000 to the end of the Company's most recently ended fiscal quarter for which financial statements are publicly available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); PLUS

    - 100% of the aggregate net cash proceeds received by the Company from the issue or sale (other than to a Subsidiary) of, or from capital contributions with respect to, Qualified Equity Interests of the Company, in either case after the Issue Date; PLUS

    - the aggregate principal amount (or accreted value, if less) of Debt of the Company or any Restricted Subsidiary issued since the Issue Date (other than Debt issued to or held by a Subsidiary) that has been converted into Qualified Equity Interests (other than Equity Interests issued or sold to a Subsidiary); PLUS

    - to the extent that any Restricted Investment that was made after the Issue Date (including any Designated Non-Cash Consideration) is sold for cash or otherwise liquidated or repaid for cash, the lesser of (1) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (2) the initial amount of such Restricted Investment; PLUS

    - 50% of any dividends received by the Company or a Wholly-Owned Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period; PLUS

    - $20.0 million.

    The preceding provisions will not prohibit any of the following if no Default or Event of Default then exists or would result from that action:

        (1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the indenture;

        (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Debt or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary) of, or a capital contribution with respect to, Qualified Equity Interests of the Company; PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c) of the preceding paragraph;

        (3) the defeasance, redemption, repurchase, retirement or other acquisition of Subordinated Debt with the net cash proceeds from an incurrence of Permitted Refinancing Debt;

        (4) the payment of any dividend by a Restricted Subsidiary to the holders of its common stock on a PRO RATA basis or the repurchase or redemption of Equity Interests of an Excluded Subsidiary that are not owned by the Company or another Restricted Subsidiary if such Excluded

    Subsidiary is a Restricted Subsidiary and, upon such repurchase or redemption, becomes a Guarantor;

        (5) the repurchase or acquisition by the Company of 4,596,200 shares of its Capital Stock pursuant to the Stock Purchase Agreement;

        (6) Retirement of the Stock Purchase Debt in connection with the disposition of the Racetrack Assets pursuant to the Asset Sale Agreements;

        (7) Investments by AWI in a Qualified AWI Joint Venture arising out of a Qualified AWI Asset Transfer if (i) the PRO FORMA Fixed Charge Coverage Ratio of the Company, calculated cumulatively for the four most recent fiscal quarters of the Company prior to the date of such Qualified AWI Asset Transfer as if such transfer had occurred on the first day of such period, would have been greater than 2.5 to 1.0 and (ii) after giving effect to such Qualified AWI Asset Transfer, the rating of the notes by each Rating Agency is at least equal to the rating of the notes on the Issue Date;

        (8) Investments by the Company and/or any Restricted Subsidiary in an aggregate amount not to exceed $125.0 million arising pursuant to the incurrence, creation, assumption or suffering to exist of the Pala Facility Guarantee, PROVIDED that, with respect to such Investments, the amounts available to make Restricted Payments pursuant to clause (c) of the preceding paragraph shall be reduced only by, without duplication, the amount that becomes due on the Debt that is guaranteed by the Pala Facility Guarantee in accordance with the terms of such Debt that is paid by the Company or any of its Restricted Subsidiaries, any other amount that becomes payable under the Pala Facility Guarantee by the Company or any of its Restricted Subsidiaries (including the amount of any investments required under the Pala Facility Guarantee) and, if and for so long as an event of default occurs and is continuing with respect to such guaranteed Debt, the entire aggregate principal amount of such guaranteed Debt then outstanding; and

        (9) Investments by the Company and/or any Restricted Subsidiary arising pursuant to the incurrence, creation, assumption or suffering to exist of any Qualified Guarantee, PROVIDED that, with respect to this clause (9), the amounts available to make Restricted Payments pursuant to clause (c) of the preceding paragraph shall be reduced only by the amount that becomes due on the Debt that is guaranteed in accordance with the terms of such Debt and that is paid by the Company or any of its Restricted Subsidiaries, and, if and for so long as an event of default occurs and is continuing (after the expiration of all applicable grace periods) with respect to such Debt, by the entire aggregate principal amount of such guaranteed Debt then outstanding.

    The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment in excess of $1.0 million, the Company shall deliver to the trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant related to "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the indenture. If the covenant relating to "Restricted Payments" is suspended and thereafter again is in effect, the amounts available to make Restricted Payments pursuant to clause (c) of the second preceding paragraph shall be calculated as if such covenant had not been suspended.

    INCURRENCE OF DEBT AND ISSUANCE OF PREFERRED STOCK

    Unless the notes are rated the Required Rating (during which time the following covenant will not be in effect), the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Debt (including Acquired Debt) and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; PROVIDED, HOWEVER, that the Company and any Restricted Subsidiary may incur Debt, and the Company may issue shares of Disqualified Stock, if on the date of such incurrence or issuance and after giving effect thereto, the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a PRO FORMA basis (including a PRO FORMA application of the net proceeds therefrom), as if the additional Debt had been incurred, or the Disqualified Stock had been issued, at the beginning of such four quarter period.

    The limitations on the incurrence of Debt above will not apply to the incurrence of any of the following items of Debt (collectively, "Permitted Debt"):

        (1) Debt under the Senior Credit Facility in an aggregate principal amount outstanding not to exceed $325.0 million less the aggregate amount of all Net Proceeds that the Company uses to repay Senior Debt under the Senior Credit Facility pursuant to the covenant described above under the heading "Repurchase at the Option of Holders--Asset Sales" (other than temporary reductions of revolving credit borrowings pending the final application of any such Net Proceeds as contemplated thereby);

        (2) Debt under the Pala Facility Guarantee in an aggregate principal amount outstanding not to exceed $125.0 million;

        (3) Existing Debt, other than Debt otherwise referred to in clauses
    (1) and (2) above;

        (4) Debt represented by the notes issued on the date of the indenture and the Guarantees thereof (including related exchange notes described under the heading "Registration Rights; Additional Interest" and Guarantees thereof);

        (5) Debt of the Company or any of its Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of acquisition, construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Debt incurred to refund, refinance or replace Debt incurred pursuant to this clause (5), not to exceed $10.0 million;

        (6) Permitted Refinancing Debt of the Company or any of its Restricted Subsidiaries incurred in exchange for, or the net proceeds of which are used to refund, refinance or replace Debt that was permitted to be incurred by the first paragraph above or clauses (3), (4) and (5) of this paragraph;

        (7) intercompany Debt between or among the Company and any of its Wholly-Owned Restricted Subsidiaries; PROVIDED, HOWEVER, that: if the Company or any Guarantor is the obligor on such Debt, such Debt is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes or the Guarantee of such Guarantor; and any subsequent issuance or transfer of Equity Interests, or a redesignation of a Restricted Subsidiary as an Unrestricted Subsidiary, that results in any such Debt being held by a Person other than the Company or a Wholly-Owned Restricted Subsidiary and any sale or other transfer of any such

    Debt to a Person that is neither the Company nor a Wholly-Owned Restricted Subsidiary, shall be deemed, in each case, to constitute an incurrence of Debt by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

        (8) Debt of the Company or any of its Restricted Subsidiaries with respect to Hedging Obligations that are incurred (a) for the purpose of fixing or hedging interest rate risk with respect to any Debt that is permitted by the terms of the indenture to be outstanding or (b) for the purpose of fixing or hedging currency exchange rate risk incurred in the ordinary course of business; PROVIDED, however, that, in each case, such Hedging Obligations are eligible to receive hedge accounting treatment in accordance with GAAP and are not incurred for speculative purposes;

        (9) Debt of the Company or any of its Restricted Subsidiaries under (or constituting reimbursement obligations with respect to) surety bonds, completion guarantees, Gaming Route Guarantees or similar instruments issued in connection with the ordinary course of a Permitted Business; PROVIDED, HOWEVER, that upon the drawing of such bond, guarantee or other instrument, such obligations are reimbursed or paid within 30 days following such drawing;

       (10) Debt of the Company or any of its Restricted Subsidiaries resulting from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of day-light overdrafts) drawn against insufficient funds in the ordinary course of business; PROVIDED that such Debt is extinguished within seven business days of notice of such insufficiency;

       (11) the guarantee by the Company or any of its Restricted Subsidiaries of Debt of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant (other than Subordinated
    Debt);

       (12) the Stock Purchase Debt; or

       (13) additional Debt of the Company and the Guarantors in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $25.0 million.

    For purposes of determining any particular amount of Debt under this "Incurrence of Debt and Issuance of Preferred Stock" covenant,

    - Debt incurred under the Senior Credit Facility first shall be treated as incurred pursuant to clause (1) of the second paragraph of this covenant to the full extent of Debt permitted to be incurred under such clause (it being understood that additional Debt under the Senior Credit Facility may be incurred to the full extent permitted under any other provision of the indenture);

    - Guarantees, Liens or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included; and

    - any Liens granted pursuant to the equal and ratable provisions described below under "Certain Covenants--Liens" shall not be treated as Debt.

    For purposes of determining compliance with this covenant, if an item of Debt (other than Debt referred to in clause (1) of the directly preceding paragraph) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) of the second paragraph of this covenant or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Debt in any manner that complies with this covenant and such item of Debt will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Debt for purposes of this covenant.

    NO SENIOR SUBORDINATED DEBT

    The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Debt that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Debt that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Guarantees.

    LIENS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Debt or other obligations upon any of their property or assets, now owned or hereafter acquired, or any income or profits therefrom, unless all Obligations from time to time due under the indenture and the notes (or, in the case of any Lien affecting property or assets of any Guarantor, all Obligations of such Guarantor under the indenture and its Guarantee) are secured by a Lien on the same property or assets as secures such other Debt or obligations, PROVIDED such Lien:

    - if such other Debt or obligations constitute Subordinated Debt or are otherwise subordinate or junior in right of payment to the Obligations under the indenture, notes or Guarantee, as the case may be, is expressly made prior and senior in priority to the Lien securing such other Debt or obligations; and

    - in any other case, ranks equally and ratably with the Lien securing such other Debt or obligations so secured.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    Unless the notes are rated the Required Rating (during which time the following covenant will not be in effect), the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Guarantor to:

        (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

        (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

        (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

    The foregoing does not apply to encumbrances or restrictions existing under or by reason of:

        (a) applicable law;

        (b) Existing Debt as in effect on the Issue Date;

        (c) the provisions of security or pledge agreements or mortgages (or similar agreements) granting a Permitted Lien or restricting transfers of the assets secured thereby;

        (d) the indenture, the notes and the Guarantees;

        (e) any instrument governing Debt or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired provided such Debt, Capital Stock, encumbrance or restriction was not incurred in contemplation of or in connection with such acquisition;

        (f) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business and consistent with past practice;

        (g) purchase money obligations or Capitalized Leases for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired;

        (h) Permitted Refinancing Debt, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Debt are, when considered as a whole, not materially more restrictive than those contained in the agreements governing the Debt being refinanced;

        (i) in the case of clause (3), any encumbrance or restriction: that restricts in a customary manner the subletting, assignment, licensing or transfer of any property or asset that is subject to a lease, license or similar contract, or by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the indenture; and

        (j) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or other disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or other disposition.

    MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis, including its Subsidiaries) in one or more related transactions, to another Person unless:

        (1) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, lease or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

        (2) the Person formed by or surviving any such consolidation or merger (if other than the Company), or the Person to which such sale, lease or other disposition shall have been made, assumes all the obligations of the Company under the notes and the indenture pursuant to a supplemental indenture in a form satisfactory to the trustee;

        (3) immediately after such transaction no Default or Event of Default exists; and

        (4) except in the case of a merger of the Company with or into a Wholly-Owned Restricted Subsidiary, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, lease or other disposition shall have been made will, at the time of such transaction and after giving PRO FORMA effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Debt pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the heading "Certain Covenants--Incurrence of Debt and Issuance of Preferred Stock."

    Upon the occurrence of any transaction described in the immediately preceding paragraph in which the Company is not the continuing corporation, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the notes with the same effect as if such successor corporation had been named as the Company therein, and the Company shall be released from the obligations under the notes and the indenture except in the case of a lease and except with respect to any obligations that arise from, or relate to, such transaction.

    TRANSACTIONS WITH AFFILIATES

    Unless the notes are rated the Required Rating (during which time the following covenant will not be in effect), the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

        (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

        (2) the Company delivers to the trustee: with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the Independent members of the Board of Directors; and with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

    The following will not be deemed to be Affiliate Transactions: any employment agreement, collective bargaining agreement, employee benefit plan or any similar arrangement (including any option or restricted stock plan) entered into in the ordinary course of business of the Company or a Restricted Subsidiary; payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company; customary indemnification and similar arrangements with directors and officers; transactions between or among the Company and/or its Restricted Subsidiaries, provided, in each case, that no Affiliate of the Company (other than another Restricted Subsidiary or a director owning qualifying shares) owns Capital Stock of any such Restricted Subsidiary; Restricted Payments that are permitted by the provisions of the indenture described above under the heading "Restricted Payments;" payments and other transactions contemplated by any agreement as in effect on the Issue Date and described in this prospectus (including the Stock Purchase Agreement and the Asset Sale Agreements) or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not disadvantageous to the Company or any Restricted Subsidiary in any material respect); and transactions between the Company or any Restricted Subsidiary and the Anchor-IGT Joint Venture or a Qualified AWI Joint Venture.

    SALE/LEASEBACK TRANSACTIONS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction with respect to any assets or property of the Company or any Restricted Subsidiary unless:

    - no Default or Event of Default then exists;

    - the Company or such Restricted Subsidiary would be entitled to: incur Debt in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the first paragraph of the covenant described under "Certain Covenants--Incurrence of Debt and Issuance of Preferred Stock;" and incur a Lien to secure such Attributable Debt pursuant to the covenant described above under the heading "Certain Covenants--Liens;"

    - the consideration received by the Company or such Restricted Subsidiary in connection with such Sale/Leaseback Transaction is at least equal to the fair market value of such assets or property; and

    - the transfer of such assets or property is permitted by, and (to the extent required by such covenant) the Company applies the proceeds of such transaction in compliance with, the covenant described under "Repurchase at the Option of Holders--Asset Sales."

    ADDITIONAL GUARANTEES

    All current and future Subsidiaries of the Company, other than Excluded Subsidiaries and Unrestricted Subsidiaries, are Guarantors in accordance with the terms of the indenture.

    The Company will cause each Subsidiary that is required or desires to become a Guarantor after the Issue Date to execute and deliver to the trustee a Guarantee in the form provided in the indenture pursuant to which such Subsidiary will unconditionally Guarantee the Obligations of the Company under the indenture, together with the legal opinions and other documents required by the indenture.

    LIMITATIONS ON ISSUANCES OF GUARANTEES OF DEBT

    The Company will not permit any Subsidiary, directly or indirectly, to guarantee or pledge any assets to secure the payment of any other Debt of the Company unless such Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Subsidiary, which Guarantee shall be senior to or PARI PASSU with such Subsidiary's guarantee of or pledge to secure such other Debt, unless such other Debt is Senior Debt, in which case the Guarantee of the notes may be subordinated to the guarantee of such Senior Debt to the same extent as the notes are subordinated to such Senior Debt.

    Notwithstanding the preceding paragraph, any Guarantee of the notes will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described under the heading "Guarantees." The form of the Guarantee is attached as an exhibit to the indenture.

    BUSINESS ACTIVITIES

    The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

    ISSUANCES AND SALES OF CAPITAL STOCK OF SUBSIDIARIES

    The Company:

    - will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly-Owned Restricted Subsidiary), unless: such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Restricted Subsidiary owned by the Company or any Restricted Subsidiary; and the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the heading "Repurchase at the Option of Holders--Asset Sales;" and

    - will not permit any Restricted Subsidiary to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person (other than to the Company or a Wholly-Owned Restricted Subsidiary or, in the case of any Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary, to a Person other than the Company or a Restricted Subsidiary that is a stockholder of such Restricted Subsidiary, if such Person does not thereby increase its percentage ownership of the Capital Stock of such Restricted Subsidiary).

    PAYMENTS FOR CONSENT

    Neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

    INVESTMENT COMPANY ACT COMPLIANCE

    Neither the Company nor any Restricted Subsidiary will take any action, or otherwise permit to exist any circumstance, that would require the Company or such Restricted Subsidiary to register as an "investment company" under the Investment Company Act.

    REPORTS

    Whether or not required by the Commission, so long as any old notes are outstanding, the Company will furnish to the holders of old notes within the time periods specified in the Commission's rules and regulations:

    - all quarterly and annual financial information that would be required to be contained in a filing with the Commission on forms 10-Q and 10-K if the Company were required to file such forms and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

    - all current reports that would be required to be filed with the Commission on form 8-K if the Company were required to file such reports.

    Such quarterly and financial information will include:

    - a "Management's Discussion and Analysis of Financial Condition and Results of Operations" ("MD&A") that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries; and

    - an MD&A and other information in reasonable detail regarding the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

    In addition, after the consummation of the Exchange Offer, whether or not required by the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) within the time periods specified in the Commission's rules and regulations and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors, for so long as any old notes or exchange notes remain outstanding, will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

    RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary, PROVIDED:

    - such designation would not cause a Default or Event of Default; and

    - such Subsidiary meets the conditions set forth in the definition of an "Unrestricted Subsidiary."

    For purposes of determining whether such designation would not cause a Default or Event of Default, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated, to the extent they do not constitute Permitted Investments at the time such Subsidiary becomes an Unrestricted Subsidiary, will be deemed to be Restricted Payments made at the time of such designation. The amount of outstanding Investments will be equal to the greater of

    - the net book value of such Investments at the time of such designation;
      and

    - the fair market value thereof.

    In the case of Investments in the form of common stock such fair market value will be equal to the portion of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    Any designation of an Unrestricted Subsidiary by the Board of Directors shall be evidenced by filing with the trustee a certified copy of the Board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the conditions set forth in the first paragraph above. If, at any time, any Unrestricted Subsidiary fails to meet the requirements as an Unrestricted Subsidiary as set forth in the definition of that term, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Debt of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date (and, if such Debt is not permitted to be incurred as of such date under the covenant described under the heading "Certain Covenants--Incurrence of Debt and Issuance of Preferred Stock," the Company shall be in default of such covenant).

    The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence by a Restricted Subsidiary of any outstanding Debt and Liens of such Unrestricted Subsidiary and such designation shall only be permitted if:

    - such Debt is permitted under the covenant described under the heading "Certain Covenants--Incurrence of Debt and Issuance of Preferred Stock," calculated on a PRO FORMA basis as if such designation had occurred at the beginning of the four-quarter reference period;

    - such Liens are permitted to be incurred at such time under the covenant described under the heading "Certain Covenants--Liens"; and

    - no Default or Event of Default would be in existence following such designation.

    Any designation of a Restricted Subsidiary by the Board of Directors shall be evidenced by filing with the trustee a certified copy of the Board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the conditions set forth in the immediately preceding paragraph.

    GAMING APPROVALS

    Restrictions on the transfer of the Equity Interests of the Company's License Subsidiaries licensed in Nevada or other jurisdictions, and agreements not to encumber such Equity Interests, in each case, in respect of the notes, are not effective without the prior approval of the Nevada Gaming Commission and other applicable Gaming Authorities. No License Subsidiary shall be subject to such restrictions until the earlier of such time (the "Applicable Date") as
(1) prior approval of such restrictions with respect to such License Subsidiary is received from the applicable Gaming Authorities or (2) a registered public offering of the notes is made pursuant to a prior approval of the applicable Gaming Authorities of such offering that includes a prior approval of such restrictions with respect to such License Subsidiary. Notwithstanding any other covenant described herein, until the respective Applicable Date for a License Subsidiary, such License Subsidiary shall not incur any Debt. The Company shall use commercially reasonable efforts to cause the Applicable Date to occur for each License Subsidiary at the earliest practicable time. For more information, see "Government Regulation--Nevada Regulatory Matters "and "--Other Jurisdictions and Government Approvals."

EVENTS OF DEFAULT AND REMEDIES

    Each of the following is an Event of Default with respect to the notes:

    - default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the notes (whether or not prohibited by the subordination provisions of the indenture);

    - default in payment when due of the principal of or premium, if any, on the notes (whether or not prohibited by the subordination provisions of the indenture), whether at its Stated Maturity, upon redemption or repurchase;

    - failure by the Company or any Guarantor to comply with the provisions described under the headings "Guarantees" (third paragraph only), "Repurchase at the Option of Holders--Change of Control," "Repurchase at the Option of Holders--Asset Sales" or "Certain Covenants--Merger, Consolidation or Sale of Assets;"

    - failure by the Company or any Guarantor for 30 days after notice to comply with any of its other agreements in the indenture or the notes;

    - default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Debt or guarantee now exists, or is created after the Issue Date, which default: is caused by a failure to pay principal of or premium, if any, or interest on such Debt before the expiration of the grace period provided in such Debt on the date of such default (a "Payment Default") or results in the acceleration of such Debt before its express maturity, and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

    - failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

    - except as permitted by the indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee;

    - events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries; or

    - the occurrence of any revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar officer with respect to, any gaming license issued by any Nevada Gaming Authority covering any gaming activities of the Company or any Restricted Subsidiary if such action has a material adverse effect upon the Company and its Restricted Subsidiaries taken as a whole and such occurrence continues for 30 days.

    If any Event of Default exists, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from events of bankruptcy or insolvency, with respect to the Company or any Restricted Subsidiary, all outstanding notes will become due and payable without further action or notice. The holders of a majority in principal amount of the notes then outstanding may rescind the declaration if, among other conditions, the holders act before the trustee has obtained a judgment or decree for payment of the money due and all existing Events of Default other than the accelerated interest and principal have been cured or waived.

    If a Default or Event of Default exists and is known to the trustee, the trustee must mail to each holder notice of the Default or Event of Default no later than 30 days after it is known to a trust officer or written notice of it is received by the trustee. Except in the case of a Default or Event of Default in the payment of principal of, or premium (if any), interest or Additional Interest on, any note, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding such notice is in the interests of the holders. In addition, the Company must deliver to the trustee within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof actually know of any Default or Event of Default that occurred during the previous year. The Company also must deliver to the trustee, forthwith upon obtaining actual knowledge of any such Default or Event of Default, written notice of any event which would constitute a Default or Event of Default, its status and what action the Company is taking or proposes to take in respect thereof.

    Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default exists, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any), interest or Additional Interest when due (which each holder may enforce individually against the Company or any Guarantor), no holder may pursue any remedy with respect to the indenture, the notes or any Guarantee unless:

    - such holder has previously given the trustee notice that an Event of Default then exists;

    - holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

    - such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

    - the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

    - the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

    Subject to some restrictions, the holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Before taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs before October 15, 2004, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the notes before October 15, 2004, then a premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

    The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of, the notes.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. No director, officer, employee, incorporator or stockholder of any of the Guarantors, as such, shall have any liability for any obligations of the Guarantors under the Guarantees, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes and Guarantees by accepting a note and a Guarantee waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the notes and the Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

SATISFACTION AND DISCHARGE

    Upon the request of the Company, the indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the indenture) and the trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the indenture, the Guarantees and the notes when:

    - either: all the notes previously authenticated and delivered (other than destroyed, lost or stolen notes that have been replaced or paid and notes that have been subject to defeasance under "Legal Defeasance or Covenant Defeasance") have been delivered to the trustee for cancellation; or all notes not previously delivered to the trustee for cancellation have become due and payable, will become due and payable at maturity within 60 days or will become due and payable at redemption within 60 days under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company and, in each case, the Company has irrevocably deposited or caused to be deposited with the trustee cash in U.S. Dollars, Government Securities, or a combination thereof, in trust for the purpose and in an amount sufficient to pay and discharge the entire Debt on such notes not previously delivered to the trustee for cancellation, for principal (and premium, if any, on) and interest on the notes to the date of such deposit (in case of notes that have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

    - the Company has paid or caused to be paid all sums payable under the indenture by the Company; and

    - the Company has delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the indenture relating to the satisfaction and discharge of the indenture, the Guarantees and the notes and any related security arrangements have been complied with.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of the obligations of the Company and the Guarantors discharged with respect to the outstanding notes and any Guarantees, as the case may be ("Legal Defeasance"), except for:

    - the rights of holders of outstanding notes to receive payments in respect of the principal of, and premium, if any, interest and Additional Interest on, such notes when such payments are due from the trust referred to below;

    - the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, the maintenance of an office or agency for payment and money for note payments being held in trust;

    - the rights, powers, trusts, duties and immunities of the trustee and the Company's obligations in connection therewith; and

    - the Legal Defeasance provisions of the indenture.

    In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to some covenants that are described in the indenture and the Guarantees ("Covenant Defeasance") and thereafter any omission to comply with those obligations will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, some events (not including non-payment, and, solely with respect to the Company, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

    - the Company or the Guarantors must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, if any, interest and Additional Interest on, all outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company and the Guarantors must specify whether the notes are being defeased to maturity or to a particular redemption date;

    - in the case of Legal Defeasance, the Company or the Guarantors shall have delivered to the trustee an Opinion of Counsel in the United States reasonably acceptable to the trustee confirming that: the Company and the Guarantors have received from, or there has been published by, the Internal Revenue Service a ruling; or since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal

      Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    - in the case of Covenant Defeasance, the Company or the Guarantors shall have delivered to the trustee an Opinion of Counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    - no Default or Event of Default exists on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Defaults or Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

    - such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

    - the Company or the Guarantors must have delivered to the trustee an Opinion of Counsel to the effect that, after the 91st day following the deposit, the trust funds will not be part of any "estate" formed by the bankruptcy or reorganization of the Company or any Guarantor or subject to the "automatic stay" under the Bankruptcy Code or, in the case of Covenant Defeasance, will be subject to a first priority Lien in favor of the trustee for the benefit of the holders;

    - the Company or the Guarantors must deliver to the trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company or the Guarantors, as applicable, with the intent of defeating, hindering, delaying or defrauding creditors of the Company or the Guarantors, as applicable, or others; and

    - the Company must deliver to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

COMPLIANCE WITH GAMING LAWS

    Each holder of a note, by accepting any note, agrees to be bound by the requirements imposed on holders of debt securities of the Company by the gaming authority of any jurisdiction of which the Company or any of its Subsidiaries conducts or proposes to conduct gaming activities. For a description of the regulatory requirements applicable to the Company, see "Government Regulation" herein.

TRANSFER AND EXCHANGE

    A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the indenture. The Company is not required to transfer or exchange any note selected for redemption or repurchase. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or repurchased.

    The registered holder of a note will be treated as its owner for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the indenture, the Guarantees or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture, the Guarantees or the notes may be waived, with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a purchase of, or a tender offer or exchange offer for, notes).

    Without the consent of each holder affected thereby, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

    - reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

    - reduce the principal or change the fixed maturity of any note, reduce any premium payable upon optional redemption or repurchase of the notes, change the date on which any notes are subject to redemption or repurchase or otherwise alter the provisions with respect to the redemption or repurchase of the notes;

    - reduce the rate or change the time for payment of interest on or Additional Interest with respect to any note;

    - waive a Default or Event of Default in the payment of principal of, or premium, if any, interest or Additional Interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

    - make any note payable in money or currency other than that stated in the notes;

    - impair the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

    - release any Guarantor from any of its obligations under its Guarantee or the indenture, except as permitted by the indenture;

    - amend the subordination provisions of the indenture if such amendment would adversely affect the rights of holders of notes; or

    - make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any holder of notes, the Company, the Guarantors and the trustee may amend or supplement the indenture, the Guarantees or the notes to:

    - cure any ambiguity, defect or inconsistency;

    - to provide for uncertificated notes in addition to or in place of certificated notes (PROVIDED that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

    - to provide for the assumption of the Company's or a Guarantor's obligations to holders of notes in the case of a merger, consolidation or sale of assets;

    - to release any Guarantee in accordance with the provisions of the indenture or provide for additional Guarantors;

    - to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder; or

    - to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

CONCERNING THE TRUSTEE

    If the trustee becomes a creditor of the Company, the indenture limits its rights to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest, the trustee must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to some exceptions. If an Event of Default occurs (which is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to Investor Relations, 815 Pilot Road, Suite G, Las Vegas, Nevada 89119.

GOVERNING LAW

    The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

REGISTRATION RIGHTS; ADDITIONAL INTEREST

    We, the Guarantors and the initial purchasers entered into a registration rights agreement in connection with the offering of the old notes. The following description summarizes the provisions of the registration rights agreement that are material to the exchange notes. You may obtain copies of the registration rights agreement from us if you would like to review these provisions in their entirety.

    Pursuant to the registration rights agreement, we and the Guarantors agreed, for the benefit of the holders of the old notes, at our cost, to file with the Commission an exchange offer registration statement under the Securities Act with respect to the exchange notes. The exchange notes have identical terms to the old notes, except that the exchange notes do not contain transfer restrictions or have registration rights, except as described below.

    Upon the effectiveness of the exchange offer registration statement, we will offer to exchange the exchange notes for the old notes held by holders who are able to make required representations.

    We will also file with the Commission a shelf registration statement to cover resales of the old notes or exchange notes by holders thereof who satisfy conditions relating to the provision of information in connection with the shelf registration statement if:

    - we are not required to file the exchange offer registration statement or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy;

    - any old notes validly tendered pursuant to the exchange offer are not exchanged for exchange notes within 30 days after the effectiveness target date set forth in the exchange offer registration statement; or

    - any holder of transfer-restricted notes notifies us before the 20th day following consummation of the exchange offer:

        (a) that applicable law or Commission policy prohibits it from participating in the exchange offer;

        (b) that it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales;

        (c) that it is an initial purchaser and that such old notes are not eligible to be exchanged for exchange notes; or

        (d) that it is a broker-dealer and owns old notes acquired directly from us or an affiliate of ours.

    We will use our best efforts to cause each such registration statement we file to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "transfer-restricted note" means each old note or exchange note until:

    - as to an old note, the date on which such old note has been exchanged for a freely transferable exchange note in the exchange offer;

    - as to an exchange note acquired by a broker-dealer in the exchange offer, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or before the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

    - as to an old note or an exchange note, the date on which such old note or exchange note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

    - as to an old note or an exchange note, the date on which such old note or exchange note is sold to the public pursuant to Rule 144 under the Securities Act or becomes salable pursuant to Rule 144(k) under the Securities Act.

    Pursuant to the registration rights agreement:

    - we agreed to file the exchange offer registration statement with the Commission within 45 days after the closing of the offering of the old notes;

    - we agreed to use our best efforts to have the exchange offer registration statement declared effective by the Commission within 120 days after the closing of the offering of the old notes;

    - unless the exchange offer is not permitted by applicable law or Commission policy, we will commence the exchange offer and use our best efforts to issue, within 30 business days after the date on which the exchange offer registration statement was declared effective by the Commission, exchange notes in exchange for all old notes tendered prior thereto in the exchange offer; and

    - if we are obligated to file the shelf registration statement, we will use our best efforts to file the shelf registration statement with the Commission within 45 days after that filing obligation arises and to cause the shelf registration statement to be declared effective by the Commission within 90 days after such obligation arises.

    If we file the shelf registration statement and the Commission declares it effective, we will use our best efforts to keep it effective for a period of two years after its effective date or such shorter period as will terminate when all the transfer-restricted notes covered thereby have been sold pursuant to the shelf registration statement, sold pursuant to Rule 144 under the Securities Act or are salable pursuant to Rule 144(k) under the Securities Act.

    If:

    - we fail to file either of the registration statements required by the registration rights agreement on or before the dates specified for such filings above;

    - any registration statement we file is not declared effective by the Commission on or before the date specified for such effectiveness target date referenced above;

    - unless the exchange offer is not permitted by applicable law or Commission policy, we do not consummate the exchange offer within 30 business days of such effectiveness target date for the exchange offer registration statement; or

    - the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable prior to issuance of exchange notes in exchange for all old notes tendered in the exchange offer or the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer-restricted notes during the period specified above or in the registration rights agreement (each such event referred to in these indented clauses of this paragraph a "Registration Default");

then we will pay additional interest (the "Additional Interest") to each holder of old notes or exchange notes, as the case may be, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $0.1925 per week per $1,000 principal amount of old notes or exchange notes held by such holder. The amount of the Additional Interest will increase by an additional $0.1925 per week per $1,000 principal amount of old notes or exchange notes, as the case may be, with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest of $0.385 per week per $1,000 principal amount of old notes or exchange notes. All accrued Additional Interest will be paid by the Company on each date on which interest on the old notes or exchange notes, as the case may be, is otherwise payable, in the same manner as interest payments on the old notes or exchange notes. Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

    For a period of 90 days after the consummation of the exchange offer, we must make a prospectus meeting the requirements of the Securities Act available to any broker-dealer for use in connection with any resale of any such exchange notes. We will pay all expenses incident to the exchange offer or the shelf registration statement, if filed, including the expense of one counsel to the holders of the old notes, and will indemnify some holders of the old notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer that delivers a prospectus to purchasers in connection with such resales will be subject to some of the civil liability provisions under the Securities Act and will be bound by the provisions of the exchange and registration rights agreement (including some indemnification rights and obligations).

    A holder of an old note must make representations to the Company (as described in the registration rights agreement) in order to participate in the exchange offer, including representations that:

    - it will acquire any exchange notes received by it in the ordinary course of its business;

    - it has no arrangement with any person to participate in the distribution of the exchange notes; and

    - it is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company or, if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, and will deliver any information to be used in the shelf registration statement and provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have its notes included in the shelf registration statement and benefit from the provisions regarding Additional Interest set forth above.

    If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired by it as a result of its market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

    TRANSFER AGENT, REGISTRAR, PAYING AGENT AND EXCHANGE AGENT

    The Trustee will act as the transfer agent, registrar, paying agent and exchange agent for the old notes. The Trustee, in its capacity as the paying agent, may appoint co-paying agents, which must be acceptable to the Company.

    Registration of transfers or exchanges of the notes will be effected without charge by or on behalf of the Company, but any holder transferring any interest in a note will be required to pay to the trustee or the Company, as appropriate, any tax or other governmental charges that may be imposed in connection with that transfer or exchange. The Company will not be required to register or cause to be registered the transfer of any note after it has been called for redemption.

DEFINITIONS

    Set forth below are some defined terms used in the indenture. Please refer to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this summary for which we have not provided a definition.

    "ACQUIRED DEBT" means, with respect to any Person:

    - Debt of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such Person; and

    - Debt secured by a Lien encumbering any asset acquired by such Person,

other than, in any such case, Debt incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such Person or such asset being acquired by such Person.

    "ADDITIONAL ASSETS" means:

    - any long-term operating property or assets (excluding Debt and Capital Stock) to be used in a Permitted Business;

    - the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

    - Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

PROVIDED, however, that any such Restricted Subsidiary is primarily engaged in a Permitted Business.

    "AFFILIATE" means, with respect to any Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such Person or solely for purposes of the covenant described under "Certain Covenants--Transactions with Affiliates," any Person who is a director or officer of such Person, of any Subsidiary of such Person or of any Person described above. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; PROVIDED that, beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. The terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "ANCHOR-IGT JOINT VENTURE" means the Nevada general partnership formed pursuant to that certain Joint Venture Agreement, dated December 6, 1996, by and between IGT and Anchor Games d/b/a Anchor Coin, a Nevada corporation and wholly owned Subsidiary of the Company, as the same may be amended from time to time, pursuant to which the Company and International Game Technology develop, integrate, manufacture and distribute proprietary gaming concepts, primarily on wide area progressive systems.

    "ASSET SALE AGREEMENTS" means, collectively, that certain Asset Purchase Agreement, dated as of September 24, 2000, between Nuevo Sol Turf Club, Inc. and My Way Holdings, LLC and that certain Assignment of Membership Interests, dated as of September 24, 2000, between the Company and My Way Holdings, LLC, pursuant to which the Company shall transfer the Racetrack Assets to My Way Holdings, LLC for a purchase price equal to $66.0 million.

    "ASSET SALE" means:

    - the sale, lease or other disposition of any properties (real or personal) or other assets (including by way of Sale/Leaseback Transaction), by the Company or any Restricted Subsidiary; or

    - the sale by the Company or any Restricted Subsidiary, or the issuance or sale by any Guarantor, of Equity Interests of any Restricted Subsidiary,

PROVIDED, in any such case, whether in a single transaction or in a series of related transactions, such assets or Equity Interests: have a fair market value in excess of $5.0 million; or are disposed of, sold or issued for net proceeds in excess of $5.0 million.

Notwithstanding the foregoing, the following will not constitute "Asset Sales":

    - the sale, lease or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole, which will be governed by the provisions of the indenture described above under the heading "Repurchase at the Option of Holders--Change of Control" and "Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions described under "Repurchase at the Option of Holders--Asset Sales");

    - a transfer of assets by the Company to a Wholly-Owned Restricted Subsidiary or by a Restricted Subsidiary to the Company or to a Wholly-Owned Restricted Subsidiary;

    - an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Wholly-Owned Restricted Subsidiary or to directors as director qualifying shares;

    - a Restricted Payment that is permitted by the covenant described above under the heading "Certain Covenants--Restricted Payments;"

    - sales of inventory in the ordinary course of business;

    - a Qualified AWI Asset Transfer;

    - sales, transfers or other dispositions of equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company and the Restricted Subsidiaries, in each case, in the ordinary course of business or pursuant to an established program for the maintenance and upgrading of equipment; and

    - the transfer of the Racetrack Assets in consideration for retirement of the Stock Purchase Debt, pursuant to the terms and conditions of the Asset Sale Agreements and the Stock Purchase Debt.

    "ATTRIBUTABLE DEBT" means, with respect to any Sale/Leaseback Transaction, at any date of determination, the present value (discounted at the rate of interest required to be used under GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended), whether such lease is a Capitalized Lease or an operating lease. "Net rental payments" under any lease for any period means the sum of such rental and other non-contingent payments required to be paid in such period by the lessee thereunder.

    "AWI" means Automated Wagering International, Inc., a Delaware corporation.

    "BOARD OF DIRECTORS" means, with respect to any Person, the board of directors (or any similar governing body) of such Person, or unless the context otherwise requires, any authorized committee of the board of directors (or such body) of such Person. Unless otherwise specified, "Board of Directors" means the Board of Directors of the Company.

    "CAPITALIZED LEASE" means, as applied to any Person, any lease of any property (whether real, personal or mixed) under which the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

    "CAPITAL LEASE OBLIGATION" means, at any time of determination, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized on a consolidated balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means:

    - in the case of a corporation, common or other corporate stock;

    - in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

    - in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

    - any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means:

        (1) United States dollars;

        (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition;

        (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Inc. rating of "B" or better;

        (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

        (5) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition;

        (6) interest in money market mutual funds which invest solely in assets or securities of the type described in subparagraphs (1) through
    (5) hereof; and

        (7) other items defined as cash or its equivalent in the Senior Credit Facility.

    "CHANGE OF CONTROL" means any of the following:

    - any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becoming the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

    - any sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all of the assets of the Company and its Subsidiaries, considered as a whole, in one transaction or a series of related transactions, to another Person (other than a disposition of such assets as an entirety or virtually as an entirety to one or more Wholly-Owned Restricted Subsidiaries that are Guarantors) shall have occurred, or the Company merges, consolidates or amalgamates with or into any Person or any other Person merges, consolidates or amalgamates with or into the Company, in any event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other property, other than a transaction where: the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving corporation, and the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the surviving or resulting corporation immediately after such transaction;

    - any sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all of the interests of the Company and its Subsidiaries in the Anchor-IGT Joint Venture, in one transaction or a series of related transactions, to another Person including IGT (other than a disposition of such assets as an entirety or virtually as an entirety to one or more Wholly-Owned Restricted Subsidiaries that are Guarantors) shall have occurred;

    - the liquidation or dissolution of the Company or approval by the Board of Directors of such event, other than for effecting a reincorporation of the Company; or

    - the replacement of a majority of the Board of Directors over a two-year period from the directors who constituted the Board of Directors at the beginning of such period, and the election or nomination for election of such replacements shall not have been approved by a vote of at least a majority of the Board of Directors or the duly constituted nominating committee of the Board of Directors then still in office who either were members of such Board of Directors at the beginning of such period or whose election or nomination as a member of such Board of Directors was previously so approved.

For purposes of the first clause of this definition, a "person" or "group" referred to in such clause shall be deemed to beneficially own all Voting Stock of a specified corporation held by a parent corporation, if such person or group "beneficially owns" (as defined in this definition), directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "COMMISSION" means the Securities and Exchange Commission or any successor agency.

    "CONSOLIDATED EBITDA" means, with respect to the Company for any period:

    - the Consolidated Net Income of the Company for such period; PLUS

    - provision for taxes based on income or profits of the Company and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; PLUS

    - consolidated interest expense of the Company and its Restricted Subsidiaries (and the Anchor-IGT Joint Venture to the extent attributable to the portion of the Net Income of the Anchor-IGT Joint Venture included in the definition of "Consolidated Net Income" pursuant to clause (1) thereof) for such period, whether paid or accrued and whether or not capitalized (including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings or any receivables facility, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; PLUS

    - depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and its Restricted Subsidiaries (and the Anchor-IGT Joint Venture to the extent attributable to the portion of the Net Income of the Anchor-IGT Joint Venture included in the definition of "Consolidated Net Income" pursuant to clause (1) thereof) for such period, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; MINUS

    - non-cash items increasing such Consolidated Net Income for such period,

in each case, on a consolidated basis and determined in accordance with GAAP.

    Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion as) the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of the Company and only if a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and regulations applicable to that Subsidiary or the holders of its Equity Interests.

    "CONSOLIDATED NET INCOME" means, with respect to the Company for any period, the aggregate of the Net Income of the Company and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that:

        (1) the positive Net Income of any Person that is not the Company or a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the Company or a Wholly-Owned Restricted Subsidiary prior to the date which is 45 days following the last day of such period;

        (2) the positive Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or regulation applicable to that Restricted Subsidiary or the holders of its Equity Interests;

        (3) the Net Income of the Company acquired in a pooling of interests transaction for any period before the date of such acquisition shall be excluded; and

        (4) the cumulative effect of changes in accounting principles shall be excluded.

    "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement to which the Company or any Restricted Subsidiary is a party or of which it is a beneficiary and that is designed to protect the Company or such Restricted Subsidiary against currency risks incurred in the ordinary course of business.

    "DEBT" means, with respect to any Person (without duplication):

        (1) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures, contracts of surety (or reimbursement agreements in respect thereof) or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable not overdue by more than 60 days, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

        (2) all indebtedness under clause (1) of other Persons secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person); and

        (3) to the extent not otherwise included, the guarantee by such Person of any indebtedness under clause (1) of any other Person.

The amount of any Debt outstanding as of any date shall be the accreted value thereof, in the case of any Debt that does not require current payments of interest, and the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt. The amount of any contingent Debt described in clause (2) or (3) above shall be the maximum liability to which such Person or its assets may be subject upon the occurrence of the contingency giving rise to the obligation.

    "DEFAULT" means any event that, with the passage of time or the giving of notice or both, would be an Event of Default.

    "DESIGNATED NON-CASH CONSIDERATION" means any securities, notes or other obligations received by the Company or any Restricted Subsidiary consummating an Asset Sale from the transferee of assets to the extent that such securities, notes or other obligations (i) constitute Restricted Payments permitted by the first paragraph of "Certain Covenants--Restricted Payments" (and are thereafter included in computations under clause (c) thereof (subject to reduction thereafter to the extent such securities, notes or other obligations are converted into cash)) and (ii) are designated as Designated Non-Cash Consideration pursuant to an Officer's Certificate delivered to the Trustee within 30 days after consummation of such Asset Sale. For purposes of making determinations of the amount of Designated Non-Cash Consideration, such amount will be equal to the fair market value thereof and will be set forth in such Officer's Certificate.

    "DESIGNATED SENIOR DEBT" means any Debt outstanding under the Senior Credit Facility and any other Senior Debt permitted under the indenture the amount of which is $10.0 million or more and that has been designated by the Company as "Designated Senior Debt" by notice to the trustee.

    "DISQUALIFIED EQUITY INTERESTS" means Disqualified Stock and all warrants, options or other rights to acquire Disqualified Stock.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), including upon the happening of any event, or at the option of the holder thereof, in whole or in part,

    - matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, on or before the date that is 91 days after the date on which the notes mature; or

    - is convertible into or exchangeable for Capital Stock referred to in this definition or into or for Debt that requires any payment of principal on or prior to the date that is 91 days after the Stated Maturity of the notes.

Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the heading "--Certain Covenants--Restricted Payments."

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EXCLUDED SUBSIDIARY" means (i) Colorado Grande Enterprises, Inc., a Colorado corporation as long as any Equity Interests of such corporation are owned by a Person that is not the Company or a Restricted Subsidiary,
(ii) Anchor Partners LLC, a Massachusetts limited liability company, as long as any Equity Interests of such limited liability company are owned by a Person that is not the Company or a Restricted Subsidiary and (iii) the Company's non-U.S. Subsidiaries whose only tangible assets are located in foreign nations and their U.S. holding companies, PROVIDED such holding companies have no other assets or operations and PROVIDED, FURTHER, that if any Excluded Subsidiary becomes subject to the covenants in the Senior Credit Facility applicable to Guarantors or grants any Liens to secure the Senior Credit Facility, such Excluded Subsidiary will thereafter not be an Excluded Subsidiary.

    "EXISTING DEBT" means up to $4.0 million in aggregate principal amount of Debt of the Company and its Restricted Subsidiaries (other than Debt under the Senior Credit Facility or the Pala Facility Guarantee) in existence on the Issue Date, until such amounts are repaid.

    "FAIR MARKET VALUE" means, with respect to any asset or property, the price that could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Except as otherwise expressly provided in the indenture, "fair market value" shall be as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution of the Board of Directors delivered to the trustee.

    "FIXED CHARGES" means, with respect to the Company for any period, the sum, without duplication, of:

    - the consolidated interest expense of the Company and its Restricted Subsidiaries (and the Anchor-IGT Joint Venture to the extent attributable to the portion of the Net Income of the Anchor-IGT Joint Venture included in the definition of "Consolidated Net Income" pursuant to clause (1) thereof) for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings or any receivables facility, and net payments (if any) pursuant to Hedging Obligations); PLUS

    - the consolidated interest expense of the Company and its Restricted Subsidiaries (and the Anchor-IGT Joint Venture to the extent attributable to the portion of the Net Income of the Anchor-IGT Joint Venture included in the definition of "Consolidated Net Income" pursuant to clause (1) thereof) that was capitalized during such period; PLUS

    - any interest expense on Debt of another Person that is guaranteed by the Company or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon); PLUS

    - the product of: all dividend payments, whether or not in cash, on any series of Preferred Stock of the Company or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Qualified Equity Interests of the Company, MULTIPLIED BY a fraction, the numerator of which is one and the denominator of which is one MINUS the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal;

in each case, on a consolidated basis and in accordance with GAAP.

    "FIXED CHARGE COVERAGE RATIO" means with respect to the Company for any period, the ratio of the Consolidated EBITDA of the Company and its Restricted Subsidiaries for that period to the Fixed Charges of the Company and its Restricted Subsidiaries for such period. If the Company or any of its Restricted Subsidiaries incurs, repays or redeems any Debt (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or before the date on which the event occurs for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving PRO FORMA effect to such incurrence, repayment or redemption of Debt, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above:

    - acquisitions of a company or business that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or before the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated EBITDA for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

    - the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of before the Calculation Date, shall be excluded; and

    - the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of before the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the Company or any of its Restricted Subsidiaries following the Calculation Date.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession. All financial calculations and determinations contemplated by the indenture shall be made in conformity with GAAP.

    "GAMING AUTHORITY" means the Nevada Gaming Commission, the Nevada Gaming Control Board or any agency of any state, county, city or other political subdivision which has, or may at any time after the Issue Date have, jurisdiction over all or any portion of the gaming activities of the Company or any of its Subsidiaries or any successor to such authority.

    "GAMING ROUTE GUARANTEES" means guarantees by the Company or a Restricted Subsidiary, in the ordinary course of business consistent with past practice, of obligations incurred by operators of facilities at which the Company and its Restricted Subsidiaries conduct gaming machine route operations and which are directly related to the operation of such facilities.

    "GOVERNMENTAL AUTHORITY" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof.

    "GOVERNMENT SECURITIES" means non-callable direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

    "GUARANTEE" means a direct or indirect guarantee by any Person of any Debt of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person:

    - to purchase or pay (or advance or supply funds for the purchase or payment of) Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

    - entered into for purposes of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). "guarantee," when used as a verb, and "guaranteed" have correlative meanings.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under Interest Rate Agreements or Currency Agreements.

    "IGT" means International Game Technology, a Nevada corporation.

    "INCUR" with respect to any Debt is defined in the first paragraph of the covenant described under "Certain Covenants--Incurrence of Debt and Issuance of Preferred Stock." The term "incurrence" has a correlative meaning. If a Person becomes a Subsidiary upon acquisition of all or a part of its Capital Stock by the Company or any Restricted Subsidiary, all Debt of such Person is considered "incurred" upon closing of such acquisition. In addition, if an asset is acquired by the Company or any Restricted Subsidiary, any Debt secured by such asset is considered "incurred" upon closing of such acquisition, whether or not such Debt is assumed.

    "INDEPENDENT" means, with respect to any person, that:

    - such person is in fact independent;

    - does not have any direct financial interest or any material indirect financial interest in the Company or any of its Subsidiaries, or in any Affiliate of the Company or any of its Subsidiaries (other than as a result of holding securities of the Company); and

    - is not an officer, employee, promoter, underwriter, trustee, partner or person performing similar functions for the Company or any of its Subsidiaries.

    "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, repurchase agreement, futures contract or other financial agreement or arrangement designed to protect the Company or any Guarantor against fluctuations in interest rates.

    "INVESTMENT COMPANY ACT" means the Investment Company Act of 1940, as amended.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans, advances or other extensions of credit (including guarantees of Debt or other obligations but excluding commission, travel, payroll, entertainment and similar advances to officers and employees made in the ordinary course of business), capital contributions or purchases or other acquisitions for consideration of Debt, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the fair market value thereof on the date such Investment is made. If the Company or any Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the heading "Certain Covenants--Restricted Payments."

    "ISSUE DATE" means the date on which the notes are originally issued under the indenture.

    "LICENSE SUBSIDIARY" means Anchor Coin, Powerhouse Technologies, Inc.,
VLC, Inc., VLC of Nevada, Inc., and any future Subsidiary that holds any gaming license from any Gaming Authority requiring approval for the incurrence of Debt of such Subsidiary or the incurring of any Lien on the Capital Stock of such Subsidiary.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "MOODY'S" means Moody's Investors Service, Inc. and its successors.

    "NET INCOME" means, with respect to any Person, the net income (or loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

    - any gain or loss, together with any related provision (or credit) for taxes on such gain or loss, realized in connection with: (i) if the referent Person is the Company, any Asset Sale (including dispositions pursuant to Sale/Leaseback Transactions) or any disposition or transfer of assets to any Unrestricted Subsidiary or Excluded Subsidiary of the Company or (ii) if the referent Person is not the Company, any sale or other disposition of assets outside the ordinary course of business; the disposition of any securities; or the extinguishment of any Debt;

    - any extraordinary gain or loss, together with any related provision (or credit) for taxes on such extraordinary or gain or loss; and

    - any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Net Income at any time following the beginning of the first fiscal quarter commencing after the Issue Date.

    "NET PROCEEDS" means the aggregate cash or Cash Equivalent proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the collection, sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

    - the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions);

    - any relocation expenses incurred as a result thereof;

    - taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); and

    - any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP; PROVIDED, HOWEVER, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Proceeds.

    "NON-RECOURSE DEBT" means Debt:

    - as to which neither the Company nor any of its Restricted Subsidiaries: provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt); or is directly or indirectly liable (as a guarantor or otherwise); or constitutes the lender;

    - no default with respect to which (including any rights that the holders thereof may have to take enforcement action against any Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable before its Stated Maturity; and

    - the holders of which have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, guarantees and other liabilities payable under the documentation governing any Debt, in each case whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising on or after the commencement of a proceeding under Title 11, U.S. Code or any similar federal or state law for the relief of debtors (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

    "PALA FACILITY GUARANTEE" means that Guaranty, dated as of June 15, 2000, by and between the Company and Bank of America, N.A., as administrative agent, pursuant to which the Company has guaranteed up to $100.0 million in aggregate principal amount of Debt of the Pala Band of Mission Indians (the "TRIBE") incurred to finance the development, construction or acquisition of a gaming facility as to which the Company or one of its Restricted Subsidiaries will manage the Tribe's gaming activities and agreed, under certain circumstances, to invest up to an additional $25.0 million in aggregate principal amount of subordinated obligations of the Tribe, as such guaranty and agreement may be amended, modified, supplemented or restated from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (in each case without increasing the amount of the obligations of the Company).

    "PARI PASSU INDEBTEDNESS" means all Debt of the Company ranking equally in right of payment with the notes.

    "PERMITTED BUSINESS" means the businesses that the Company and its Restricted Subsidiaries are engaged in on the Issue Date and any other businesses reasonably related or incidental to any of those businesses.

    "PERMITTED INVESTMENTS" means:

    - any Investment in the Company or in a Guarantor that is a Wholly-Owned Restricted Subsidiary;

    - any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment such Person becomes a Guarantor or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Guarantor;

    - any Investment in Cash Equivalents;

    - any securities received or Investments (other than Designated Non-Cash Consideration) made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the heading "Repurchase at the Option of Holders--Asset Sales" or in connection with any disposition of assets not constituting an Asset Sale;

    - any acquisition of assets solely in exchange for the issuance of Qualified Equity Interests of the Company;

    - loans or advances to employees (or guarantees of third party loans to employees) in an aggregate amount not to exceed $1.0 million at any one time outstanding;

    - stock, obligations or securities of customers or trade creditors received in the ordinary course of business in satisfaction of judgments, in settlement of debts or in connection with bankruptcy proceedings (other than in respect of other Permitted Investments);

    - any Investment existing on the Issue Date and described in the prospectus;

    - Investments in Interest Rate Agreements and Currency Agreements otherwise permitted under the indenture; and

    - the redemption, repurchase, retirement, defeasance or other acquisition of any Senior Debt of the Company or the notes.

    "PERMITTED JUNIOR SECURITIES" means Equity Interests in the Company or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the notes are subordinated to Senior Debt pursuant to the indenture.

    "PERMITTED LIENS" means:

    - Liens securing Senior Debt of the Company or a Restricted Subsidiary permitted by the terms of the indenture to be incurred;

    - Liens in favor of the Company or a Guarantor;

    - Liens on property of a Person existing at the time the Capital Stock of such Person is acquired by, or such Person is merged into or consolidated with, the Company or any Restricted

      Subsidiary; PROVIDED that such Liens were in existence before the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person whose Capital Stock was acquired by, or that was merged into or consolidated with, the Company or such Restricted Subsidiary;

    - Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary, PROVIDED that such Liens were in existence before the contemplation of such acquisition and do not extend to any additional assets;

    - Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (other than obligations for the payment of money);

    - Liens to secure Permitted Debt (including Capital Lease Obligations) permitted by clause (5) of the second paragraph of the covenant entitled "Certain Covenants--Incurrence of Debt and Issuance of Preferred Stock" covering only the assets acquired, constructed or improved with such Debt;

    - Liens existing on the Issue Date;

    - Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

    - carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not yet due, are bonded or are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Restricted Subsidiary, as the case may be, in accordance with GAAP;

    - Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an Event of Default;

    - Liens securing Interest Rate Agreements or Currency Agreements entered into in the ordinary course of business on any property also securing the Permitted Debt to which such Interest Rate Agreements or Currency Agreements relate;

    - Liens securing Permitted Refinancing Debt permitted to be incurred under the indenture or amendments or renewals of Liens that were permitted to be incurred, PROVIDED, in each case, that such Liens do not extend to any additional property or asset that did not secure the Debt being extended, refinanced, renewed, replaced, defeased or refunded or that did not secure the Debt affected by such amendment or renewal; and

    - Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations that do not exceed $500,000 at any one time outstanding and that: are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business); and do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary.

    "PERMITTED REFINANCING DEBT" means any Debt of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of the Company or any of its Restricted Subsidiaries; PROVIDEDthat:

    - the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of (or accreted value, if applicable), PLUS accrued interest on, the Debt so extended, refinanced, renewed, replaced, defeased or refunded (PLUS the amount of reasonable expenses incurred in connection therewith);

    - such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being extended, refinanced, renewed, replaced, defeased or refunded;

    - if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is Subordinated Debt, such Permitted Refinancing Debt is subordinated in right of payment to the notes or the relevant Guarantee on terms at least as favorable to the holders of notes as those contained in the documentation governing the Subordinated Debt being extended, refinanced, renewed, replaced, defeased or refunded; and

    - such Debt is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded (and not by the Company or any Restricted Subsidiary who is not such an obligor).

    "PREFERRED STOCK" means any Capital Stock that, by its terms, is preferred as to payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation of the issuer thereof, over any other class of Capital Stock of such Person.

    "QUALIFIED AWI ASSET TRANSFER" means a contribution by AWI of assets to a Qualified AWI Joint Venture in consideration of Equity Interests or other securities issued by such Qualified AWI Joint Venture.

    "QUALIFIED AWI JOINT VENTURE" means a corporation or other entity engaged solely in Permitted Businesses in which the Company and its Restricted Subsidiaries own at least 50% but not 100% of the outstanding Voting Stock of such entity and, if such entity is a Subsidiary, then such Subsidiary is an Unrestricted Subsidiary.

    "QUALIFIED EQUITY INTERESTS" means Equity Interests other than
(1) Disqualified Stock and (2) warrants, options or other rights to acquire Disqualified Stock.

    "QUALIFIED GUARANTEE" a guarantee by the Company or any of its Restricted Subsidiaries of Debt of any entity, PROVIDED that (i) unless such Debt was incurred by a Native American tribe or any agency or instrumentality thereof, the Company and its Restricted Subsidiaries own at least 35% but no more than 50% of the outstanding Voting Stock of such entity at the time of the incurrence, creation or assumption of the guarantee, (ii) the primary purpose for which such Debt was incurred was to finance the development, construction or acquisition of a gaming facility, (iii) the Fixed Charge Coverage Ratio of the Company, calculated cumulatively for the four most recent fiscal quarters of the Company prior to the date of the guarantee as if such guarantee were required to have been satisfied on the first day of such period, would have been greater than 2.5 to 1.0, (iv) at the time of the incurrence, creation or assumption of the guarantee, the rating of the notes by each Rating Agency is at least equal to the rating of the notes on the Issue Date and (v) if such Debt is incurred by a Native American tribe or any agency or instrumentality thereof, including any tribal authority, for so long as such guarantee is outstanding, such tribe and the Company or one of its Restricted Subsidiaries will have in effect a written agreement which has been approved by all required Governmental Authorities pursuant to which the Company or one of its Restricted Subsidiaries will manage such tribe's gaming activities at the facility or facilities with respect to which the Debt was incurred to develop, construct or acquire in exchange for customary fees and reimbursements.

    "QUALIFYING PUBLIC OFFERING" means any underwritten public offering of common stock of the Company in which the gross proceeds to the Company are at least $50.0 million.

    "RACETRACK ASSETS" means (i) the assets of Nuevo Sol Turf Club, Inc., a New Mexico corporation, related to the Sunland Park Racetrack & Casino and (ii) the 25% interest in Ourway Realty, LLC, a Massachusetts limited liability company, owned by the Company.

    "RATINGS AGENCIES" means, S&P and Moody's or, if either or both of S&P and Moody's shall not make a rating of the notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody's or both, as the case may be.

    "REQUIRED RATING" means ratings on the notes of at least BBB- by S&P and Baa3 by Moody's or, if either or both of S&P and Moody's shall not make a rating of the notes publicly available, analogous ratings by other Rating Agencies.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill Inc. and its successors.

    "SALE/LEASEBACK TRANSACTION" means any arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary, whereby the Company or such Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person other than any such arrangement between the Company and a Restricted Subsidiary or between Wholly-Owned Restricted Subsidiaries.

    "SENIOR CREDIT FACILITY" means the Loan Agreement dated as of June 29, 1999 among the Company, Bank of America, N.A., as administrative agent for the lenders and the lenders named therein, and any related notes, letters of credit and guarantees, including any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), in each case as such agreement has been or may be amended, modified, supplemented or restated from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether with the original agent and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise).

    "SENIOR DEBT" means:

    - all Debt of the Company or any of the Guarantors outstanding under the Senior Credit Facility and all Hedging Obligations with respect thereto;

    - any other Debt permitted to be incurred by the Company or one of the Guarantors under the terms of the indenture, unless the instrument under which such Debt is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Guarantee; and

    - all Obligations with respect to the foregoing.

    Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include:

    - any liability for federal, state, local or other taxes owed or owing by the Company;

    - any Debt of the Company or any of its Restricted Subsidiaries to any of its officers, directors, Subsidiaries or other Affiliates or to any joint venture in which the Company or any Restricted Subsidiary has an interest;

    - any trade payables;

    - any Debt that is incurred in violation of the indenture;

    - any Non-Recourse Debt; or

    - any repurchase, redemption or other obligation in respect of Disqualified Stock.

Senior Debt will also include interest accruing subsequent to events of bankruptcy of the Company and its Restricted Subsidiaries at the rate provided for in the document governing such Senior Debt, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under bankruptcy law.

    "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Debt, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Debt and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal before the date originally scheduled for the payment thereof.

    "STOCK PURCHASE AGREEMENT" means that certain Stock Purchase Agreement, dated as of September 24, 2000, among the Company and each of the stockholders of the Company party thereto, pursuant to which the Company repurchases from such stockholders 4,596,200 shares of the Company's Capital Stock at a per share price of $66.612 payable in cash and by issuance of the Stock Purchase Debt.

    "STOCK PURCHASE DEBT" means Subordinated Debt evidenced by promissory notes issued to Stanley Fulton in the original principal amount of $61.0 million and $5.0 million, respectively, bearing interest at not in excess of 11% per annum, with principal and interest due at least 366 days after the closing of the Stock Purchase Agreement.

    "SUBORDINATED DEBT" means, with respect to the Company or any Guarantor, any Debt of the Company or such Guarantor (whether outstanding on the Issue Date or thereafter incurred) that is subordinate or junior in right of payment to the notes or the respective Guarantee pursuant to a written agreement comparable to the terms of subordination set forth in the indenture.

    "SUBSIDIARY" means, with respect to any Person:

    - any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

    - any partnership the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, "Subsidiary" refers to a Subsidiary of the Company.

    "UNRESTRICTED SUBSIDIARY" means:

    - any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board resolution; or

    - any Subsidiary of any Unrestricted Subsidiary;

but in each case only to the extent that such Subsidiary:

    - has no Debt other than Non-Recourse Debt;

    - is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

    - is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation to subscribe for additional Equity Interests or to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

    - has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of the Company or any of its Restricted Subsidiaries; and

    - does not own any Capital Stock of, or own or hold any Lien on any property of the Company or any of its Restricted Subsidiaries.

    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Debt or Disqualified Stock at any date, the number of years obtained by dividing:

    - the sum of the products obtained by multiplying: the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof; by the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

    - the then outstanding principal amount of such Debt or the amount of such Disqualified Stock.

    "WHOLLY-OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more of its Restricted Subsidiaries.

                       CERTAIN FEDERAL TAX CONSIDERATIONS

    The following is a summary of the material United States federal income tax consequences of the exchange of old notes for exchange notes and the ownership of the exchange notes. It deals only with exchange notes held as capital assets and acquired at original issuance and not with special classes of noteholders, such as dealers in securities or currencies, life insurance companies, tax exempt entities, and persons that hold an exchange note in connection with an arrangement that completely or partially hedges the exchange note. The discussion is based upon the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified, perhaps retroactively, so as to produce federal income tax consequences different from those discussed below.

    Holders of old notes considering the exchange offer should consult their own tax advisors concerning the United States federal income tax and any state or local income or franchise tax consequences in their particular situations, as well as any consequences under the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

    For purposes of this discussion, a "United States Holder" means (i) a citizen or resident of the United States, (ii) a partnership, corporation or other entity created or organized in or under the law of the United States or of any State of the United States, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust, if either (A) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or
(B) the trust was in existence on August 20, 1996, was treated as a United States person on that date and elected to be treated as a United States person at all times thereafter. The term also includes certain former citizens of the United States whose income and gain on the notes will be subject to U.S. income tax.

THE EXCHANGE OFFER

    The exchange of an old note by a United States Holder for an exchange note will not constitute a taxable exchange of the old note. As a result, a United States Holder will not recognize taxable gain or loss upon receipt of an exchange note, a United States Holder's holding period for an exchange note generally will include the holding period for the old note so exchanged and such United States Holder's adjusted tax basis in an exchange note generally will be the same as such United States Holder's adjusted tax basis in the old note so exchanged.

PAYMENTS OF INTEREST

    Payments of stated interest on an exchange note will generally be taxable to a United States Holder as ordinary interest income at the time it is received or accrued, depending on the noteholder's method of accounting for tax purposes.

ADDITIONAL INTEREST

    The Company intends to take the position that the likelihood that additional interest will be paid is remote and that the amount of additional interest if paid, will be incidental. Accordingly, the special rules applicable to debt instruments with contingent payments would generally not apply. The additional interest described under "Registration Rights; Additional Interest" would be taxable to a United States Holder as ordinary income in accordance with such United States Holder's method of accounting for tax purposes. The IRS, however, may take a different position, which could affect the timing of both a United States Holder's income and the Company's deduction with respect to such additional interest and could also affect the character as ordinary or capital gain or loss on the disposition of a note.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    In general, information reporting requirements will apply to payments of principal and interest on an exchange note and the proceeds of the sale of an exchange note before maturity within the United States to non-corporate United States Holders. A 31% "backup withholding" tax will apply to such payments if the United States Holder fails to provide an accurate taxpayer identification number or certification of exempt status or to report all interest and dividends required to be shown on its federal income tax returns.

NON-UNITED STATES HOLDERS

    As used herein, a "Non-United States Holder" is a person or entity that, for United States federal income tax purposes, is not a United States Holder.

PAYMENTS TO NON-UNITED STATES HOLDERS

    If the income or gain on the exchange notes is "effectively connected with the conduct of a trade or business within the United States" by the Non-United States Holder holding the exchange note, such income or gain will be subject to tax essentially in the same manner as if the exchange notes were held by a United States Holder, as discussed above, and in the case of a Non-United States Holder that is a foreign corporation, may also be subject to the United States branch profits tax. Such foreign corporations should consult their own tax advisors concerning the branch profits tax.

    If the income and gain on the exchange notes is not "effectively connected with the conduct of a trade or business within the United States," then, under the portfolio interest exemption of current United States federal income tax law, payments of principal and interest on an exchange note by the Company or any paying agent to a noteholder that is a Non-United States Holder will not be subject to withholding of United States federal income tax, if the noteholder
(1) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company, (2) is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, (3) is not a controlled foreign corporation related to the Company through stock ownership and (4) provides appropriate certification.

    Under current law, the certification requirement will be met if either:

    1. First, in accordance with specified procedures, the Non-United States Holder provides to the Company or our paying agent a Form W-8BEN (or a suitable substitute or successor form) that is signed under penalties of perjury, includes its name and address, and contains a certification that the holder is not a United States person; or

    2. Second, (a) the Non-United States Holder provides a Form W-8BEN (or a suitable substitute or successor form), signed under the penalties of perjury, to a qualified intermediary, such as a securities clearing organization, bank, or other financial institution who holds customers' securities in the ordinary course of its trade or business and holds an exchange note on behalf of a beneficial owner, and (b) the qualified intermediary certifies to the Company, or our paying agent, under the penalties of perjury, that such statement has been received by it from the beneficial owner, directly or through another intermediary financial institution, and furnishes the Company or our paying agent with a copy thereof.

    Recently finalized Treasury regulations that are applicable to interest paid after December 31, 2000, provide alternative documentation procedures for satisfying the certification requirement described above. Such regulations add intermediary certification options for certain qualifying agents.

For instance, under one such option, a withholding agent would be allowed to rely on an IRS Form W-8IMY, or suitable substitute or successor form, furnished by a financial institution or other intermediary on behalf of one or more beneficial owners or other intermediaries without having to obtain the beneficial owner certificate described in the preceding paragraph, provided that the financial institution or intermediary has entered into a withholding agreement with the IRS and thus is a qualified intermediary.

    If a Non-United States Holder does not qualify for the portfolio interest exemption, interest payments to the Non-United States Holder that are not effectively connected with the conduct of a U.S. trade or business would be subject to United States withholding at a 30% rate. The rate may be reduced or eliminated under applicable treaties. To claim the benefit of a treaty the Non-United States Holder must furnish the Company with an appropriate form, e.g., Form W-8BEN.

    If the income and gain on the exchange notes is not "effectively connected with the conduct of a trade or business within the United States," a noteholder that is a Non-United States Holder will not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of such note, unless in the case of a Non-United States Holder who is a nonresident alien individual and holds the exchange note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

    Under current United States estate tax law, a noteholder will not be subject to United States federal estate tax as a result of the death of a noteholder who is not a citizen or resident of the United States at the time of death, provided that such noteholder did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company and, at the time of such noteholder's death, payments of interest on such exchange note would not have been effectively connected with the conduct by such noteholder of a trade or business in the United States.

    United States information reporting requirements and backup withholding tax will not apply to payments on an exchange note made outside the United States by the Company or any paying agent (acting in its capacity as such) to a noteholder that is a Non-United States Holder provided that a certification of non-U.S. status, as discussed above, has been received and neither the Company nor its paying agent has actual knowledge that the payee is not a Non-United States Holder.

    Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of an exchange note effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury regulations), provided that such broker (1) is a Non-United States Holder, (2) derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States and (3) is not a controlled foreign corporation as to the United States or a foreign partnership doing business in the United States or in which United States persons own more than 50% of the income or capital interests (a person described in (1), (2) and (3) being hereinafter referred to as a "foreign controlled person"). Payment of the proceeds of the sale of an exchange note effected outside the United States by a foreign office of any broker that is not a foreign controlled person will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

    New regulations governing backup withholding and information reporting are generally scheduled to become effective for payments made after December 31, 2000. Rules under these regulations will have essentially the same substantive effect, but will unify current certification procedures and forms.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchanges notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale for such period of time as such persons must comply with such requirements in order to resell the exchange notes, provided that such period will not exceed the period specified in the Registration Rights Agreement.

    We will not receive any proceeds from any sale of exchange notes by any broker-dealer. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of the methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For the period of time specified in the Registration Rights Agreement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests the documents in the letter of transmittal. We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the old notes, but excluding commissions or concessions of any brokers or dealers, and will indemnify all holders, including any broker-dealers, and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

    We have not entered into any arrangements or understanding with any person to distribute the exchange notes to be received in the exchange offer.

                                 LEGAL MATTERS

    Certain legal matters with regard to the validity of the exchange notes will be passed upon for us by Hughes & Luce, L.L.P., Dallas, Texas. Glen J. Hettinger, a member of our board of directors, is a partner with Hughes & Luce, L.L.P. and the beneficial owner of options to purchase 50,000 shares of common stock. We retain Hughes & Luce, L.L.P. as outside legal counsel, and Hughes & Luce L.L.P. receives fees for legal services rendered.

                                    EXPERTS

    The consolidated financial statements and the related consolidated financial statement schedule as of June 30, 1999 and 2000, and for each of the three years in the period ended June 30, 2000, included and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

              AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

    We are subject to the periodic reporting and other information requirements of the Securities Exchange Act of 1934, as amended. For so long as any of the notes remain outstanding, regardless of whether we are required to do so by the rules and regulations of the Securities and Exchange Commission, we will furnish holders of the notes with the following information:

    1. All quarterly and annual financial information required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and a report on the annual information by our independent certified public accountants.

    2. All reports required to be filed with the Securities and Exchange Commission on Form 8-K by a public company.

    3. The information required by Rule 144A(d)(4) under the Securities Act of 1933, as amended (including providing copies of such information to any prospective purchaser of the notes).

    You may read and copy any document we file at the following Securities and Exchange Commission public reference rooms:

Judiciary Plaza                500 West Madison Street        7 World Trade Center
450 Fifth Street, N.W.         14th Floor                     Suite 1300
Room 1024                      Chicago, IL 60661              New York, NY 10048
Washington, D.C. 20549

    You may obtain information on the operation of the public reference room in Washington, D.C. by calling the Securities and Exchange Commission at 1-800-Securities and Exchange Commission-0330.

    We also file information electronically with the Securities and Exchange Commission. Our electronic filings are available from the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

    To request a copy of any or all of these documents, you should write or telephone us at our principal executive office at the following address and telephone number:

                             Anchor Gaming
                             815 Pilot Road, Suite G
                             Las Vegas, Nevada 89119
                             (702) 896-7568

    This prospectus hereby incorporates by reference the following documents previously filed with the Securities and Exchange Commission:

    - Anchor Gaming's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, as amended by the report on Form 10-K/A dated October 27, 2000; and

    - Anchor Gaming's Current Report on Form 8-K dated September 26, 2000.

    All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the notes will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from their date of filing.

    Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is incorporated in this prospectus modifies or replaces such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We will provide without charge to each person to whom a copy of this prospectus has been delivered, or who makes a written or oral request, a copy of any and all of the documents incorporated by reference in this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference into such documents). Requests should be submitted in writing or by telephone to us at the above address or telephone number.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Independent Auditors' Report................................     F-2
Consolidated Balance Sheets as of June 30, 1999 and 2000....     F-3
Consolidated Statements of Income for the Years Ended June
  30, 1998, 1999, and 2000..................................     F-4
Consolidated Statements of Stockholders' Equity for the
  Years Ended June 30, 1998, 1999, and 2000.................     F-5
Consolidated Statements of Cash Flows for the Years Ended
  June 30, 1998, 1999, and 2000.............................     F-6
Notes to Consolidated Financial Statements..................     F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Anchor Gaming and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of Anchor Gaming and Subsidiaries (the "Company") as of June 30, 1999 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 2000. Our audits also include the financial statement schedule included in the registration statement. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Anchor Gaming and Subsidiaries at June 30, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2000 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP

Las Vegas, Nevada
September 25, 2000, except for Note 19, as to which the date is October 17, 2000.

                                 ANCHOR GAMING

                          CONSOLIDATED BALANCE SHEETS

                                                                     JUNE 30,
                                                              ----------------------
                                                                1999         2000
                                                              ---------   ----------
                                                              (IN THOUSANDS, EXCEPT
                                                                  SHARE AMOUNTS)
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 32,835    $  25,883
  Accounts and notes receivable, net........................    38,526       43,959
  Inventory, net............................................    21,375       17,378
  Other current assets......................................     8,928       11,339
                                                              --------    ---------
    Total current assets....................................   101,664       98,559
Property and equipment, net.................................   188,048      200,976
Goodwill, net...............................................   117,436      117,218
Other intangible assets, net................................    34,520       43,896
Investments in unconsolidated affiliates....................    29,053       66,822
Other long-term assets......................................    36,448       21,248
                                                              --------    ---------
    Total assets............................................  $507,169    $ 548,719
                                                              ========    =========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 21,073    $  17,777
  Current portion of long-term debt.........................     4,051        1,524
  Income tax payable........................................     5,146        1,858
  Other current liabilities.................................    42,486       30,177
                                                              --------    ---------
    Total current liabilities...............................    72,756       51,336
Long-term debt, net of current portion......................   212,805      222,770
Minority interest in consolidated subsidiary................     1,255        4,093
                                                              --------    ---------
    Total liabilities and minority interest in consolidated
      subsidiary............................................   286,816      278,199
                                                              --------    ---------
Stockholders' equity:
  Preferred stock, $.01 par value, 1,000,000 shares
    authorized, 0 shares issued and outstanding at June 30,
    1999 and 2000...........................................        --           --
  Common stock, $.01 par value, 50,000,000 shares
    authorized, 13,841,750 issued and 11,866,307 outstanding
    at June 30, 1999, 14,049,850 issued and 11,525,707
    outstanding at June 30, 2000............................       138          140
  Treasury stock at cost, 1,975,443 shares at June 30, 1999,
    2,524,143 shares at June 30, 2000.......................   (93,043)    (115,342)
  Additional paid-in capital................................   116,854      124,359
  Retained earnings.........................................   196,404      261,363
                                                              --------    ---------
    Total stockholders' equity..............................   220,353      270,520
                                                              --------    ---------
    Total liabilities and stockholders' equity..............  $507,169    $ 548,719
                                                              ========    =========

                See notes to consolidated financial statements.

                                 ANCHOR GAMING

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                    YEARS ENDED JUNE 30,
                                                              ---------------------------------
                                                                1998        1999        2000
                                                              ---------   ---------   ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                          AMOUNTS)
Revenues:
  Gaming machines...........................................  $113,677    $123,698    $154,680
  Gaming operations.........................................   118,255     125,233     189,938
  Gaming systems............................................        --          --     180,585
                                                              --------    --------    --------
    Total revenues..........................................   231,932     248,931     525,203
                                                              --------    --------    --------
Costs of revenues:
  Gaming machines...........................................    25,054      34,401      35,892
  Gaming operations.........................................    62,721      70,419     124,529
  Gaming systems............................................        --          --     105,083
                                                              --------    --------    --------
    Total costs of revenues.................................    87,775     104,820     265,504
                                                              --------    --------    --------
Gross margin................................................   144,157     144,111     259,699
                                                              --------    --------    --------
Other costs:
  Selling, general and administrative.......................    23,343      24,243      69,343
  Research and development..................................     1,922       1,173      16,528
  Acquired in-process research and development..............        --      17,500          --
  Impairment and restructuring charges......................        --          --       2,641
  Depreciation and amortization.............................    12,661      17,380      50,951
                                                              --------    --------    --------
    Total other costs.......................................    37,926      60,296     139,463
                                                              --------    --------    --------
Income from operations......................................   106,231      83,815     120,236
                                                              --------    --------    --------
Other income (expense):
  Interest income...........................................     2,989       3,850       1,998
  Interest expense..........................................      (226)       (113)    (16,475)
  Other income..............................................     1,157          47       2,219
  Minority interest in earnings of consolidated
    subsidiary..............................................      (711)       (670)       (608)
                                                              --------    --------    --------
    Total other income (expense)............................     3,209       3,114     (12,866)
                                                              --------    --------    --------
Income before provision for income taxes....................   109,440      86,929     107,370
Income tax provision........................................    41,040      39,422      42,411
                                                              --------    --------    --------
Net income..................................................  $ 68,400    $ 47,507    $ 64,959
                                                              ========    ========    ========
Basic earnings per share....................................  $   5.36    $   3.91    $   5.49
                                                              ========    ========    ========
Weighted average shares outstanding.........................    12,751      12,164      11,833
                                                              ========    ========    ========
Diluted earnings per share..................................  $   5.20    $   3.82    $   5.41
                                                              ========    ========    ========
Weighted average common and common equivalent shares
  outstanding...............................................    13,161      12,428      12,011
                                                              ========    ========    ========

                See notes to consolidated financial statements.

                                 ANCHOR GAMING

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                         COMMON STOCK          TREASURY STOCK      ADDITIONAL
                                      -------------------   --------------------    PAID-IN     RETAINED
                                       SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL     EARNINGS    TOTAL
                                      --------   --------   --------   ---------   ----------   --------   --------
                                                                     (IN THOUSANDS)
Balance--July 1, 1997...............   13,579      $136        (527)   $ (16,569)   $107,267    $ 80,497   $171,331
  Stock issued for exercise of
    options.........................      179         2                                2,558                  2,560
  Treasury shares purchased.........                           (638)     (36,163)                           (36,163)
  Tax effects of stock option
    transactions....................                                                   4,354                  4,354
  Net income........................                                                              68,400     68,400
                                       ------      ----      ------    ---------    --------    --------   --------
Balance--June 30, 1998..............   13,758       138      (1,165)     (52,732)    114,179     148,897    210,482
  Stock issued for exercise of
    options.........................       84                                          1,770                  1,770
  Treasury shares purchased.........                           (810)     (40,311)                           (40,311)
  Tax effects of stock option
    transactions....................                                                     905                    905
  Net income........................                                                              47,507     47,507
                                       ------      ----      ------    ---------    --------    --------   --------
Balance--June 30, 1999..............   13,842       138      (1,975)     (93,043)    116,854     196,404    220,353
  Stock issued for exercise of
    options.........................      208         2                                5,610                  5,612
  Treasury shares purchased.........                           (549)     (22,299)                           (22,299)
  Tax effects of stock option
    transactions....................                                                   1,895                  1,895
  Net income........................                                                              64,959     64,959
                                       ------      ----      ------    ---------    --------    --------   --------
Balance--June 30, 2000..............   14,050      $140      (2,524)   $(115,342)   $124,359    $261,363   $270,520
                                       ======      ====      ======    =========    ========    ========   ========

                See notes to consolidated financial statements.

                                 ANCHOR GAMING

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEARS ENDED JUNE 30,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................  $ 68,400   $ 47,507   $ 64,959
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................    12,833     17,369     50,951
    Acquired in-process research and development............        --     17,500         --
    Impairment and restructuring charge.....................        --         --      2,641
    Unconsolidated affiliates' distributions in excess of
     earnings (earnings in excess of distributions).........   (25,068)     3,586    (13,097)
    Other non-cash expenses, gains and losses, net..........     1,187      8,273     10,075
  (Increase) decrease in assets:
    Accounts receivable.....................................    (3,305)     1,839       (447)
    Inventory...............................................      (673)     1,238      1,509
    Other assets............................................    (9,373)     1,603     (1,340)
  Increase (decrease) in liabilities:
    Accounts payable........................................     3,331      1,836     (3,294)
    Income tax payable......................................    14,684    (11,110)     2,756
    Other liabilities.......................................     6,167     (2,986)    (4,003)
                                                              --------   --------   --------
      Total adjustments.....................................      (217)    39,148     45,751
                                                              --------   --------   --------
    Net cash provided by operating activities...............    68,183     86,655    110,710
                                                              --------   --------   --------
Cash flows from investing activities:
  Expenditures for property and equipment, intangible assets
    and other assets........................................   (24,421)   (13,957)   (82,586)
  Cash paid for acquisition of Powerhouse, net of cash
    acquired................................................        --    (71,674)        --
  Proceeds from sales of assets.............................                             339
  Issuance of notes receivable..............................    (2,040)      (859)      (166)
  Advances to joint venture and investments in
    unconsolidated subsidiary...............................        --         --    (27,500)
  Change in restricted cash deposits........................        --         --       (253)
  Principal reductions on notes receivable and other........     1,441      1,074      1,885
                                                              --------   --------   --------
    Net cash used in investing activities...................   (25,020)   (85,416)  (108,281)
                                                              --------   --------   --------
Cash flows from financing activities:
  Proceeds from borrowing...................................        --         --     56,500
  Repayment of long-term debt...............................    (2,800)        --    (49,061)
  Proceeds from sale of stock...............................     2,560      1,770      5,612
  Payments to acquire treasury stock........................   (36,163)   (40,311)   (22,299)
  Loan fees paid............................................        --     (3,050)      (133)
                                                              --------   --------   --------
    Net cash used in financing activities...................   (36,403)   (41,591)    (9,381)
                                                              --------   --------   --------
Net increase (decrease) in cash and cash equivalents........     6,760    (40,352)    (6,952)
Cash and cash equivalents, beginning of year................    66,427     73,187     32,835
                                                              --------   --------   --------
Cash and cash equivalents, end of year......................  $ 73,187   $ 32,835   $ 25,883
                                                              ========   ========   ========
Supplemental disclosure of cash flow information:
    Cash paid for interest, including capitalized
     interest...............................................  $    226   $     55   $ 17,003
                                                              --------   --------   --------
    Cash paid for income taxes..............................  $ 36,742   $ 50,532   $ 32,592
                                                              --------   --------   --------
Supplemental schedule of non-cash investing and financing
  transactions:
  Acquisition of Powerhouse:
    Fair value of assets and liabilities acquired:
      Current assets, other than cash.......................             $ 56,541
      Property and equipment................................              103,927
      Identifiable intangible assets........................               33,522
      Goodwill..............................................              115,877
      Other long-term assets................................                4,750
      Accounts payable......................................              (13,243)
      Notes payable.........................................               (6,856)
      Other liabilities.....................................              (24,164)
Acquired in-process research and development expensed.......               17,500
                                                                         --------
                                                                          287,854
Debt incurred...............................................             (210,000)
Other liabilities incurred..................................               (6,180)
                                                                         --------
Cash paid, net of cash acquired.............................             $ 71,674
                                                                         ========

                See notes to consolidated financial statements.

                                 ANCHOR GAMING

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    Anchor Gaming ("Anchor" or the "Company") is a diversified gaming company that operates through three business segments: gaming machines, gaming operations and gaming systems. The gaming machines segment consists of three business units. These include our joint venture with International Game Technology ("IGT") through which Anchor and IGT distribute proprietary gaming machines to casinos primarily on wide area progressive systems; Anchor Games, which develops and distributes proprietary gaming machines to casinos in exchange for recurring revenue streams; and the portion of the Company's VLC subsidiary which manufactures and sells gaming machines to casinos ("VLC Casino"). Gaming operations are currently conducted through five business units. These include two casinos in Colorado; Sunland Park Racetrack & Casino in New Mexico; and gaming machine route operations in both Nevada and Montana. The Company also has a 50% interest in a development contract and seven year management contract with the Pala Band of Mission Indians to develop and manage a casino and entertainment facility currently under construction in northern San Diego County, California that is presently expected to open in the spring of 2001. The gaming systems segment consists of three business units. These include Automated Wagering International ("AWI"), an on-line lottery company; the portion of the Company's VLC subsidiary that develops and distributes video lottery central systems and video lottery terminals to government controlled jurisdictions ("VLC Government"); and United Tote, a pari-mutuel wagering system company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Anchor Gaming and subsidiaries (collectively, "Anchor" or the "Company"). All significant intercompany accounts and transactions have been eliminated. The financial position and operating results of Colorado Grande Enterprises, Inc. and Anchor Partners, LLC are included in the consolidated financial statements as 80% and 51% consolidated subsidiaries, respectively.

CASH AND CASH EQUIVALENTS

    The Company considers short-term, highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. All of the Company's investment securities mature in three months or less from the date of purchase. The estimated fair value of the Company's portfolio of investment securities at June 30, 1999 and 2000 approximates amortized cost due to the short-term nature of the portfolio.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of the Company's cash and cash equivalents, trade and notes receivables, and trade payables approximates fair value primarily because of the short maturities of these instruments. The Company estimates fair value of its long-term receivables and obligations based on quoted market prices or on the current rates offered to the Company for instruments of the same remaining maturities. The estimated fair values of the obligations closely approximated the carrying values at June 30, 1999 and 2000.

                                 ANCHOR GAMING

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ACCOUNTS RECEIVABLE

    Accounts receivable result from the sale of products and services to gaming properties and government jurisdictions. The Company performs credit evaluations of its customers and does not generally require collateral except in the case of financed equipment sales. If the Company finances equipment sales, it generally will require that the equipment be pledged as collateral against the obligation of the customer. Management reviews customer balances for potential credit losses and maintains an allowance for amounts deemed uncollectible.

INVENTORY

    The Company manufactures inventories of gaming and systems equipment for sale and lease. Additional inventories of silver and silver tokens, parts for servicing of gaming machines and food and beverage items are maintained. All inventories are stated at the lower of cost (first-in, first-out) or market value. Cost includes materials, labor and allocated indirect manufacturing overhead for manufactured inventories.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Ordinary maintenance and repairs are charged to expense as incurred. Equipment acquired under capital leases is recorded at the lower of the present value of minimum lease payments at the beginning of the lease term or the fair market value of the asset at the inception of the lease. The Company manufactures equipment used in the provision of services pursuant to long-term contracts.

    Costs that materially increase the life or value of existing assets are capitalized. Assets that have been placed in service are depreciated over their estimated useful lives or the life of the related contract (including executed contract extensions). Leasehold improvements and equipment purchased under capital lease are depreciated or amortized over the shorter of the lease term or the estimated useful lives of the assets on a straight-line basis. In accordance with the provisions of SFAS No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company evaluates the potential impairment of long-lived assets when events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If it is determined that the carrying value of long-lived assets may not be recoverable based upon the relevant facts and circumstances, the Company estimates the future undiscounted cash flows (grouped at the company wide level) expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying value of the asset, the Company will recognize an impairment loss for the difference between the carrying value of the asset and its fair value.

CAPITALIZED INTEREST AND DEFERRED LOAN FEES

    The Company capitalizes interest costs associated with debt incurred in connection with major construction projects. Interest capitalization ceases once the project is substantially complete or no longer undergoing construction activities to prepare it for its intended use. When no debt is specifically identified as being incurred in connection with such construction projects, the Company capitalizes interest on amounts expended on the project at the Company's weighted average cost of borrowed

                                 ANCHOR GAMING

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) money. Deferred loan costs are amortized over the life of the respective loans using the straight-line amortization method.

GOODWILL AND INTANGIBLE ASSETS

    Goodwill primarily includes the excess of purchase price over fair value of net assets acquired in conjunction with the June 29, 1999 acquisition of Powerhouse Technologies, Inc. ("Powerhouse" and the "Powerhouse
Acquisition")(see Note 3). Goodwill is amortized on a straight-line basis over periods ranging from 3 to 40 years. Accumulated amortization was $1,352,000 and $5,698,000 at June 30, 1999 and 2000, respectively.

    Intangible assets, other than goodwill, include amounts paid to implement systems used in the provision of services provided pursuant to long-term contracts, to acquire leases for route locations and casino property, to acquire route participation agreements, and costs of patents issued. Intangible assets also include amounts for developed technologies, customer base, assembled work force and covenants not-to-compete recorded as a result of the Powerhouse Acquisition (see Note 3). Intangible assets are amortized on a straight-line basis over estimated useful lives or the lives of the leases or agreements, as applicable, ranging from 1 to 20 years.

    Goodwill and intangible assets are evaluated for recoverability under the requirements of Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" whenever impairment indicators are present (see Note 4). The Company regularly evaluates the recoverability of goodwill and other acquired intangible assets. The carrying value of such assets would be reduced through a direct charge if, in management's judgment, it was probable that projected future operating income (before amortization of goodwill and other acquired intangible assets) would not be sufficient on an undiscounted basis to recover the carrying value. Operating earnings considered in such an analysis are those of the entity acquired.

REVENUE RECOGNITION

    In accordance with industry practice, the Company recognizes gaming revenues as the net win from gaming operations, which is the difference between amounts wagered by customers and payments to customers. Revenue derived from royalty, revenue participation, or other similar short-term recurring revenue arrangements is recognized as it accrues. Revenue is normally recognized based on the Company's share of coins wagered, on its share of net winnings, or on the lease rate. Revenues exclude the retail value of complimentary food and beverage furnished gratuitously to customers.

    Revenue from the sale of gaming and systems equipment and related parts is recognized upon delivery to the customer. Revenue from sales of systems and video gaming central site systems (including customized software and equipment) is recognized using the percentage of completion method of accounting for long-term construction type contracts where costs to complete can reasonably be estimated. Prior to revenue recognition on system sales, costs incurred are applied against progress billings and recorded as a net accrued liability or other current asset as appropriate.

    Systems contract services revenues are recognized as the services are performed and primarily relate to revenues from long-term contracts which require installation and operation of lottery and pari-mutuel wagering networks. Revenues under these contracts are generally based on a percentage of

                                 ANCHOR GAMING

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) sales volume, which may fluctuate over the lives of the contracts. Liquidated damages are expensed as incurred.

INTEREST RATE SWAP

    During fiscal 2000, the Company used interest rate swap agreements to effectively change a variable rate liability to a fixed rate liability. Amounts paid under interest rate swap agreements are accrued as interest rates change and are recognized as an adjustment to interest expense.

RESEARCH AND DEVELOPMENT

    Research and development costs are expensed as incurred.

FOREIGN CURRENCY TRANSACTIONS

    Gains and losses from foreign currency transactions are included in the results of operations.

RECLASSIFICATIONS

    Certain amounts in the 1998 and 1999 financial statements have been reclassified to conform with the presentation used in the 2000 financial statements.

ESTIMATES AND ASSUMPTIONS

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

RECENTLY ISSUED ACCOUNTING STANDARDS

    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") was issued in June 1998. This statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, although earlier application is encouraged. This statement establishes accounting and reporting standards for derivative instruments and requires that all derivatives be marked-to-market on an ongoing basis. This applies whether the derivatives are stand-alone documents, such as forward currency exchange contracts and interest rate swaps, or embedded derivatives, such as call options contained in convertible debt investments. These market value adjustments are to be included either in the income statement or stockholders' equity, depending on the intended use of the derivative and whether it qualifies for hedge accounting. The Company expects to adopt the standard in the first quarter of fiscal 2001 as a cumulative effect of a change in accounting principle. Based on analysis to date, management believes that the Company's use of derivative instruments is limited and has identified one item, an interest rate swap arrangement for a notional amount of $100 million that the Company entered into in fiscal 2000. Management does not believe that the adoption of SFAS No. 133, including the cumulative effect adjustment and the ongoing mark-to-market adjustments resulting from the change in value of the interest rate swap arrangement, will have a significant effect on the Company's consolidated results of operations, financial position, or cash flows.

                                 ANCHOR GAMING

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." In June 2000, the SEC staff amended SAB 101 to provide registrants with additional time to implement SAB 101. The Company will be required to adopt SAB 101 by the fourth quarter of fiscal 2001. The Company has not completed its determination of the impact of the adoption of SAB 101 on its consolidated financial position or results of operation.

3. ACQUISITION OF POWERHOUSE

    On June 29, 1999, the Company completed the acquisition of 100% of the outstanding common stock of Powerhouse for approximately $220 million plus Powerhouse net debt of $68 million pursuant to a merger agreement. The Powerhouse Acquisition was funded through a combination of cash and borrowing under a new $300 million revolving credit facility. Anchor, through its acquisition of Powerhouse and its operating units, VLC, AWI and United Tote, is now a supplier of system software, equipment and related services for on-line lotteries, video lotteries, and pari-mutuel systems throughout the world, and is a manufacturer and distributor of gaming devices for casinos.

    The Powerhouse Acquisition was accounted for using the purchase method of accounting. Under the purchase method of accounting, the results of operations of any acquired company are to be included in the acquirer's financial statements since the date of acquisition. The closing of the Powerhouse Acquisition occurred virtually concurrent with the end of the Company's fiscal year ended June 30, 1999 and, as a result, the financial statements of the Company for the years ended June 30, 1998 and 1999 do not include any results of operations or cash flows related to Powerhouse except for a charge for acquired in-process research and development of $17.5 million that was recorded in fiscal 1999.

    The excess of the purchase price over the fair value of the net assets acquired, of approximately $116 million, was recorded as goodwill and will be amortized on a straight-line basis over periods between 30 and 40 years. In addition, identifiable intangible assets of approximately $33 million were recorded and will be amortized on a straight-line basis over periods ranging from 3 to 20 years. In connection with the Powerhouse Acquisition, the Company identified certain preacquisition contingencies and developed exit plans for certain portions of the Powerhouse businesses. At June 30, 1999, the Company's balance sheet included accrued exit costs of approximately $2.5 million related to severance and other payments to Powerhouse executives. During the year ended June 30, 2000, the Company completed its integration plan and its evaluation of the fair values of certain liabilities that were determined to be preacquisition contingencies. As a result, the Company made adjustments to the purchase price of approximately $4.0 million for litigation accruals, employee terminations and relocations, and other exit costs. As of June 30, 2000, such amounts have been paid, as have $2.7 million in cash purchase price adjustments, leaving no expected payments for other exit costs.

    During the year ended June 30, 1999, a $17.5 million charge to income for acquired in-process research and development was recorded. The value assigned to acquired in-process research and development was determined by identifying the various in-process projects purchased, determining the stage of development of each project at the acquisition date and valuing those projects using an income approach. The income approach estimates future revenues net of operating expenses for each project and applies certain other adjustments to arrive at estimated after-tax cash flow from the project. The revenue and expense estimates were based on a variety of aspects including revenue growth rates for the applicable business segments, growth rates for the applicable market segments, anticipated

                                 ANCHOR GAMING

3. ACQUISITION OF POWERHOUSE (CONTINUED) development and introduction timelines, product sales cycles and estimated lives of products. The after-tax cash flows were then discounted using a rate of 25%, which represents a premium to the Company's weighted average cost of capital due to the risks associated with the fact that the projects had not reached technological feasibility at the date of the acquisition and successful completion of each project cannot be assured.

    The accompanying consolidated balance sheets as of June 30, 1999 and 2000 include the balances of Powerhouse. The following summarized unaudited pro forma financial information assumes the acquisition occurred as of July 1, 1997. The pro forma data give effect to actual operating results prior to the acquisition and adjustments to interest expense, depreciation and amortization and income taxes at a combined 40% tax rate. In addition, an adjustment has been made to exclude the charge for acquired in-process research and development of $17.5 million. These pro forma amounts do not purport to be indicative of the results that might have been obtained if the acquisition had occurred on July 1, 1997 or that may be obtained in the future.

                                                          YEARS ENDED JUNE 30,
                                                            1998        1999
                                                          ---------   ---------
                                                             (IN THOUSANDS)
Revenues................................................  $432,486    $465,925
Income before cumulative effect of change in accounting
  principle.............................................    60,772      57,503
Net income..............................................    60,772      57,268
Earnings per share before cumulative effect of change in
  accounting principle:
  Basic.................................................  $   4.77    $   4.73
  Diluted...............................................  $   4.62    $   4.63
Earnings per share:
  Basic.................................................  $   4.77    $   4.71
  Diluted...............................................  $   4.62    $   4.61

4. IMPAIRMENT AND RESTRUCTURING CHARGES

    In the fourth quarter of fiscal 2000, the Company implemented a plan, which was not contemplated at the time of the acquisition, to restructure the operations of its VLC subsidiary. As a result, the VLC subsidiary is now managed and accounted for as two separate business units, VLC Government and VLC Casino. VLC Government focuses on sales of central systems and video lottery gaming machines to governmental jurisdictions. All manufacturing activity for this product line will continue to be serviced through our Bozeman, Montana facility. VLC Casino, which was formerly based in Bozeman, will now be based in Las Vegas, and will focus on the development and sales of gaming machines to casinos. In connection with this plan, the Bozeman engineering and manufacturing staff were reduced and severance payments were made to these individuals. In addition, the Company canceled the lease for a facility that was used for engineering and the leasehold improvements related to this facility were determined to have no future economic benefit to the Company. At the time of the Powerhouse Acquisition, a cost based approach was used to value the assembled workforce at VLC whereby the fair value of the assembled workforce was determined based upon the costs for search, interviewing, training and other employee-related acquisition costs. Due to the reductions in staffing

                                 ANCHOR GAMING

4. IMPAIRMENT AND RESTRUCTURING CHARGES (CONTINUED) related to the above event and pursuant to SFAS No. 121, the Company determined that the assembled workforce asset was impaired.

    In addition, our VLC subsidiary terminated a development project due to concerns about cost and long-term viability of the project as compared to alternative project designs. At the time of the Powerhouse Acquisition, this project was classified as core technology and assigned a value based upon the income approach (see Note 3). This project was completely abandoned and thus has no fair value at June 30, 2000. The entire book value related to this project was written off.

    As a result of the items described above, the Company recorded an impairment and restructuring charge during fiscal 2000 related to the following:

                                                              (IN THOUSANDS)
                                                              --------------
Development project abandonment impairment..................    $  1,700
Assembled workforce impairment..............................         360
Severance payments..........................................         231
Write-down of leasehold improvements........................         350
                                                                --------
                                                                $  2,641
                                                                ========

5. BUSINESS SEGMENTS

    The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 established standards for the way public companies are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. It also established standards for related disclosures about products and services, geographic areas, and major customers. In the fourth quarter of fiscal 2000, the operating segments were reorganized to reflect organizational changes within the Company and resulting changes in the financial information that is used by significant decision makers. As a result, the Company has combined its lottery systems and pari-mutuel systems segments into a gaming systems segment. The systems segment also includes the Company's video lottery business, which was previously included in the gaming machines and systems segment. Segment information for prior periods has been restated.

    Anchor Gaming is a diversified gaming company that operates through three business segments: gaming machines, gaming operations, and gaming systems. The gaming machines segment consists of three business units. These include our joint venture with International Game Technology ("IGT") through which Anchor and IGT distribute proprietary gaming machines to casinos primarily on wide area progressive systems; Anchor Games, which develops and distributes proprietary gaming machines to casinos in exchange for recurring revenue streams; and VLC Casino. Gaming operations are currently conducted through five business units. These include two casinos in Colorado; Sunland Park Racetrack & Casino in New Mexico; and gaming machine route operations in both Nevada and Montana. The Company also has a 50% interest in a development contract and seven year management contract with the Pala Band of Mission Indians to develop and manage a casino currently under construction in Northern San Diego County, California that is presently expected to open in March 2001. The gaming systems segment consists of three business units. These include Automated Wagering International ("AWI"), an on-line lottery company; VLC Government; and United Tote, a pari-mutuel wagering system company.

                                 ANCHOR GAMING

5. BUSINESS SEGMENTS (CONTINUED)

    The Company had no gaming systems revenues prior to the Powerhouse Acquisition. Revenues and income (loss) for these segments are as follows:

                                                             YEARS ENDED JUNE 30,
                                                        ------------------------------
                                                          1998       1999       2000
                                                        --------   --------   --------
                                                                (IN THOUSANDS)
Revenues:
  Gaming machines.....................................  $114,120   $124,179   $155,101
  Gaming operations...................................   119,023    126,092    190,706
  Gaming systems......................................        --         --    181,049
  Intercompany revenues...............................    (1,211)    (1,340)    (1,653)
                                                        --------   --------   --------
                                                        $231,932   $248,931   $525,203
                                                        ========   ========   ========

Income (loss) from operations:
  Gaming machines.....................................  $ 74,473   $ 67,955   $ 79,442
  Gaming operations...................................    33,944     31,447     30,116
  Gaming systems......................................        --         --     14,212
  General corporate expenses..........................    (2,186)   (15,587)    (3,534)
                                                        --------   --------   --------
                                                        $106,231   $ 83,815   $120,236
                                                        ========   ========   ========

Depreciation and amortization:
  Gaming machines.....................................  $  8,446   $ 12,406   $ 16,507
  Gaming operations...................................     4,012      4,716      9,364
  Gaming systems......................................        --         --     22,022
  Corporate...........................................       203        258      3,058
                                                        --------   --------   --------
                                                        $ 12,661   $ 17,380   $ 50,951
                                                        ========   ========   ========

Capital expenditures for property and equipment,
  intangible assets and other assets:
  Gaming machines.....................................  $ 20,649   $  8,753   $  9,369
  Gaming operations...................................     3,659      5,063      6,490
  Gaming systems......................................        --         --     63,354
  Corporate...........................................       113        141      3,373
                                                        --------   --------   --------
                                                        $ 24,421   $ 13,957   $ 82,586
                                                        ========   ========   ========

Identifiable assets:
Gaming machines.......................................  $ 98,884   $142,736   $111,882
Gaming operations.....................................    72,618    102,528    117,188
Gaming systems........................................        --    101,217    182,945
Corporate.............................................    73,632     44,811     20,340
Unallocated intangibles...............................        --    115,877    116,364
                                                        --------   --------   --------
                                                        $245,134   $507,169   $548,719
                                                        ========   ========   ========

                                 ANCHOR GAMING

5. BUSINESS SEGMENTS (CONTINUED)
    The Company had total international revenues of approximately $36.2 million in fiscal 2000, primarily within its gaming systems segment. In fiscal 1998 and 1999, international revenues were immaterial.

6. ACCOUNTS AND NOTES RECEIVABLE

    The Company finances sales of gaming and systems equipment to certain customers meeting minimum credit standards. These installment notes bear interest at rates up to 18% and are to be paid over periods ranging from one to nine years. Notes receivable also include notes due from various slot route location owners with interest rates ranging from 8% to 12% to be paid over periods ranging from 3 months to 20 years. Accounts and notes receivable consist of the following:

                                                                 JUNE 30,
                                                            -------------------
                                                              1999       2000
                                                            --------   --------
                                                              (IN THOUSANDS)
Accounts receivable, trade................................  $31,897    $36,763
Notes receivable..........................................   20,948     19,743
                                                            -------    -------
                                                             52,845     56,506
Less allowance for doubtful accounts......................   (3,173)    (4,563)
                                                            -------    -------
Total accounts and notes receivable.......................   49,672     51,943
Less current portion:
  Accounts receivable.....................................   29,373     33,494
  Notes receivable........................................    9,153     10,465
                                                            -------    -------
Long-term notes receivable, net...........................  $11,146    $ 7,984
                                                            =======    =======

    Long-term notes receivable, net, are included in other long-term assets in the accompanying consolidated balance sheet. At June 30, 1999 and 2000, approximately 20% and 14% of trade receivables, respectively, were from various governments or their designated agencies. On June 30, 2000 the Company had advanced approximately $6.5 million on behalf of the Pala Band of Mission Indians, which are included in accounts and notes receivable, net on the consolidated balance sheet at June 30, 2000. These advances were repaid subsequent to June 30, 2000. The Company, through its 51%-owned consolidated affiliate, Anchor Partners, LLC, has a receivable from Ourway Realty of $5.5 million at June 30, 2000. The Company has a 25% ownership interest in Ourway Realty.

                                 ANCHOR GAMING

7. INVENTORY

    Inventories, net of valuation reserves, consist of the following:

                                                                 JUNE 30,
                                                            -------------------
                                                              1999       2000
                                                            --------   --------
                                                              (IN THOUSANDS)
Manufacturing
  Raw materials...........................................  $ 5,258    $ 5,901
  Work-in-process.........................................    1,795      1,593
  Finished goods..........................................   10,531      7,740
Other finished goods......................................    3,791      2,144
                                                            -------    -------
                                                            $21,375    $17,378
                                                            =======    =======

    Inventory reserves were approximately $4.4 million at June 30, 1999, and $6.0 million at June 30, 2000.

8. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                         JUNE 30,
                                                ESTIMATED LIFE      -------------------
                                                   IN YEARS           1999       2000
                                             --------------------   --------   --------
                                                                      (IN THOUSANDS)
Land and improvements......................          15             $ 27,608   $ 27,854
Buildings and improvements.................        15 - 40            30,267     31,909
Gaming equipment...........................         3 - 7             92,181     92,417
On-line wagering equipment.................         5 - 7             40,099     74,348
Pari-mutuel equipment......................        3 - 10             16,784     20,423
Furniture, fixtures and equipment..........         3 - 7             16,670     26,095
Leasehold improvements.....................      4 - 31 1/2            8,087     10,442
                                                                    --------   --------
                                                                     231,696    283,488
Less accumulated depreciation..............                           43,648     82,512
                                                                    --------   --------
  Total....................................                         $188,048   $200,976
                                                                    ========   ========

No interest was capitalized during the years ended June 30, 1998 and 1999. During the year ended June 30, 2000, interest of $860,000 was capitalized for construction of long-term assets.

                                 ANCHOR GAMING

9. OTHER INTANGIBLE ASSETS

    Other intangible assets consist of the following:

                                                                         JUNE 30,
                                                ESTIMATED LIFE      -------------------
                                                   IN YEARS           1999       2000
                                             --------------------   --------   --------
                                                                      (IN THOUSANDS)
Contract implementation....................         5 - 9           $     --   $ 15,961
Core technology............................        7 - 20             15,200     13,500
Customer base..............................        7 - 20             11,600     11,600
Assembled workforce........................           8                4,490      3,719
Other......................................         1 - 7              5,030      4,845
                                                                    --------   --------
                                                                      36,320     49,625
Less accumulated amortization..............                            1,800      5,729
                                                                    --------   --------
  Total....................................                         $ 34,520   $ 43,896
                                                                    ========   ========

    The Company acquired its core technology in the Powerhouse Acquisition, and has not capitalized any additional software development costs in the three-year period ended June 30, 2000. Contract implementation costs include the costs of implementing and installing systems used to provide services under long-term contracts. These costs are amortized over the lives of the related contracts.

10. INVESTMENTS IN UNCONSOLIDATED AFFILIATES

    The Company has investments in unconsolidated affiliates that are accounted for under the equity method. Under the equity method, original investments are recorded at cost and adjusted by the Company's share of earnings, losses and distributions of these affiliates. Investments in unconsolidated affiliates consist primarily of a 50% interest in a joint venture (the "Anchor-IGT joint venture") with International Game Technology ("IGT"). The primary business of the Anchor-IGT joint venture is to distribute gaming machines on wide-area progressive systems. The Company's share of net earnings from the Anchor-IGT joint venture are included in revenue from gaming machines. The Company has other unconsolidated investments at June 30, 2000, that were not material to the balance sheet or results of operations.

    The Anchor-IGT joint venture has a fiscal year end of September 30. Summarized results of operations of the Anchor-IGT joint venture for the years ended June 30, 1998, 1999, and 2000 are as follows:

                                                     YEARS ENDED JUNE 30,
                                                ------------------------------
                                                  1998       1999       2000
                                                --------   --------   --------
                                                        (IN THOUSANDS)
Revenues......................................  $212,237   $289,472   $343,015
Expenses......................................    99,572    143,535    161,204
Operating income..............................   112,665    145,937    181,811
Net income....................................   113,323    147,849    186,269

    Depreciation expense was $10.6 million, $17.6 million, and $22.6 million for the twelve months ended June 30, 1998, 1999, and 2000, respectively.

                                 ANCHOR GAMING

10. INVESTMENTS IN UNCONSOLIDATED AFFILIATES (CONTINUED)
    Summarized balance sheet information of the Anchor-IGT joint venture is as follows:

                                                                JUNE 30,
                                                           -------------------
                                                             1999       2000
                                                           --------   --------
                                                             (IN THOUSANDS)
Current assets...........................................  $92,035    $147,787
Property and other long-term assets, net.................   98,410     102,807
Current liabilities......................................   24,339      39,034
Long-term debt and other liabilities.....................  106,419      82,177
Equity...................................................   59,687     129,383

    The Anchor-IGT joint venture is subject to various risks and uncertainties including, but not limited to, gaming regulatory requirements. The Company's Annual Report on Form 10-K includes a comprehensive set of the Company's risk factors, including those related to the Anchor-IGT joint venture. The Anchor-IGT joint venture's operations are subject to the licensing and regulatory requirements of multiple jurisdictions throughout the United States and internationally. The Company's, IGT's and the Anchor-IGT joint venture's gaming licenses are subject to certain conditions and periodic renewal. Management believes that the conditions will continue to be satisfied and that subsequent license renewals will be granted.

11. OTHER CURRENT LIABILITIES

    Other current liabilities consists of the following:

                                                                 JUNE 30,
                                                            -------------------
                                                              1999       2000
                                                            --------   --------
                                                              (IN THOUSANDS)
Labor, compensation and benefits..........................  $11,160    $11,583
Commission and royalties..................................    2,600      2,778
Billings in excess of costs and estimated earnings........      792      3,129
Merger related accruals...................................   11,541         --
Other accrued expenses....................................   16,393     12,687
                                                            -------    -------
                                                            $42,486    $30,177
                                                            =======    =======

                                 ANCHOR GAMING

11. OTHER CURRENT LIABILITIES (CONTINUED)
Contracts involving a substantial construction component are recorded as long-term contracts, and associated revenues are recognized on the percentage of completion method. Included in the Company's consolidated balance sheets are the following balances related to such contracts in process.

                                                                   JUNE 30,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Costs and estimated earnings in excess of billings
  (included within other current assets)....................   $ 547     $ 4,679
Billings in excess of costs and estimated earnings
  (included within other current liabilities)...............    (792)     (3,129)
                                                               -----     -------
                                                               $(245)    $ 1,550
                                                               =====     =======

12. LONG-TERM DEBT

    Long-term debt, including capitalized lease obligations, consists of the following:

                                                               JUNE 30,
                                                          -------------------
                                                            1999       2000
                                                          --------   --------
                                                            (IN THOUSANDS)
Variable rate revolving line of credit, rate of 8% as of
  June 30, 2000, due June 30, 2004......................  $210,000   $221,500
Notes payable at interest rates of 0% and 2%, due in
  annual installments through March 2001................     3,931        944
6% to 8% various notes and capital lease obligations,
  due in monthly installments of $3,000 to $40,000
  including interest, maturing through March 2004.......     2,925      1,850
                                                          --------   --------
                                                           216,856    224,294
Less current portion....................................     4,051      1,524
                                                          --------   --------
Long-term debt, net of current portion..................  $212,805   $222,770
                                                          ========   ========

    The aggregate maturities of long-term debt are as follows:

YEAR ENDING JUNE 30,                                          (IN THOUSANDS)
--------------------                                          --------------
2001........................................................     $  1,524
2002........................................................       22,063
2003........................................................       50,394
2004........................................................      150,313
                                                                 --------
                                                                 $224,294
                                                                 ========

    In June 1999, the Company entered into a $300 million unsecured revolving credit facility (the "Credit Facility") expiring June 30, 2004 that was subsequently amended as discussed in Note 19. At the option of the Company, the Credit Facility bears interest at a base rate approximating prime, plus an applicable margin or LIBOR plus an applicable margin. The base rate applicable margin may

                                 ANCHOR GAMING

12. LONG-TERM DEBT (CONTINUED)
fluctuate between 0% and 1% and the LIBOR applicable margin may fluctuate between 1% and 2.125% depending on the Company's consolidated leverage ratio as defined in the Credit Facility agreement.

    The Credit Facility contains a reducing feature whereby the total amount of the available facility is reduced quarterly beginning September 30, 2001 by $12.5 million per quarter until the total facility has been reduced to $150 million. Principal payments are required on each quarterly reducing date to the extent that total indebtedness outstanding under the facility exceeds the reduced amount of the available facility. The Company may use up to $20 million of the facility for letters of credit of which $2.6 million was outstanding at June 30, 2000. The Credit Facility as amended carries customary restrictive covenants including, but not limited to maintenance of leverage and fixed charge coverage ratios, limitations on capital expenditures, mergers and acquisitions, disposition of assets, distributions, additional debt and liens. Management of the Company believes it is in compliance with these covenants as of June 30, 2000. Upon closing in June 1999, the Company used $210 million in proceeds from the Credit Facility to fund the Powerhouse Acquisition.

13. EARNINGS PER SHARE

    A reconciliation of income and shares for basic and diluted earnings per share (EPS) is as follows:

                                                                 YEARS ENDED JUNE 30,
                          ---------------------------------------------------------------------------------------------------
                                       1998                              1999                              2000
                          -------------------------------   -------------------------------   -------------------------------
                                                PER-SHARE                         PER-SHARE                         PER-SHARE
                           INCOME     SHARES     AMOUNT      INCOME     SHARES     AMOUNT      INCOME     SHARES     AMOUNT
                          --------   --------   ---------   --------   --------   ---------   --------   --------   ---------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Basic EPS:
  Net income............  $68,400     12,751      $5.36     $47,507     12,164      $3.91     $64,959     11,833      $5.49
Effect of Dilutive
  Securities:
  Options...............       --        410       (.16)         --        264       (.09)         --        178       (.08)
                          -------     ------      -----     -------     ------      -----     -------     ------      -----
Diluted EPS:
  Net Income............  $68,400     13,161      $5.20     $47,507     12,428      $3.82     $64,959     12,011      $5.41
                          =======     ======      =====     =======     ======      =====     =======     ======      =====

                                 ANCHOR GAMING

14. STOCK OPTIONS AND STOCK RIGHTS

    As of June 30, 2000, 1,535,000 shares of common stock were reserved for issuance upon exercise of employee and director stock options under an employee stock option plan (the "Plan"). Employee and director options to purchase 1,432,000 shares, at the fair market values at the grant dates have been granted as of June 30, 2000 under the Plan. As of June 30, 2000, options to purchase 872,750 shares had been exercised. These options vest in varying increments over varying periods. An additional 40,000 shares are reserved for issuance upon exercise of vested options at the IPO price that were granted to a relative of certain minority stockholders (none of which were exercised at June 30, 2000). Options to purchase an additional 600,000 shares were granted at the fair market value at the grant date to certain employees outside of the Plan. These non-plan options vest in varying increments over periods from nine months to eight years.

    Summarized information for all options is as follows for the years ended June 30:

                                            1998                         1999                         2000
                                 --------------------------   --------------------------   --------------------------
                                                WEIGHTED                     WEIGHTED                     WEIGHTED
                                                AVERAGE                      AVERAGE                      AVERAGE
                                  OPTIONS    EXERCISE PRICE    OPTIONS    EXERCISE PRICE    OPTIONS    EXERCISE PRICE
                                 ---------   --------------   ---------   --------------   ---------   --------------
Outstanding, beginning of the
  year.........................  1,133,025       $24.98       1,060,925       $30.30         993,550       $31.55
  Granted......................    124,000        56.03          28,800        52.50         448,000        49.62
  Exercised....................   (178,800)       14.31         (83,375)       20.63        (208,100)       26.96
  Canceled.....................    (17,300)       31.57         (12,800)       46.17         (64,200)       26.65
                                 ---------       ------       ---------       ------       ---------       ------
Outstanding, end of the year...  1,060,925       $30.30         993,550       $31.55       1,169,250       $39.56
                                 =========       ======       =========       ======       =========       ======
Exercisable at end of the
  year.........................    271,675       $21.51         426,050       $24.33         287,833       $30.36
                                 =========       ======       =========       ======       =========       ======
Options available for grant....     82,800                      166,800                      103,000
                                 =========                    =========                    =========

    The following table summarizes information about the options outstanding at June 30, 2000:

                                          OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                           --------------------------------------------------   -------------------------------
                               NUMBER       WEIGHTED AVERAGE      WEIGHTED          NUMBER          WEIGHTED
                           OUTSTANDING AT      REMAINING          AVERAGE       EXERCISABLE AT      AVERAGE
RANGE OF EXERCISE PRICES   JUNE 30, 2000    CONTRACTUAL LIFE   EXERCISE PRICE   JUNE 30, 2000    EXERCISE PRICE
------------------------   --------------   ----------------   --------------   --------------   --------------
    $12.00 - $13.50             55,450              3.6            $ 12.27           55,450          $12.27
      14.75 - 21.75             96,800              5.0              21.63           61,800           21.56
      31.88 - 46.88            442,700              6.7              32.15          117,350           32.90
      49.50 - 72.88            574,300              8.9              50.93           53,233           53.83
                             ---------           ------            -------          -------          ------
                             1,169,250              7.5            $ 39.56          287,833          $30.36
                             =========           ======            =======          =======          ======

    The Company is authorized to issue 1,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"), in one or more series, and to designate the rights, preferences, limitations, and restrictions of and upon shares of each series, including voting, redemption, and conversion rights. The board of directors of the Company also may designate dividend rights and preferences in liquidation.

    The board of directors of Anchor authorized the Company to enter into a Stockholder Rights Plan (the "Rights Plan") providing that one right (a "Right") will be attached to each share of Common Stock as of a record date to be determined by the board of directors of Anchor (the "Record Date").

                                 ANCHOR GAMING

14. STOCK OPTIONS AND STOCK RIGHTS (CONTINUED)
In connection with the authorization of the Rights Plan, the board of directors of the Company has authorized the designation of 50,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock with a par value of $20.00 per share. Each Right under the Rights Plan will entitle the registered holder to purchase from the Company a unit (a "Unit") consisting of one one-thousandth of a share of Series A Junior Participating Preferred stock at a purchase price of $400 per Unit, subject to adjustment. The Rights convert in certain circumstances into a right to purchase common stock or securities of a successor entity.

    The Company has adopted the disclosures-only provision of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. Under APB No. 25, no compensation cost has been recognized in the financial statements for the Stock Option Plan or other stock options granted. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. Had compensation cost for the stock option grants been determined based on the fair value at the date of grant for awards consistent with the provision of SFAS No. 123, the Company's net income per common and common equivalent share would have decreased to the pro forma amounts indicated below:

                                                                    YEARS ENDED JUNE 30,
                                                           ---------------------------------------
                                                             1998           1999           2000
                                                           ---------      ---------      ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income-as reported...............................       $68,400        $47,507        $64,959
Net income-pro forma.................................        66,947         46,411         62,692

Basic earnings per share-as reported.................       $  5.36        $  3.91        $  5.49
Basic earnings per share-pro forma...................          5.25           3.82           5.30

Diluted earnings per share-as reported...............       $  5.20        $  3.82        $  5.41
Diluted earnings per share-pro forma.................          5.09           3.73           5.22

    The fair value of each option granted in fiscal years 1998, 1999 and 2000 was estimated using the following assumptions for the Black-Scholes option pricing model: (i) no dividends; (ii) expected volatility of 60% for 1998 and 1999 and 50% for 2000; (iii) risk free interest rates averaging, 6% for 1998, 6% for 1999, and 6% for 2000; and (iv) an expected average life of 4.6 years for 1998 3.1 years for 1999, and 5.4 years for 2000. The weighted average fair value of the options granted in 1998, 1999 and 2000 were $30.00, $22.93 and $26.23, respectively. Because the SFAS No. 123 method of accounting has not been applied to options granted prior to July 1, 1995, the resulting pro forma net income may not be representative of that to be expected in future years.

15. RELATED PARTY TRANSACTIONS

    During the year ended June 30, 1998, notes payable to the principal stockholder resulted in interest expense of $224,000. The $2,800,000 principal amount of the notes consisted of unsecured notes payable bearing interest at 8% that were due July 1, 1998. The notes were paid in full during the year ended June 30, 1998.

                                 ANCHOR GAMING

15. RELATED PARTY TRANSACTIONS (CONTINUED)

    Richard R. Burt, who became the vice chairman of the board of directors on June 29, 1999, is the chairman and a founder of IEP Advisors, Inc. ("IEP"), which has been retained by the Company to provide consulting services and to assist the Company in connection with its international activities. The Company paid IEP $250,000 during fiscal 2000. In addition, Mr. Burt and the Company entered into a consulting agreement in September 1999, under which Mr. Burt is to provide assistance to the Company and its affiliates in the expansion of their international activities. The agreement has a two-year term from June 30, 1999, and may be terminated by the Company or by Mr. Burt upon 30 days' prior written notice. Mr. Burt was paid $60,000 during fiscal 2000 under this agreement.

16. INCOME TAXES

    The provision for income taxes is as follows:

                                                               YEARS ENDED JUNE 30,
                                                          ------------------------------
                                                            1998       1999       2000
                                                          --------   --------   --------
                                                                  (IN THOUSANDS)
Current:
  Federal...............................................  $ 47,258   $39,847    $26,087
  State.................................................     4,168     4,012      5,085
                                                          --------   -------    -------
                                                            51,426    43,859     31,172
                                                          --------   -------    -------

Deferred:
  Federal...............................................    (9,510)   (3,870)    10,081
  State.................................................      (876)     (567)     1,158
                                                          --------   -------    -------
                                                           (10,386)   (4,437)    11,239
                                                          --------   -------    -------
Total...................................................  $ 41,040   $39,422    $42,411
                                                          ========   =======    =======

    The historical provision for income taxes differs from the amount of income tax determined by applying the applicable U. S. statutory federal income tax rate to pre-tax income from continuing operations as a result of the following:

                                                                       YEARS ENDED JUNE 30,
                                               ---------------------------------------------------------------------
                                                      1998                     1999                     2000
                                               -------------------      -------------------      -------------------
                                                                          (IN THOUSANDS)
Statutory U. S. tax rate.....................  $38,304      35.0%       $30,425      35.0%       $37,580      35.0%
Increase in tax resulting from:
  State income taxes, net of federal tax
    effect...................................    2,140       2.0          2,240       2.6          4,058       3.8
  Acquired in-process research and
    development not deductible...............                             6,125       7.0
  Other, net.................................      596       0.5            632       0.7            773       0.7
                                               -------      ----        -------      ----        -------      ----
Actual provision for income taxes............  $41,040      37.5%       $39,422      45.3%       $42,411      39.5%
                                               =======      ====        =======      ====        =======      ====

                                 ANCHOR GAMING

16. INCOME TAXES (CONTINUED)
    SFAS No. 109 "Accounting for Income Taxes" requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Deferred income taxes included in other current assets and other long-term assets on the consolidated balance sheets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax items creating the Company's net deferred tax asset as of June 30, 1999 and 2000 are as follows:

                                                               JUNE 30,
                                                          -------------------
                                                            1999       2000
                                                          --------   --------
                                                            (IN THOUSANDS)
CURRENT
Deferred tax assets:
  Accrued reserves and allowances.......................  $  4,040   $  3,396
  Other.................................................       399         --
                                                          --------   --------
    Total current asset.................................     4,439      3,396
                                                          --------   --------
LONG-TERM
Deferred tax assets:
  Accrued reserves and allowances.......................    19,508     19,417
  Net operating loss carryforwards......................    14,961      8,030
  Expenses not currently deductible.....................        --
  Other.................................................     1,505      1,616
Deferred tax liabilities:
  Difference between book and tax basis of property.....   (12,785)   (13,023)
  Difference between book and tax basis of purchase
    accounting..........................................    (9,620)   (10,253)
  Other.................................................    (2,391)    (6,446)
Valuation allowance.....................................    (1,641)
                                                          --------   --------
    Total long-term liability, net......................     9,537       (659)
                                                          --------   --------
Net deferred tax asset..................................  $ 13,976   $  2,737
                                                          ========   ========

    The ultimate realization of deferred tax assets is dependent upon the existence of, or generation of, taxable income in the periods in which those temporary differences and carryforwards are deductible. The utilization of deferred tax assets may also be dependent upon the existence or generation of taxable income in specific subsidiaries. Management considers the timing of the reversal of deferred tax liabilities, taxes paid in carryback years, projected future taxable income and other tax planning strategies in assessing whether deferred tax assets will be realizable. Based upon these considerations, management has determined that the Company will realize the benefits of these deductible differences and carryforwards and has eliminated the June 30, 1999 valuation allowance.

17. BENEFIT PLAN

    During the year ended June 30, 2000, the Company adopted a defined contribution benefit plan ("401(k) Plan") for all employees of subsidiaries with domestic operations. The Company's matching contributions to the 401(k) Plan are based on a percentage of the employees' contributions to the plan.

                                 ANCHOR GAMING

17. BENEFIT PLAN (CONTINUED)
The Company's contributions to the 401(k) Plan are charged against income as incurred. The Company contributed approximately $1.2 million to the 401(k) Plan during the year ended June 30, 2000. The Company has the right under the 401(k) Plan to discontinue matching contributions at any time and to terminate the 401(k) Plan subject to the provisions of ERISA.

18. COMMITMENTS AND CONTINGENCIES

NON-CANCELABLE OPERATING LEASES

    The Company leases manufacturing space, parking lot space, office space, casino space, and slot route locations under non-cancelable operating leases. The original terms of the leases range from 1 to 15 years with various renewal options from 1 to 15 years. The casino space lease has contingent rentals based on gaming revenues of the casino occupying the space. The lease provides for a monthly payment of the greater of a base amount of $12,000 or 5% of adjusted gross gaming revenue, with a payment ceiling of $400,000 per year. Contingent rentals paid above base amounts were $256,000 for each year in the three-year period ended June 30, 2000. Operating lease rental expense was $11,878,000, $12,833,000, and $17,009,000 for the fiscal years ended June 30, 1998, 1999, and
2000, respectively.

    Future minimum rentals under non-cancelable operating leases at June 30, 2000 are:

YEAR ENDING JUNE 30,                                          (IN THOUSANDS)
--------------------                                          --------------
2001........................................................     $ 20,875
2002........................................................       20,646
2003........................................................       19,812
2004........................................................       13,117
2005........................................................       10,195
Thereafter..................................................       49,003
                                                                 --------
                                                                 $133,648
                                                                 ========

    Included in other assets at June 30, 1999 and 2000 is a space lease deposit of $3.3 million, which is held by the lessor of several slot route locations pursuant to an agreement that provides that the deposit, or any portion thereof, may, at the option of the Company, be applied against rents owing during the last two years of the lease agreement. Also included in deposits are payments totaling $10.8 million to this lessor to extend the lease term for these locations through the year 2010. The lease extension payments are amortized to rent expense on a straight-line basis over the remaining term of the lease. The Company's slot route operations at locations leased from this lessor accounted for more than 10% of the Company's total revenues for the years ended June 30, 1998 and 1999, and for approximately 5% of the Company's total revenues for the year ended June 30, 2000.

PALA GUARANTY

    Under the terms of the Development Services and Financing Agreement with the Pala Band of Mission Indians, the Company agreed to assist the Pala tribe in obtaining financing for the construction and operation of PALA, a casino and entertainment facility in northern San Diego County, California, and to advance funds during the design and development stages. The Pala tribe secured a $100 million

                                 ANCHOR GAMING

18. COMMITMENTS AND CONTINGENCIES (CONTINUED) credit facility through a loan agreement and ancillary financial documents finalized on June 15, 2000. As a condition to receiving financing, the Company was required to guarantee the full payment and performance of the obligations of the Pala tribe under the loan agreement. The Company executed a guaranty, which remains in effect until the earlier of either repayment in full of all guaranteed financial obligations under the loan agreement or delivery to lenders of a leasehold mortgage on PALA if the facility has been in operation for at least twelve months and certain financial and leverage threshholds have been met. The guaranty will also be released 60 days following the date on which the Company or any of its affiliates ceases to be the manager of PALA, unless lenders have demanded payment of outstanding obligations from the Pala tribe during such period. Anchor Pala Development LLC, the Company's wholly-owned subsidiary, will receive a development fee based on the actual total project costs and a project fee based on net gaming and non-gaming PALA revenues. As additional consideration for all costs, risks, restrictions, and expenses associated with providing the guaranty, the Company will receive fees based primarily on a percentage of the outstanding loan balance. In addition, the Company has agreed to fund PALA project cost overruns up to a total of $25.0 million.

GAMING REGULATIONS

    The Company's route operations are subject to the licensing and regulatory requirements of the Nevada State Gaming Control Board, the Nevada Gaming Commission, and the Montana Department of Justice, Gambling Control Division. The Company's operating casinos are subject to the licensing and regulatory requirements of the Colorado Limited Gaming Control Commission, New Mexico Gaming Control Board, and New Mexico Racing Commission. The Company's proprietary games operations are subject to the licensing and regulatory requirements of multiple jurisdictions throughout the United States and Canada including the Nevada and Colorado requirements. The Company is also subject to regulations of the New Mexico Racing Commission and the New Mexico Gaming Control Board as well as regulations governing lotteries and pari-mutuel systems. The Company's gaming licenses are subject to certain conditions and periodic renewal. Management believes that the conditions will continue to be satisfied and that subsequent license renewals will be granted.

ENVIRONMENTAL MATTERS

    The Colorado Central Station Casino is located in an area that has been designated by the Environmental Protection Agency ("EPA") as a superfund site on the National Priorities List, known as the Central City-Clear Creek Superfund Site (the "Site") as a result of contamination from historic mining activity in the area. The EPA is entitled to proceed against owners and operators of properties located within the Site for remediation and response costs associated with their properties and with the entire Site. The Colorado Central Station Casino is located within the drainage basin of North Clear Creek and is therefore subjected to potentially contaminated surface and ground water from upstream mining-related sources. Soil and ground water samples on the Site indicate that several contaminants exist in concentrations exceeding drinking water standards. Records relating to historical uses of the Site are uncertain as to whether mining actually occurred below the Company's property. Records do indicate that an ore loading dock for a railroad depot was once located on an adjacent property, and railroad tracks were present on the Company's property. The Company applied the guidance in Statement of Position 96-1 "Environmental Remediation Liabilities" and determined that a liability has not been incurred as the criteria of this standard have not been met.

                                 ANCHOR GAMING

18. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Colorado Central Station Casino was constructed with foundation drains to intercept ground water and direct it to a sump, which is then piped to a leach field on the property. During the year ended June 30, 1999, the Colorado Central Station Casino ("CCSC") experienced a large increase in the flow of ground water into its sump. The increase in water flow eventually overwhelmed the capacity of the leach field and required the water to be pumped into North Clear Creek. The Colorado State Health Department-Water Quality Control Commission indicated that a permit for the discharge of the water into North Clear Creek would be required and that treatment of the discharge, prior to placing it in North Clear Creek, may also be required. The potential cost of treating the increased water flows could approach one half million dollars although there is recent evidence that the water flow may be lessening.

LITIGATION

    On February 17, 2000, the Company filed a complaint in U.S. District Court, District of Nevada against former officers of Powerhouse Technologies, Inc. and other parties. The complaint questions certain specified accounting practices that were used prior to the acquisition.

    In February 1999, GTECH Holdings Corporation filed a complaint for declaratory judgment, injunction, and violation of the Public Records Law against the State of Florida, Department of Lottery and AWI, a subsidiary of ours, in the Circuit Court, Second Judicial Circuit, in Leon County, Florida. The complaint requests the Circuit Court to declare the contract between AWI and the Florida Lottery void in the event the First District Court of Appeal of Florida upholds the Florida Lottery's decision to award the on-line lottery services contract to AWI. Subsequent to the execution of the renegotiated contract between AWI and the Florida Lottery in March 1999, GTECH Holdings Corporation amended the complaint.

    On January 28, 2000 the Circuit Court of Leon County granted GTECH Holdings Corporation's cross motion for summary judgment on Count II of the complaint filed by GTECH in March 1999. Count II of GTECH's complaint challenges the validity of the amended contract entered into on March 9, 1999 between the State of Florida, the Department of Lottery, and AWI, on the grounds that, among other things, the amended contract is materially different from the proposal which AWI submitted. The ruling declares null and void the amended contract between the Florida Lottery and AWI effective February 2, 2000. The Florida Lottery filed an appeal on February 2, 2000 and as a result, an automatic stay of the prior order took place. The Florida Lottery and AWI filed an appeal on March 27, 2000. The appeal is currently pending. AWI continues to provide its on-line gaming services and products to the Florida Lottery under the terms of the amended contract. The Company will vigorously defend and protect AWI's rights under this lottery agreement. There can be no assurance, however, that our AWI subsidiary will be successful in its efforts or that the ultimate results of this litigation will be favorable to the Company. The Company has, to date, invested approximately $35 million in equipment and systems for the Florida Lottery. If unsuccessful in this litigation, this capital expenditure may be jeopardized.

    In February 1999, we and the Anchor-IGT joint venture filed an action in U.
S. district court, District of Nevada, against Acres Gaming, Inc. ("Acres"). The complaint alleges infringement of Company secondary event patents as well as various contract breaches by Acres. In April 1999, Acres responded to the lawsuit by filing an answer and counterclaim against us and the Anchor-IGT joint venture. Additionally, in April 1999, Acres filed an action in Oregon state circuit court against the

                                 ANCHOR GAMING

18. COMMITMENTS AND CONTINGENCIES (CONTINUED)
Company and the Anchor-IGT joint venture alleging wrongful use of Acres intellectual property and breach of fiduciary duties. The Company believes Acres' counterclaim and state circuit court lawsuit are without merit and intends to vigorously contest the claims. The Oregon state circuit court action has been moved to the U.S. District Court, District of Oregon, and has been stayed pending the outcome of the Nevada actions.

    Several securities class action lawsuits have been filed against the Company and certain of the Company's current and former officers and directors. The lawsuits were filed in various jurisdictions following the Company's announcement in early December 1997 that the results for the December quarter might not meet analysts' expectations. The lawsuits have been brought on behalf of a purported class of purchasers of the Company's stock and allege violations of state and/or federal securities laws arising out of alleged misstatements and omissions to state material facts over various periods of time covered by the suits. The lawsuits were consolidated in Nevada, both in federal and state court. The consolidated federal action, captioned In re Anchor Gaming Securities Litigation, Civil Action No. CV-S-97-01751-PMP (RJJ), was dismissed on
January 6, 1999 with the court entering a judgment in our favor. The consolidated state action, captioned Ryan, et al. v. Anchor Gaming, et al., Civil No. A383456, has been stayed by order of the court. Certain other actions have been transferred and/or dismissed. The Company believes that the claims are without merit, and they intend to vigorously contest the lawsuits. The Company cannot presently state the nature of further proceedings, if any, in the state or federal actions.

PURCHASE COMMITMENTS

    At June 30, 2000, the Company had entered into various purchase agreements to purchase gaming equipment for approximately $15.8 million.

19. SUBSEQUENT EVENTS

STOCK PURCHASE TRANSACTION

    On October 17, 2000, Anchor acquired approximately 4.6 million shares of its common stock owned by the Fulton family for a purchase price of $66.612 per share. To fund this transaction, on October 17, 2000, Anchor completed the sale of $250 million of 9.875% senior subordinated notes due October 2008 that were priced to yield 10%. Anchor also amended its existing $300 million senior credit facility to increase the maximum borrowings, subject to certain covenants, to $325 million. The credit facility contains a reducing feature whereby the total amount of the available facility is reduced quarterly by $12.5 million per quarter beginning September 30, 2001, until the total facility has been reduced to $150 million. Stanley Fulton, his son Michael Fulton, and his daughter Elizabeth Jones resigned their positions on the board of directors upon completion of the stock purchase transaction.

    The purchase consideration for the shares comprises $240 million in cash and $66 million of 11% promissory notes that Stanley Fulton received for a portion of the shares he is selling. The promissory notes will be canceled through certain racetrack asset transfers (see below) which the Company expects to complete by the end of March 2001.

                                 ANCHOR GAMING

19. SUBSEQUENT EVENTS (CONTINUED)
RACETRACK ASSET SALE TRANSACTION

    In conjunction with the stock purchase transaction with the Fulton family, the Company has entered into an agreement with Stanley Fulton to sell him substantially all of the assets relating to Sunland Park Racetrack & Casino, located in New Mexico, and the Company's 25% interest in a Massachusetts horse racing facility. Stanley Fulton has agreed to pay $66 million for these assets by canceling the Company's obligations under the promissory notes. Anchor expects to complete the sale of these racetrack assets to Mr. Fulton by the end of March 2001, subject to regulatory approvals and the satisfaction of other conditions. After the sale of these assets, Anchor will retain the right to manage gaming operations at the Massachusetts racetrack if casino gaming is legalized in Massachusetts. The book value of the assets to be sold, excluding certain cash accounts, was approximately $51.9 million at September 30, 2000. Anchor expects to record a pre-tax gain of $11.9 million, net of applicable transaction costs. The tax expense associated with this transaction is expected to be approximately $18.5 million.

CONSULTING AGREEMENT

    In conjunction with the stock purchase transaction and racetrack asset sale, the Company has executed a 10-year consulting agreement with Stanley Fulton. Under the terms of the agreement, Mr. Fulton will receive an annual salary of $245,000 per year and executive-level benefits for 10 years in consideration of consulting services that he will provide to the Company.

STOCK SPLIT

    Anchor has announced a stock split under which stockholders of record as of October 31, 2000 will receive one additional share of Anchor's common stock for every share then owned. The new shares will be issued on November 15, 2000. Information provided in the financial statements in this prospectus has not been adjusted to reflect the stock split. If the stock split were effective at the beginning of all periods presented, diluted earnings per share would have been $2.60, $1.91 and $2.70 for the years ended June 30, 1998, 1999 and 2000.
Weighted average common and common equivalent shares outstanding would have been 26,322,000, 24,856,000 and 24,022,000 for the years ended June 30, 1998, 1999 and 2000.

EXECUTIVE COMPENSATION AGREEMENTS

    In connection with the purchase of the Fulton family shares in October 2000, the Board of Directors and the Special Committee charged with evaluating the Fulton transaction adopted the Anchor Gaming 2000 Incentive Stock Plan and made grants of 575,000 options and 120,000 shares of restricted stock thereunder, in addition to entering into employment agreements with key employees and officers of the Company. The 2000 Incentive Stock Plan is subject to stockholder approval.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $250,000,000

                                 ANCHOR GAMING

                               OFFER TO EXCHANGE
           ALL OUTSTANDING 9 7/8% SENIOR SUBORDINATED NOTES DUE 2008
                 FOR 9 7/8% SENIOR SUBORDINATED NOTES DUE 2008

                                     [LOGO]

                                   PROSPECTUS

                                    -  , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 78.7502 of the Nevada General Corporation Law ("NGCL") permits a corporation to indemnify any person who was, or is threatened to be made a party in a completed, pending, or threatened proceeding, whether civil, criminal, administrative, or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee, or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorney's fees, judgments, fines and amounts paid in settlement. The person to be indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful.

    With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue, or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

    Under Section 78.751 of the NGCL, unless indemnification is ordered by a court, the determination must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in certain circumstances by independent legal counsel in a written opinion. Section 78.751 permits the Articles of Incorporation or Bylaws to provide for payment to an officer or director of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

    Section 78.7502 also provides that to the extent a director, officer, employee, or agent has been successful on the merits or otherwise in the defense of any such action, he or she must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

    The Company's Articles of Incorporation and Bylaws contain provisions requiring it to indemnify its executive officers and directors to the full extent permitted by the Nevada General Corporation Law.

    The Company has entered into indemnity agreements (the "Indemnification Agreements") with certain of its directors and executive officers. Each such Indemnification Agreement provides for indemnification of directors or executive officers, as the case may be, of the Company to the fullest extent permitted by Nevada Law and additionally permits advancing attorneys' fees and all other costs, expenses, obligations, fines and losses, paid or incurred by a director or executive officer generally in connection with the investigation, defense or other participation in any threatened, pending or completed action, suit or proceeding or any inquiry or investigation thereof, whether conducted by or on behalf of the Company or any other party. If it is later determined that the director or executive officer is or was not entitled to indemnification under applicable law, the Company is entitled to reimbursement by the director or executive officer.

    The Indemnification Agreements further provide that in the event of a change in control of the Company, all matters thereafter arising concerning the rights of directors and executive officers to indemnity payments and expense advances, all determinations regarding excludable claims will be made by a special independent legal counsel engaged by the Company.

    To the extent that the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to indemnify directors and executive officers, such repeal or limitation may not be effective as to directors and executive officers who are currently parties to the Indemnification Agreements, because their rights to full protection are contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors and executive officers of the Company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following exhibits are part of this registration statement on Form S-4 and are numbered in accordance with Item 601 of Regulation S-K. SEE INDEX TO EXHIBITS.

    (b) The following financial statement schedules are part of this registration statement on Form S-4. SEE INDEX TO FINANCIAL STATEMENT SCHEDULES.

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 under the Securities Act of 1933, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

    (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed part of the registration statement as of the time it was declared effective.

                                   SIGNATURES

    Pursuant to the requirement of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on November 13, 2000.

                                                       ANCHOR GAMING

                                                       By:            /s/ THOMAS J. MATTHEWS
                                                            -----------------------------------------
                                                                        Thomas J. Matthews
                                                              CHIEF EXECUTIVE OFFICER AND PRESIDENT

                               POWER OF ATTORNEY

    Each of the undersigned officers and directors of Anchor Gaming hereby constitutes and appoints Thomas J. Matthews, Geoffrey A. Sage and David D. Johnson, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign Anchor Gaming's Registration Statement on Form S-4, and any other Registration Statement relating to the same offering, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                   TITLE                      DATE
                   ---------                                   -----                      ----
             /s/ THOMAS J. MATTHEWS               Chief Executive Officer,
     --------------------------------------       President, Director and Chairman  November 13, 2000
               Thomas J. Matthews                 of the Board

               /s/ JOSEPH MURPHY                  Vice-President, Chief Operating
     --------------------------------------       Officer--Gaming Operations and    November 13, 2000
                 Joseph Murphy                    Director

              /s/ GEOFFREY A. SAGE
     --------------------------------------       Chief Financial Officer,          November 11, 2000
                Geoffrey A. Sage                  Treasurer and Secretary

              /s/ RICHARD R. BURT
     --------------------------------------       Vice Chairman of the Board and    November 10, 2000
                Richard R. Burt                   Director

                   SIGNATURE                                   TITLE                      DATE
                   ---------                                   -----                      ----
              /s/ STUART D. BEATH
     --------------------------------------       Director                          November 13, 2000
                Stuart D. Beath

             /s/ GLEN J. HETTINGER
     --------------------------------------       Director                          November 13, 2000
               Glen J. Hettinger

                               INDEX TO EXHIBITS

       EXHIBIT
       NUMBER
---------------------
        2.1             Agreement and Plan of Merger dated as of March 9, 1999 among
                        Anchor Gaming, Olive AP Acquisition Corporation and
                        Powerhouse Technologies, Inc. (Incorporated by reference to
                        Exhibit 2.1 of our Current Report on Form 8-K dated March
                        12, 1999.)

        2.2             Amendment No. 1 to Merger Agreement dated as of March 19,
                        1999 among Anchor Gaming, Olive AP Acquisition Corporation and Powerhouse Technologies, Inc. (Incorporated by reference to Exhibit 2.2 of our Current Report on Form 8-K dated July
                        14, 1999.)

        3.1             Restated Articles of Incorporation of Anchor Gaming.
                        (Incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1 (Registration No.
                        33-71870).)

        3.2             Restated Bylaws of Anchor Gaming. (Incorporated by reference to Exhibit 3.2 to our Registration Statement on Form S-1
                        (Registration No. 33-71870).)

        4.1 Specimen of Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-1 (Registration No. 33-71870).)

        4.2             Rights Agreement between Anchor Gaming and the Rights Agent.
                        (Incorporated by reference to Exhibit 4.2 to our June 30,
                        1998 Annual Report on Form 10-K (File No. 0-23124).)

        4.3             Certificate of Designation, Preferences, and Rights of
                        Series A Junior Participating Preferred Stock. (Incorporated
                        by reference to Exhibit 4.3 to our June 30, 1998 Annual
                        Report on Form 10-K (File No. 0-23124).)

        4.4 Indenture for 9 7/8% Senior Subordinated Notes Due 2008, dated October 17, 2000. (Incorporated by reference to Exhibit 10.42 to our Amended Annual Report on Form 10-K/A filed October 27, 2000 (File No. 0-23124).)

        4.5*            Registration Rights Agreement dated as of October 17, 2000, by and among Anchor Gaming, certain subsidiaries of Anchor
                        Gaming and Banc of America Securities LLC as representative for the Initial Purchasers.

        5.1**           Opinion of Hughes & Luce, L.L.P. dated November       ,
                        2000, regarding the validity of the exchange notes.

        5.2**           Opinion of David D. Johnson dated November       , 2000,
                        regarding the validity of the exchange notes.

        9.1             Irrevocable Proxy of Michael B. Fulton in favor of Stanley
                        E. Fulton dated January 19, 1999. (Incorporated by reference to Exhibit 9.10 to our June 30, 1999 Annual Report on
                        Form 10-K (File No. 0-23124).)

        9.2             Irrevocable Proxy of Stanley M. Fulton in favor of Stanley
                        E. Fulton dated January 19, 1999. (Incorporated by reference to Exhibit 9.11 to our June 30, 1999 Annual Report on
                        Form 10-K (File No. 0-23124).)

        9.3             Irrevocable Proxy of Elizabeth F. Jones in favor of Stanley
                        E. Fulton dated January 19, 1999. (Incorporated by reference to Exhibit 9.12 to our June 30, 1999 Annual Report on
                        Form 10-K (File No. 0-23124).)

        9.4             Irrevocable Proxy of Lucinda F. Tischer in favor of Stanley
                        E. Fulton dated January 19, 1999. (Incorporated by reference to Exhibit 9.13 to our June 30, 1999 Annual Report on
                        Form 10-K (File No. 0-23124).)

       EXHIBIT
       NUMBER
---------------------
        9.5             Irrevocable Proxy of Deborah J. Fulton in favor of Stanley
                        E. Fulton dated January 19, 1999. (Incorporated by reference to Exhibit 9.14 to our June 30, 1999 Annual Report on
                        Form 10-K (File No. 0-23124).)

        9.6             Irrevocable Proxy of Maryland Park Apartments, Inc. in favor of Stanley E. Fulton dated January 22, 1999. (Incorporated by reference to Exhibit 9.15 to our June 30, 1999 Annual
                        Report on Form 10-K (File No. 0-23124).)

        9.7             Irrevocable Proxy of Virginia L. Fulton in favor of Stanley
                        E. Fulton dated January 19, 1999. (Incorporated by reference to Exhibit 9.16 to our June 30, 1999 Annual Report on
                        Form 10-K (File No. 0-23124).)

       10.1             Promissory Notes of Anchor Coin, D D Stud, Inc., and C. G.
                        Investments, Inc. to Stanley E. Fulton. (Incorporated by reference to Exhibit 10.4 to our Registration Statement on Form S-1 (Registration No. 33-71870).)

       10.2             Promissory Note of Colorado Grande Enterprises, Inc. to C.G.
                        Investments, Inc. (Incorporated by reference to Exhibit 10.5 to our Registration Statement on Form S-1 (Registration No.
                        33-71870).)

       10.3             Lease and Sublease Agreement between Smith's Food & Drug
                        Centers, Inc. and Anchor Coin, dated July 28, 1993.
                        (Confidential Treatment for a portion of this document was requested and granted pursuant to Rule 406 under the
                        Securities Act.) (Incorporated by reference to Exhibit 10.10 to our Registration Statement on Form S-1 (Registration
                        No. 33-71870).)

       10.4             Fourth Amendment to Lease and Sublease Agreement dated
                        February 27, 1996 between Smith's Food and Drug Centers,
                        Inc. and Anchor Coin. (Incorporated by reference to
                        Exhibit 10.4 to our June 30, 2000 Annual Report on Form 10-K
                        (File No. 0-23124).)

       10.5             Employment Agreement between Anchor Gaming and Stanley E.
                        Fulton. (Incorporated by reference to Exhibit 10.10 to our June 30, 1994 Annual Report on Form 10-K (File
                        No. 0-23124).)

       10.6             Option Agreement between Thomas J. Matthews and Anchor
                        Gaming. (Incorporated by reference to Exhibit 10.19 to our June 30, 1994 Annual Report on Form 10-K (File
                        No. 0-23124).)

       10.7             Option Agreement between Joseph Murphy and Anchor Gaming.
                        (Incorporated by reference to Exhibit 10.20 to our June 30,
                        1994 Annual Report on Form 10-K (File No. 0-23124).)

       10.8             Option Agreement between William Randall Adams and Anchor
                        Gaming. (Incorporated by reference to Exhibit 10.21 to our June 30, 1994 Annual Report on Form 10-K (File
                        No. 0-23124).)

       10.9             Option Agreement between Geoffrey A. Sage and Anchor Gaming.
                        (Incorporated by reference to Exhibit 10.25 to our June 30,
                        1994 Annual Report on Form 10-K (File No. 0-23124).)

       10.10            Option Agreement between Stuart D. Beath and Anchor Gaming.
                        (Incorporated by reference to Exhibit 10.26 to our June 30,
                        1994 Annual Report on Form 10-K (File No. 0-23124).)

       10.11            Form of Stock Option Agreement between Glen J. Hettinger and
                        Anchor Gaming. (Incorporated by reference to Exhibit 10.28 to our June 30, 1996 Annual Report on Form 10-K (File No.
                        000-23124).)

       EXHIBIT
       NUMBER
---------------------
       10.12            Form of Indemnification Agreement between Officers and
                        Directors and Anchor Gaming. (Incorporated by reference to
                        Exhibit 10.28 to our June 30, 1994 Annual Report on
                        Form 10-K (File No. 0-23124).)

       10.13            Indemnification Agreement between Glen J. Hettinger and
                        Anchor Gaming. (Incorporated by reference to Exhibit 10.30 to our June 30, 1998 Annual Report on Form 10-K (File
                        No. 0-23124).)

       10.14            Tax Indemnification Agreement between Stanley E. Fulton,
                        Anchor Gaming and its subsidiaries. (Incorporated by reference to Exhibit 10.29 to our June 30, 1994 Annual
                        Report on Form 10-K (File No. 0-23124).)

       10.15            Option Agreement between Elizabeth Fulton and Anchor Gaming.
                        (Incorporated by reference to Exhibit 10.30 to our June 30,
                        1994 Annual Report on Form 10-K (File No. 0-23124).)

       10.16            Anchor Gaming 1995 Employee Stock Option Plan. (Incorporated
                        by reference to Exhibit 10.31 to our June 30, 1995 Annual
                        Report on Form 10-K (File No. 0-23124).)

       10.17            Joint Venture Agreement, dated as of December 3, 1996 by and between Anchor Games,
                        d/b/a/ Anchor Coin, a Nevada corporation and our Subsidiary, and IGT. (Incorporated by reference to Exhibit 10.37 to our
                        June 30, 1997 Annual Report on Form 10-K (File
                        No. 0-23124).)

       10.18            Stock Option Agreement of William Adams dated April 2, 1997.
                        (Incorporated by reference to Exhibit 4.1 to our
                        Registration Statement on Form S-8 (File No. 333-53257).)

       10.19            Stock Option Agreement of Thomas J. Matthews dated April 2,
                        1997. (Incorporated by reference to Exhibit 4.2 to our
                        Registration Statement on Form S-8 (File No. 333-53257).)

       10.20            Stock Option Agreement of Joseph Murphy dated April 2, 1997.
                        (Incorporated by reference to Exhibit 4.3 to our
                        Registration Statement on Form S-8 (File No. 333-53257).)

       10.21            Loan Agreement, dated as of June 29, 1999 among Anchor
                        Gaming as borrower, the lenders therein named, and Bank of
                        America National Trust and Savings Association as
                        administrative agent. (Incorporated by reference to Exhibit
                        10.35 to our June 30, 1999 Annual Report on Form 10-K (File
                        No. 0-23124).)

       10.22 Form of Stock Option Agreement. (Incorporated by reference to Exhibit 10.36 to our June 30, 1996 Annual Report on
                        Form 10-K (File No. 0-23124).)

       10.23            Amendment No. 1 to Loan Agreement dated March 24, 2000
                        between Anchor Gaming, as borrower, Bank of America, N.A., as administrative agent and the other lenders named therein.
                        (Incorporated by reference to Exhibit 10.23 to our June 30,
                        2000 Annual Report on Form 10-K (File No. 0-23124).)

       10.24            Guaranty dated June 15, 2000 of Anchor Gaming in favor of
                        Bank of America, N.A., as administrative agent for the
                        benefit of lenders to the Pala Band of Mission Indians.
                        (Incorporated by reference to Exhibit 10.24 to our June 30,
                        2000 Annual Report on Form 10-K (File No. 0-23124).)

       10.25 Asset Purchase Agreement dated September 24, 2000 by and between My Way Holdings LLC and Nuevo Del Sol Turf Club,
                        Inc. (Incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed September 26, 2000 (File
                        No. 0-23124).)

       10.26            Stock Purchase Agreement dated September 24, 2000 between
                        Anchor Gaming and members of the Fulton family and their affiliates. (Incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K filed September 26, 2000
                        (File No. 0-23124).)

       EXHIBIT
       NUMBER
---------------------
       10.27            Assignment of Membership Interests in Ourway Realty, L.L.C.
                        dated September 24, 2000 between Anchor Gaming and Stanley
                        Fulton. (Incorporated by reference to Exhibit 99.4 to the
                        Current Report on Form 8-K filed September 26, 2000 (File
                        No. 0-23124).)

       10.28            Consulting Agreement dated September 24, 2000 entered into by Stanley Fulton and Anchor Gaming. (Incorporated by
                        reference to Exhibit 99.5 to the Current Report on Form 8-K filed September 26, 2000 (File No. 0-23124).)

       10.29            Form of Anchor Gaming Executive Stock Option Agreement.
                        (Incorporated by reference to Exhibit 10.29 to our Amended
                        Annual Report on Form 10-K/A filed October 27, 2000 (File
                        No. 0-23124).)

       10.30            Form of Anchor Gaming Director Stock Option Agreement.
                        (Incorporated by reference to Exhibit 10.30 to our Amended
                        Annual Report on Form 10-K/A filed October 27, 2000 (File
                        No. 0-23124).)

       10.31            Form of Anchor Gaming Restricted Stock Agreement.
                        (Incorporated by reference to Exhibit 10.31 to our Amended
                        Annual Report on Form 10-K/A filed October 27, 2000 (File
                        No. 0-23124).)

       10.32 Anchor Gaming 2000 Stock Incentive Plan. (Incorporated by reference to Exhibit 10.32 to our Amended Annual Report on Form 10-K/A filed October 27, 2000 (File No. 0-23124).)

       10.33            Form of Employment Agreement between Anchor Gaming and
                        Thomas J. Matthews. (Incorporated by reference to Exhibit
                        10.33 to our Amended Annual Report on Form 10-K/A filed
                        October 27, 2000 (File No. 0-23124).)

       10.34            Form of Employment Agreement between Anchor Gaming and
                        Joseph Murphy. (Incorporated by reference to Exhibit 10.34 to our Amended Annual Report on Form 10-K/A filed October
                        27, 2000 (File No. 0-23124).)

       10.35            Form of Employment Agreement between Anchor Gaming and
                        Geoffrey A. Sage. (Incorporated by reference to Exhibit
                        10.35 to our Amended Annual Report on Form 10-K/A filed
                        October 27, 2000 (File No. 0-23124).)

       10.36            Form of Employment Agreement between Anchor Gaming and David
                        D. Johnson. (Incorporated by reference to Exhibit 10.36 to our Amended Annual Report on Form 10-K/A filed October 27,
                        2000 (File No. 0-23124).)

       10.37            Amendment No. 2, dated October 17, 2000, to Loan Agreement dated June 29, 1999 among Anchor Gaming as Borrower, the
                        Lenders therein named and Bank of America N.A. as
                        Administrative Agent. (Incorporated by reference to Exhibit
                        10.37 to our Amended Annual Report on Form 10-K/A filed
                        October 27, 2000 (File No. 0-23124).)

       10.38            Amendment No. 1, dated October 17, 2000, to Guaranty dated
                        June 15, 2000 by Anchor Gaming in favor of Bank of America,
                        N.A. as Administrative Agent and the other lenders named
                        therein that are party to the Pala Loan Agreement.
                        (Incorporated by reference to Exhibit 10.38 to our Amended
                        Annual Report on Form 10-K/A filed October 27, 2000 (File
                        No. 0-23124).)

       10.39            Anchor Gaming's $35,000,000 Promissory Note, dated October
                        17, 2000, to Bankers Trust Company. (Incorporated by reference to Exhibit 10.39 to our Amended Annual Report on Form 10-K/A filed October 27, 2000 (File No. 0-23124).)

       10.40            Anchor Gaming's $15,000,000 Promissory Note, dated October
                        17, 2000, to Lehman Commercial Paper, Inc. (Incorporated by
                        reference to Exhibit 10.40 to our Amended Annual Report on
                        Form 10-K/A filed October 27, 2000 (File No. 0-23124).)

       EXHIBIT
       NUMBER
---------------------
       10.41            Joinder and Assumption Agreement, dated October 17, 2000,
                        among Anchor Gaming as Borrower, Bankers Trust as Increasing
                        Lender, Lehman Commercial Paper, Inc. as Joining Lender and
                        Bank of America N.A. as Administrative Agent pursuant to
                        June 29, 1999 Loan Agreement. (Incorporated by reference to
                        Exhibit 10.41 to our Amended Annual Report on Form 10-K/A
                        filed October 27, 2000 (File No. 0-23124).)

       21.1             List of Subsidiary Corporations. (Incorporated by reference to Exhibit 21.1 to our June 30, 2000 Annual Report on
                        Form 10-K (File No. 0-23124))

       23.1*            Consent of Deloitte & Touche LLP.

       23.2** Consent of Hughes & Luce, L.L.P. (included in Exhibit 5.1 hereto).

       23.3** Consent of David D. Johnson (included in Exhibit 5.2 hereto).

       24.1*            Power of Attorney (included on signature page hereof).

       25.1**           Form T-1, Statement of Eligibility of Trustee.

       27.1             Financial Data Schedule. (Incorporated by reference to
                        Exhibit 27.1 to our June 30, 2000 Annual Report on
                        Form 10-K (File No. 0-23124))

       99.1**           Form of Letter of Transmittal for Outstanding Senior
                        Subordinated Notes due 2008.

       99.2**           Form of Notice of Guaranteed Delivery for Outstanding Senior
                        Subordinated Notes due 2008.

       99.3**           Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and Other Nominees for Outstanding Senior
                        Subordinated Notes due 2008.

       99.4**           Form of Letter to Clients for Outstanding Senior
                        Subordinated Notes due 2008.

------------------------

*   Filed herewith

**  To be filed by amendment

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

    Schedule II--Valuation and Qualifying Accounts--Years Ended June 30, 1998, 1999, and 2000. (Incorporated by reference to Schedule II to our June 30, 2000 Annual Report on Form 10-K (File No. 0-23124).)

                                     II-11